As filed with the Securities and Exchange Commission on _______, 1998
                                                           Registration No. 333-


                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                    FORM S-4
             Registration Statement Under the Securities Act of 1933

                      MIDLAND CAPITAL HOLDINGS CORPORATION
             (Exact name of registrant as specified in its charter)


            Delaware                     6120                     36-2065326
--------------------------------------------------------------------------------
                                    (Primary Standard
(State or other jurisdiction of   Industrial Classification  (I.R.S. Employer
incorporation or organization)        Code Number)           Identification No.)

                                                     PAUL M. ZOGAS
    8929 South Harlem Avenue             Midland Capital Holdings Corporation
   Bridgeview, Illinois 60455                  8929 South Harlem Avenue
         (708) 598-9400                       Bridgeview, Illinois 60455
                                                    (708) 598-9400

(Address, including ZIP code, and         (Address, including ZIP code, and
telephone number, including area          telephone number, including area
code, of registrant's principal           code, of agent for service)
executive offices)

                                   COPIES TO:

                              KIP A. WEISSMAN, P.C.
                         Silver, Freedman & Taff, L.L.P.
                           1100 New York Avenue, N.W.
                             Washington, D.C. 20005

         Approximate date of commencement of proposed sale of the securities to the public: As soon as practicable after this Registration Statement becomes effective.

         If the securities being registered on this Form are being offered in connection with formation of a holding company and there is compliance with General Instruction G, check the following box. [X]

         The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until this Registration Statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

                                               Calculation of Registration Fee

                                                               Proposed maximum        Proposed maximum
      Title of each class of              Amount to             offering price        aggregate offering         Amount of
    securities to be registered        be registered(1)          per share(2)              price(2)           registration fee
    ---------------------------        ----------------          ------------              --------           ----------------
Common Stock, $.01 par value            363,975 shares              $30.25                $11,010,243             $3,250

(1) Based upon the estimated maximum number of shares of Midland Capital Holdings Corporation's (the "Company") common stock, par value $.01 per share ("Company Common Stock"), that may be issued upon consummation of the merger of a wholly owned subsidiary of the Company with and into Midland Federal Savings and Loan Association ("Midland") as described herein, and upon exercise of securities exercisable for shares of Midland common stock, par value $.01 per share ("Midland Common Stock").
(2) Estimated solely for the purpose of calculating the registration fee. Pursuant to Rule 457(f)(1) and 457(c), and solely for purposes of calculating the registration fee, the proposed maximum aggregate offering price is $11,010,243, which equals (x) the average of the high and low sale prices of the Midland Common Stock of $30.25 as reported on the Nasdaq Small Cap Market on June 17, 1998, multiplied by (y) 363,975, the total number of shares of Midland Common Stock (including shares issuable pursuant to the exercise of outstanding options to purchase Midland Common Stock) to be canceled in the Merger. The proposed maximum offering price per share is equal to the proposed maximum aggregate offering price determined in the manner described in the preceding sentence divided by the maximum number of shares of Company Common Stock that could be issued in the Merger.

                      MIDLAND CAPITAL HOLDINGS CORPORATION

                Cross-Reference Sheet Pursuant to Item 501(b) of
               Regulation S-K Between Items in Part I of Form S-4
                         and Prospectus/Proxy Statement

    Item
   Number                      Caption in Form S-4                                Caption in Prospectus
   ------                      -------------------                                ---------------------
   1           Forepart of Registration Statement and Outside      Facing Page of Registration Statement; Cross-
               Front Cover Page of Prospectus..................... Reference Sheet; Available Information

   2           Inside Front and Outside Back Cover Pages           Cover Page; Table of Contents; Available
               of Prospectus...................................... Information; Financial Statements

   3           Risk Factors, Ratios of Earnings to Fixed           Summary; The Company
               Charges and Other Information......................

   4           Terms of the Transaction........................... Summary; Proposal I -- The Holding Company
                                                                   Merger and Reorganization, Appendix A

   5           Pro Forma Financial Information.................... Financial Statements

   6           Material Contracts With the Company                 Summary; Proposal I -- The Holding Company
               Being Acquired..................................... Merger and Reorganization; Appendix A

   7           Additional Information Required for Reoffering      Not Applicable
               by Persons and Parties Deemed to be
               Underwriters.......................................

   8           Interests of Named Experts and Counsel............. Legal Opinion

   9           Disclosure of Commission Position on Indemni-       Proposal I -- The Holding Company Merger and
               fication for Securities Act Liabilities............ Reorganization - Comparison of Stockholder
                                                                   Rights

  10           Information With Respect to S-3 Registrants........ Not Applicable

  11           Incorporation of Certain Information by             Not Applicable
               Reference..........................................

    Item
   Number                      Caption in Form S-4                                Caption in Prospectus
   ------                      -------------------                                ---------------------
  12           Information With Respect to S-2 or S-3              Not Applicable
               Registrants........................................


  13           Incorporation of Certain Information by             Not Applicable
               Reference..........................................

  14           Information With Respect to Registrants             Proposal I -- The Holding Company Merger and
               Other Than S-3 or S-2 Registrants.................. Reorganization; Financial Statements; The
                                                                   Company; Appendix D

  15           Information With Respect to S-3 Companies.......... Not Applicable

  16           Information With Respect to S-2 or S-3              Not Applicable
               Companies..........................................

  17           Information With Respect to Companies Other         Not Applicable
               Than S-3 or S-2 Companies..........................

  18           Information if Proxies, Consents or                 Summary; General Information; Proposal I --The
               Authorizations are to be Solicited................. Holding Company Merger and Reorganization

  19           Information if Proxies, Consents or                 Not Applicable
               Authorizations are not to be Solicited or
               in an Exchange Offer...............................

                  MIDLAND FEDERAL SAVINGS AND LOAN ASSOCIATION
                            8929 South Harlem Avenue
                           Bridgeview, Illinois 60455
                                 (708) 598-9400


                    NOTICE OF SPECIAL MEETING OF STOCKHOLDERS
                           To be Held on July 15, 1998

       Notice is hereby given that a Special Meeting of Stockholders (the "Meeting") of Midland Federal Savings and Loan Association (the "Association") will be held at the main office of the Association, located at 8929 Harlem Avenue, Bridgeview, Illinois on July 15, 1998 at 2:00 p.m.

       A Proxy Card and a Proxy Statement for the Meeting are enclosed.

       The Meeting is for the purpose of considering and acting upon:

       1. A proposal to adopt a holding company structure for the Association with the result that the Association will become a wholly-owned subsidiary of Midland Capital Holdings Corporation as provided in the Merger Agreement and Plan of Reorganization (the "Merger Agreement") attached as Appendix A to this Proxy Statement;

       2. A proposal to adjourn the Meeting in the event that a sufficient number of votes necessary to approve the Merger Agreement is not received; and

such other matters as may properly come before the Meeting, or any adjournments thereof. The Board of Directors is not aware of any other business to come before the Meeting.

       Any action may be taken on the foregoing proposal at the Meeting on the date specified above, or on any date or dates to which the Meeting may be adjourned. Stockholders of record at the close of business on June 15, 1998 are the stockholders entitled to vote at the Meeting, and any adjournments thereof.

       You are requested to fill in and sign the enclosed form of proxy which is solicited on behalf of the Board of Directors, and to mail it promptly in the enclosed envelope. The proxy will not be used if you attend and vote at the Meeting in person.

                                            By Order of the Board of Directors


                                            /s/Paul M. Zogas
                                            ----------------
                                            Paul M. Zogas
                                            Chairman of the Board, President and
                                            Chief Executive Officer

Bridgeview, Illinois
June 22, 1998


IMPORTANT: THE PROMPT RETURN OF PROXIES WILL SAVE THE ASSOCIATION THE EXPENSE OF FURTHER REQUESTS FOR PROXIES TO ENSURE A QUORUM AT THE MEETING. A SELF-ADDRESSED ENVELOPE IS ENCLOSED FOR YOUR CONVENIENCE. NO POSTAGE IS REQUIRED IF MAILED WITHIN THE UNITED STATES.

                               PROXY STATEMENT OF
                  MIDLAND FEDERAL SAVINGS AND LOAN ASSOCIATION
                            8929 South Harlem Avenue
                           Bridgeview, Illinois 60455
                                 (708) 598-9400

                            -------------------------

               PROSPECTUS OF MIDLAND CAPITAL HOLDINGS CORPORATION
                            8929 South Harlem Avenue
                           Bridgeview, Illinois 60455
                                 (708) 598-9400

                            -------------------------

                         SPECIAL MEETING OF SHAREHOLDERS
                 OF MIDLAND FEDERAL SAVINGS AND LOAN ASSOCIATION

                            TO BE HELD JULY 15, 1998

       This Proxy Statement/Prospectus (the "Proxy Statement/Prospectus") is furnished in connection with the solicitation of proxies by the Board of Directors of Midland Federal Savings and Loan Association (the "Association"), for use at the Special Meeting of Shareholders of the Association (the "Meeting") to be held on July 15, 1998, at 2:00 p.m., local time, at the corporate offices of the Association at 8929 South Harlem Avenue, Bridgeview, Illinois 60455, and at any and all adjournments thereof. At the Special Meeting, shareholders of the Association will be asked to consider and vote upon a proposal to reorganize the Association into a holding company form of organization (the "Reorganization") in accordance with a Merger Agreement and Plan of Reorganization (the "Merger Agreement"), a copy of which is attached hereto as Exhibit A. As a result of the Reorganization, the Association will, subject to necessary regulatory approvals, become a wholly owned subsidiary of a newly formed Delaware corporation, Midland Capital Holdings Corporation (the "Company"), and each outstanding share of common stock of the Association, $.01 par value per share (the "Association Common Stock") will become, by operation of law, one share of common stock of the Company, $0.01 par value per share (the "Company Common Stock").

       The adoption of a holding company structure will offer the Association broader investment opportunities as well as increased organizational flexibility. The adoption of a holding company structure will also offer the opportunity to repurchase shares without adverse tax consequences.
                                                        (continued on next page)

         THESE   SECURITIES  HAVE  NOT  BEEN  APPROVED  OR  DISAPPROVED  BY  THE
SECURITIES  AND  EXCHANGE  COMMISSION,  THE  OFFICE OF THRIFT  SUPERVISION,  THE
FEDERAL DEPOSIT INSURANCE CORPORATION OR ANY STATE SECURITIES COMMISSION, NOR HAS THE SECURITIES AND EXCHANGE COMMISSION, THE OFFICE OF THRIFT SUPERVISION, THE FEDERAL DEPOSIT INSURANCE CORPORATION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROXY STATEMENT/PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE. THE SECURITIES OFFERED HEREBY ARE NOT SAVING ACCOUNTS, DEPOSITS OR OTHER OBLIGATIONS OF ANY BANK OR SAVINGS ASSOCIATION AND ARE NOT INSURED BY THE FEDERAL DEPOSIT INSURANCE CORPORATION, THE BANK INSURANCE FUND, THE SAVINGS ASSOCIATION INSURANCE FUND OR ANY OTHER GOVERNMENTAL AGENCY AND ARE SUBJECT TO INVESTMENT RISKS, INCLUDING POSSIBLE LOSS OF PRINCIPAL.

                            -------------------------
          The date of this Proxy Statement/Prospectus is June 22, 1998.

       This Proxy Statement/Prospectus also constitutes the Prospectus of the Company under the Securities Act of 1933, as amended (the "Securities Act"), with respect to the issuance of up to 363,975 shares of Company Common Stock to shareholders of the Association in exchange for an equal number of shares of Association Common Stock upon consummation of the Reorganization.

       The Proxy Statement/Prospectus does not cover any resales of Company Common Stock received by the Association's shareholders upon completion of the Reorganization. No person is authorized to make any use of this Proxy Statement/Prospectus in connection with any such resale or in connection with the offer or sale of any other securities.

                              AVAILABLE INFORMATION

       This Proxy Statement of the Association also serves as the prospectus relating to the offer and sale by the Company of the Company Common Stock, offered in exchange for the outstanding shares of the Association Common Stock, in connection with the Reorganization pursuant to which the Company would become the holding company for the Association, as more fully discussed under "Proposal I -- The Holding Company Merger and Reorganization."

       The Company has filed with the Securities and Exchange Commission (the "SEC") a Registration Statement on Form S-4 under the Securities Act of 1933, as amended, with respect to the shares of Company Common Stock issuable upon conversion of Association Common Stock in the Reorganization as described herein. As permitted by the rules and regulations of the SEC, this Proxy Statement omits certain information contained in the Registration Statement. For further information pertaining to Company Common Stock offered hereby, reference is made to the Registration Statement and to the exhibits thereto, which will be available for inspection and copying at the Commission's public reference facilities located at: Judiciary Plaza, 450 Fifth Street, N.W., Room 1024, Washington, D.C. 20549; 7 World Trade Center, 13th Floor, New York, New York 10048; and Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60621. Copies of such material may be obtained at prescribed rates by writing to the Commission, Public Reference Section, 450 Fifth Street, N.W., Washington, D.C. 20549. If available, such information may also be accessed through the Commission's electronic data gathering, analysis and retrieval system via electronic means, including the Commission's web site on the Internet (http://www.sec.gov).

       NO PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR MAKE ANY REPRESENTATIONS IN CONNECTION WITH THE TRANSACTIONS DESCRIBED IN THIS PROXY STATEMENT/PROSPECTUS OTHER THAN THOSE CONTAINED HEREIN, AND IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY EITHER THE ASSOCIATION OR THE COMPANY OR THEIR MANAGEMENT. EXCEPT AS OTHERWISE EXPRESSLY INDICATED, ALL INFORMATION IS GIVEN AS OF THE DATE OF THIS PROXY STATEMENT/PROSPECTUS. NEITHER THE DELIVERY OF THIS PROXY STATEMENT/PROSPECTUS AFTER SUCH DATE NOR ANY OFFER, SALE OR EXCHANGE OF ANY SECURITY MADE HEREUNDER AFTER SUCH DATE SHALL UNDER ANY CIRCUMSTANCE CREATE ANY IMPLICATION THAT THERE HAS NOT BEEN ANY CHANGE IN THE INFORMATION SET FORTH HEREIN SINCE SUCH DATE.

                                TABLE OF CONTENTS

                                                                           Page
                                                                           ----


SUMMARY.....................................................................  1
       Date, Time and Place of Meeting......................................  1
       Purpose of Meeting...................................................  1
       Record Date..........................................................  1
       Vote Required for Approval of Proposals..............................  1
       The Holding Company Reorganization.................................... 1
       Conditions and Regulatory Approvals..................................  2
       Federal Income Tax Consequences......................................  2
       Rights of Dissenting Stockholders....................................  2
       Regulation and Supervision...........................................  2
       Differences Between Bank Common Stock
         and Company Common Stock............................................ 2
       Recommendation and Reasons............................................ 2

GENERAL INFORMATION.......................................................... 3
       Introduction.......................................................... 3
       Revocation of Proxies................................................. 3
       Vote Required for Approval of Proposals............................... 3
       Voting Securities and Principal Holders Thereof....................... 3

PROPOSAL I -- THE HOLDING COMPANY MERGER AND
   REORGANIZATION............................................................ 5
       Parties to the Merger Agreement....................................... 5
       Reasons for the Reorganization........................................ 5
       Description of the Transaction; Exchange Ratio........................ 6
       Certain Relationships and Related Transactions........................ 6
       Federal Income Tax Consequences....................................... 7
       Rights of Dissenting Stockholders..................................... 8
       Conditions to the Reorganization...................................... 9
       Amendment or Termination............................................. 10
       Effective Date of the Reorganization................................. 10
       Exchange of Stock Certificates Not Required.......................... 10
       Operations After the Reorganization.................................. 10
       Accounting Treatment................................................. 11
       Bank Incentive Plan and Stock Option Plan............................ 11
       Comparison of Stockholder Rights..................................... 11
       Other Restrictions on Acquisitions of Stock.......................... 16

PROPOSAL II -- ADJOURNMENT OF
  THE SPECIAL MEETING........................................................17

FINANCIAL STATEMENTS........................................................ 18

THE ASSOCIATION............................................................. 18

THE COMPANY................................................................. 19
       General ............................................................. 19
       Regulation........................................................... 19
       Federal and State Taxation........................................... 20
       Restrictions on Resale of Company Stock Received
         by Certain Persons................................................. 20
       Company Management................................................... 21

LEGAL OPINION............................................................... 21

STOCKHOLDER PROPOSALS....................................................... 21

OTHER MATTERS............................................................... 22

APPENDIX A -- MERGER AGREEMENT AND PLAN OF REORGANIZATION...................A-1

APPENDIX B -- HOLDING COMPANY CERTIFICATE OF INCORPORATION..................B-1

APPENDIX C -- RIGHTS OF DISSENTING STOCKHOLDERS ............................C-1

APPENDIX D -- ANNUAL REPORT TO STOCKHOLDERS FOR
 THE FISCAL YEAR ENDED JUNE 30, 1997........................................D-1

APPENDIX E - QUARTERLY REPORT TO STOCKHOLDERS ON
FORM 10-QSB FOR THE QUARTER END MARCH 31, 1998............................. E-1

                                     SUMMARY

         The following is a summary of certain information contained in this Proxy Statement/Prospectus. This summary is not complete and is qualified in its entirety by the more detailed information appearing in this Proxy Statement/Prospectus and appendices. Stockholders should review the entire Proxy Statement/Prospectus and, in particular, the specific sections referred to in this summary.


Date, Time and Place of Meeting

         The Meeting will be held on July 15, 1998, at 2:00 p.m., Bridgeview, Illinois time, at the main office of the Association, located at 8929 South Harlem Avenue, Bridgeview, Illinois.

Purpose of Meeting

         The primary purpose of the Meeting is to consider and vote upon a proposal to adopt a holding company structure. If the proposal to adopt a holding company structure is approved, the Association will conduct its operations as a wholly-owned subsidiary of the Company, a Delaware corporation formed for the purpose of serving as the holding company for the Association.

         Stockholders are also being asked to vote on a proposal to adjourn the Meeting if sufficient votes are not obtained to approve the holding company structure.

Record Date

         Only holders of record of shares of the Association Common Stock at the close of business on June 15, 1998 are entitled to vote at the Meeting.

Vote Required for Approval of Proposals

         The affirmative vote of the holders of at least 181,989 shares of Association Common Stock, 50% of the total shares outstanding on the record date plus one share, is required to approve the proposal to adopt a holding company structure. The affirmative vote of a majority of the shares voted on such proposal is required to approve the proposal to adjourn the Meeting. Directors, officers and their affiliates (7 persons) beneficially own 212,813 shares, or 57.1% of the Association's outstanding Common Stock.

The Holding Company Reorganization

         Under The Merger Agreement attached hereto as Appendix A, the Association will be merged with an interim subsidiary of the Company. As a result of the Reorganization each share of Association Common Stock will be converted into one share of the Company Common Stock. See "Proposal I -- The Holding Company Merger and Reorganization -- Description of the Transaction; Exchange Ratio."

Conditions and Regulatory Approvals

         The consummation of the Reorganization is conditioned upon the fulfillment of certain conditions set forth in the Merger Agreement, including approval by the stockholders of the Association and by the OTS. See "Proposal I -- The Holding Company Merger and Reorganization -- Conditions to the Reorganization."

Federal Income Tax Consequences

         The Merger will qualify as a tax-free reorganization. No gain or loss will be recognized by Association stockholders whose shares are converted into Company Common Stock. See "Proposal I -- The Holding Company Merger and Reorganization -- Federal Income Tax Consequences."

Rights of Dissenting Stockholders

         Under federal regulations, dissenters' rights of appraisal are available to Midland shareholders who follow certain prescribed procedures. In the event that the holders of more than 10% of the Association's Common Stock perfect their rights to appraisal, the Association may determine not to consummate the Reorganization. See "Proposal I -- The Holding Company Merger and Reorganization -- Rights of Dissenting Stockholders."

Regulation and Supervision

         After the Reorganization, the Company will be a thrift institution holding company regulated by the OTS. It will be subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and in accordance therewith will be required to file reports, proxy statements and other information with the SEC. See "The Company -- Regulation." The Association will continue to be regulated by the OTS.

Differences Between Association Common Stock and Company Common Stock

          After the consummation of the Reorganization, the rights of the stockholders of the Company will be governed by Delaware law and the Certificate of Incorporation and Bylaws of the Company, whereas the rights of stockholders of the Association are governed by its charter and bylaws and by federal statutes and regulations. As a result, certain differences will exist between the rights of stockholders of the Company and those of the Association. These differences relate to such matters as the issuance of additional capital stock, amendment of governing instruments, transactions with affiliates, limitations on director liability, and indemnification of officers and directors. For a description of these differences, see "Proposal I -- The Holding Company Merger and Reorganization -- Comparison of Stockholder Rights."

Recommendation and Reasons

         The Association's Board of Directors has unanimously approved the Merger Agreement and unanimously recommends that the stockholders vote FOR approval of the Reorganization. A holding company structure offers significant advantages in comparison to the Association's present corporate structure. These advantages include a broader range of permissible financial activities, increased organizational flexibility and the ability to repurchase Company stock without adverse tax consequences. The Board of Directors also recommend that stockholders vote FOR the proposal to adjourn the Meeting.

                               GENERAL INFORMATION

Introduction

         This Proxy Statement/Prospectus is furnished in connection with the solicitation on behalf of the Board of Directors of Midland of proxies, to be used at the Meeting of the Association to be held at the main office of the Association, located at 8929 South Harlem Avenue, Bridgeview, Illinois, on July 15, 1998 at 2:00 p.m., and at all adjournments of the Meeting. The accompanying Notice of Special Meeting and this Proxy Statement are first being mailed to stockholders on or about June 22, 1998.

Revocation of Proxies

         Stockholders who execute proxies retain the right to revoke them at any time. Unless so revoked, the shares represented by such proxies will be voted at the Meeting and at all adjournments thereof. The presence of a stockholder at the Meeting will not automatically revoke such stockholder's proxy. However, a stockholder may revoke a proxy at any time prior to its exercise by filing a written notice of revocation with, or delivering a duly executed proxy bearing a later date to, Charles Zogas, Secretary of the Association, 8929 South Harlem Avenue, Bridgeview, Illinois 60455, or by attending the Meeting and voting in person. Proxies solicited on behalf of the Board of Directors of the Association and not revoked will be voted in accordance with the directions given therein. Where no instructions are indicated, proxies will be voted FOR the proposals set forth in this Proxy Statement/Prospectus for consideration at the Meeting.

         Proxies marked as abstaining will be treated as present for purposes of determining a quorum at the Meeting, but will not be counted as voting on any matter as to which abstention is indicated. Proxies returned by brokers as "non-votes" on behalf of shares held in street name will not be treated as present for purposes of determining a quorum for the Meeting unless they are voted by the broker on at least one matter on the agenda. Such non-voted shares will not be counted as voting on any matter as to which a non-vote is indicated on the brokers' proxy.

Vote Required for Approval of Proposal

         Approval of the proposal to adopt a holding company requires the affirmative vote of the holders of a majority of the outstanding shares of the Association Common Stock plus one share. Approval of the proposal to adjourn the Meeting requires the affirmative vote of a majority of the shares voted on such proposal.

Voting Securities and Principal Holders Thereof

         Stockholders of record as of the close of business on June 15, 1998, will be entitled to one vote for each share then held. As of that date, the Association had 363,975 shares of Common Stock issued and outstanding. The following table sets forth information regarding share ownership of: (i) those persons or entities known by management to beneficially own more than five percent of the Association's Common Stock, (ii) the Association's Chief Executive Officer, and (iii) all directors and officers as a group.

    Beneficial Owner               Shares Beneficially Owned   Percent of Class
    ----------------               -------------------------   ----------------

Paul Zogas, Chairman of                  168,298(1)                  46.2%
 the Board, President and Chief
 Executive Officer
8929 South Harlem Avenue
Bridgeview, Illinois  60455

Charles Zogas, Director,                 168,298(1)                  46.2
 Executive Vice President and
 Secretary
8929 South Harlem Avenue
Bridgeview, Illinois  60455

Algerd A. Brazis, Director                21,725(2)                   5.9
8929 South Harlem Avenue
Bridgeview, Illinois  60455

Jeffrey S. Halis                          34,399(3)                   9.5
500 Park Avenue
Fifth Floor
New York, New York  10022

Richard A. Horstman                       20,000(4)                   5.5
31 Boulder Wood Drive
Bernardsville, New Jersey  07924

Directors and executive officers
 of the Association as a group           212,813(5)                  57.1
 (6 persons)

---------------
(1) The above information is reported in a Form 4 dated February 9, 1998, by the above-referenced persons plus 2,500 shares owned by Mr. Bruce Kannry, a business associate of Messrs. P. Zogas and C. Zogas. Each person reported sole voting and investment power with respect to the shares held by them and specifically disclaimed any ownership of the shares held by the other persons.
(2) The above information is as reported in a Schedule 13D dated July 7, 1993, by the above-referenced person plus an aggregate of 1,725 shares under options issued pursuant to the Stock Option Plan. Mr. Brazis reported shared voting and investment power with his wife with respect to the shares held by him and disclaimed any ownership of the shares held by other persons.
(3) The above information is as reported in a Schedule 13D dated July 6, 1993.
(4) The above information is as reported in a Schedule 13D dated September 9, 1993.
(5) This amount includes shares held directly as well as shares held by certain members of the named individuals' families with respect to which shares the respective directors and officers may be deemed to have sole or shared voting and investment power. It also includes the stock owned by Mr. Kannry as well as an aggregate of 8,625 shares granted under the Stock Option Plan.

           PROPOSAL I -- THE HOLDING COMPANY MERGER AND REORGANIZATION

         The statements contained in this Proxy Statement/Prospectus with respect to the terms and conditions of the Reorganization are subject to and qualified in their entirety by the detailed provisions of the Merger Agreement attached hereto as Appendix A.

Parties to the Merger Agreement

         Midland is a federally-chartered capital stock savings and loan association. The Company is a recently-formed business corporation chartered and organized under the laws of the State of Delaware for the purpose of becoming a holding company. See "The Company." New Bank ("New Bank") will be a newly-chartered federal interim savings and loan association organized by Midland and the Company solely for the purpose of implementing the proposed Reorganization. New Bank has not conducted, and prior to the merger with Midland will not conduct, any business operations except in connection with the Reorganization. Paul Zogas, President, of the Association, at the direction of the Board of Directors of the Association, acted as incorporator of the Company and as such is a party to the Merger Agreement. In order to facilitate the Reorganization, one share of Company Common Stock was issued to Mr. Zogas and will be redeemed upon consummation of the Reorganization.

Reasons for the Reorganization

         The  Board  of   Directors   of  Midland   has   determined   that  the
Reorganization is in the best interests of its stockholders and, accordingly, recommends that the stockholders vote FOR the Reorganization.

         The Reorganization and the formation of the Company as a thrift institution holding company offer Midland and the Company various potential advantages, including broader investment opportunities than those available to a savings association and increased organizational flexibility. Further, because the Company will not be subject to certain regulatory capital requirements, borrowing limitations and other restrictions applicable to Midland, the Company may have greater access to capital markets for financing the growth of Midland and possible future operating subsidiaries of the Company. A holding company structure would permit the Association to repurchase shares of Company Common Stock without adverse tax consequences, should the Board of Directors determine a repurchase program to be in the best interests of stockholders.

         Also, the Company could acquire other thrift institutions located in Illinois (and in certain circumstances outside Illinois) and, as a multiple thrift institution holding company, operate them as separate corporate entities. For example, an acquired thrift institution could retain its own directors, officers and corporate name as well as having representation on the Company's Board of Directors. This ability to offer more autonomous operations could be decisive in negotiations with acquisition candidates. However, while management continuously studies potential acquisition opportunities, there are no specific plans, understandings or agreements relating to the acquisition of any other thrift institutions by the Company. There can be no assurance that such acquisition opportunities will be available in the future or, if available, will be on terms deemed advantageous to the Company.

         The types of financial services and business activities currently permitted to a multiple thrift institution holding company are not substantially broader than those permitted to service corporations of federal thrift institutions. If, after becoming a multiple thrift institution holding company by acquiring and holding as separate entities more than one insured institution, the Company in the future determines that a broader range of business activities is desirable, it could, subject to tax, accounting and other considerations, merge its insured institution subsidiaries into a single insured institution subsidiary and thereby have authority to engage in virtually any legal business activity. This ability to diversify on a limited basis while acquiring other institutions through a multiple thrift institution holding company structure, or to have complete authority to diversify as a unitary thrift institution holding company, is believed by the Board of Directors of Midland to be a substantial operating advantage of the holding company structure.

         It is anticipated that (subject to the Company's financial condition) the Company may purchase Association Common Stock to provide capital to Midland when and if needed. If the Company were not formed, and Midland sought additional capital through the issuance of shares of Association Common Stock, stockholders desiring to avoid dilution of their percentage ownership of Midland would have to purchase additional shares of Association Common Stock with their personal funds. In contrast, such future infusions of capital may be made by the Company, through funds available from borrowing or from the operations of other subsidiaries which may be acquired by the Company in the future, without affecting the percentage ownership of stockholders of the Company. See "The Company -- Regulation."

         In the opinion of management, a holding company will be in a better position to respond competitively in a rapidly changing, financial environment. Management and the Board of Directors believe that operating as a holding company will serve the interests of the public and of Midland's stockholders, depositors and borrowers by improving its capabilities for service in a highly competitive environment.

Description of the Transaction; Exchange Ratio

         The Company, Midland and New Bank have executed the Merger Agreement pursuant to which the Reorganization will be implemented. In accordance with the Merger Agreement, New Bank (which is being organized as a wholly-owned subsidiary of the Company) will be merged with and into Midland, and all outstanding shares of Midland Common Stock will be converted into an equal number of shares of Company Common Stock. The existing stockholders of Midland will, after the Reorganization, own all of the outstanding shares of Company Common Stock in lieu of their present ownership of shares of Association Common Stock.

         All of the assets and liabilities of Midland and New Bank will become assets and liabilities of the surviving entity, which will retain its present home office and branch office locations and continue to carry on the business of Midland as a federally-chartered savings bank.

Certain Relationships and Related Transactions

         Directors and executive officers of the Association together with their affiliates, beneficially owned a total of 212,813 shares of the Association Common Stock (representing 57.1% of all outstanding shares of the Association Common Stock) on the Record Date.

         Certain members of the Association's management and the Association's Board may be deemed to have certain interests in the Reorganization that are in addition to their interest as a stockholder of the Association generally. The Association Board was aware of these interests and considered them, among other matters, in approving the Merger Agreement and the transactions contemplated thereby. Paul Zogas and Charles Zogas will vote for the Merger.

         Pursuant  to  the  Reorganization,  the  Company  will  assume  certain
contracts  and  benefit  plans  which  are  currently  the   obligation  of  the
Association.

         1993 Stock Option and Incentive Plan. The Association established the 1993 Stock Option and Incentive Plan (the "Stock Option Plan") to promote the long term interests of the Association and its stockholders by providing a means for attracting and retaining directors, officers and employees of the Association and its affiliates. The Stock Option Plan provides for awards of up to 17,250 shares of Company Stock of which options exercisable into 8,625 shares are currently outstanding. The Company will assume and continue the Stock Option Plan. See "-- Bank Incentive Plan and Stock Option Plan."

Federal Income Tax Consequences

         The Merger Agreement provides that it is a condition to the proposed Reorganization that, prior to the effective date of the Reorganization, Midland shall have received an opinion of its counsel, Silver, Freedman & Taff. L.L.P., (a limited liability partnership including professional corporations), 1100 New York Avenue, N.W., Washington, D.C. 20005, to the effect that, for federal income tax purposes:

                  (1) The Merger will constitute a reorganization within the meaning of Section 368(a)(1)(A) and 368 (a)(2)(E) of the Internal Revenue Code of 1986 (the "Code"). The reorganization will not be disqualified by reason of the fact that Company Common Stock is issued in the transaction (Section 368(a)(2)(E) of the Code). The Company, New Bank and the Association will each be a "party to a reorganization" within the meaning of Section 368(b) of the Code.

                  (2) No gain or loss will be recognized by the current Midland stockholders upon the exchange of their Association Common Stock solely in exchange for Company Common Stock.

                  (3) No gain or loss will be recognized to the Company on the receipt of Association Common Stock.

                  (4) No gain or loss will be recognized to New Bank on the transfer of substantially all of its assets to the Association.

                  (5) The basis of the Company Common Stock to be received by each current Association stockholder will be the same as the basis of Association Common Stock surrendered in the transaction.

                  (6) The holding period of the Company Common Stock to be received by the current Midland stockholders will include the holding period of the Association Common Stock surrendered in the transaction, provided that the Association Common Stock was a capital asset in the hands of the current Midland stockholders on the date of the exchange.

         Any stockholder of the Association who dissents and perfects appraisal rights as described under "Rights of Dissenting Stockholders" and is paid cash for his shares of Association Common Stock may recognize gain or loss for federal income tax purposes. Stockholders of the Association who dissent and seek appraisal rights should consult their own advisors for answers to individual questions regarding the taxation of cash received in lieu of shares.

Rights of Dissenting Stockholders

         If the reorganization is approved by the required vote at the Meeting and is consummated, any record holder of the Association's Common stock may require the Association to pay the fair or appraised value of his or her Common Stock, determined as of the effective date of the Merger (the "Effective Date"), by complying with Section 552.14 of the OTS Rules and Regulations. The computation of fair or appraised value will exclude any element of value arising from the accomplishment or expectation of the Reorganization.

         To perfect the rights of a dissenting stockholder, a holder of Common Stock must:

                  (1) deliver to Midland, before voting on the Reorganization, a writing identifying himself or herself and stating his or her intention thereby to demand appraisal of and payment for his or her shares (this demand must be in addition to and separate from any proxy or vote against the Reorganization by the stockholder); and

                  (2) not vote in favor of the proposed Reorganization.

         Any holder of Common Stock of Midland who fails to comply with the detailed procedures set forth in Section 552.14 may be bound by the terms of the Reorganization. Neither a vote against the approval of the Reorganization nor the giving of a proxy directing a negative vote will be sufficient to meet the requirement described in clause (1) above. Further, because a proxy signed and left blank will, unless revoked, be voted FOR approval of the Reorganization, a stockholder electing to exercise rights as a dissenting stockholder who votes by proxy must not leave his proxy blank, but must vote AGAINST approval of the Reorganization or ABSTAIN from voting.

         Within ten days after the effective date of the Reorganization, Midland must mail to each stockholder who has complied with the provisions of Section
552.14 written notice of the Effective Date of the Reorganization and make an offer to pay for his or her Common Stock at a price deemed by Midland to be the fair value of such stock.

         If within 60 days after the Effective Date of the Reorganization, Midland and any such stockholder do not agree as to the fair value, the stockholder may then file a petition with the OTS, with a copy sent by registered or certified mail to Midland, demanding a determination of the fair market value of the Common Stock held by such stockholder. A stockholder who fails to file such petition within the 60-day period is deemed to have accepted the terms offered in the Reorganization. However, if within 60 days of the Effective Date the fair value is agreed upon between Midland and any dissenting stockholder who has complied with the procedures set forth in Section 552.14, payment therefor shall be made within 90 days of the Effective Date.

         Within such 60-day period, each stockholder demanding appraisal and payment for his Common Stock must submit to Midland his or her Common Stock certificates for notation thereon that he or she is exercising his or her appraisal rights. Any stockholder who fails to submit his or her certificates for such notation will no longer be entitled to the appraisal rights and will be deemed to have accepted the terms of the Reorganization.

         The OTS will then, in the prescribed manner, appraise the Common Stock to determine its fair market value as of the Effective Date of the Reorganization, and will direct payment of the appraised fair market value. Payment will then be made, with interest from the Effective Date, at a rate deemed equitable by the OTS.

         The cost and expenses of any proceedings in respect of the exercise of dissenter or appraisal rights may be apportioned and assessed by the OTS as it may deem equitable against all or some of the parties. Any stockholder who has demanded appraisal rights shall thereafter not be entitled to vote such stock for any purpose nor be entitled to the payment of dividends or other distributions on the stock, unless such stockholder withdraws his demand for appraisal rights.

         At any time within 60 days after the Effective Date, any stockholder may withdraw his demand for appraisal and accept the terms of the Agreement.

         The foregoing summary does not purport to be a complete statement of the provisions of the federal regulation relating to rights of dissenting stockholders, and is qualified in its entirety by reference to such regulation, a copy of which is attached hereto as Appendix C. Failure by a stockholder to follow the steps required by the federal regulation for perfecting rights as a dissenting stockholder may result in a loss of such rights. Stockholders' notices of intent to demand appraisal of all payment for their shares should be sent to: Charles Zogas, Secretary of the Association, 8929 South Harlem Avenue, Bridgeview, Illinois 60455.

         In addition, if the Association should abandon its plans to consummate the Reorganization, the right of a dissenting stockholder to be paid the fair value of his shares shall cease. In the event that the holders of more than 10% of the Association's Common Stock perfect their rights to appraisal, the Association may determine not to consummate the Reorganization. See "-- Amendment or Termination."

Conditions to the Reorganization

         The consummation of the Reorganization is conditioned upon, among other things: (i) approval by the OTS and the stockholders of Midland; and (ii) the receipt of a favorable opinion of counsel with respect to the matters summarized above under the caption "-- Federal Income Tax Consequences." It is contemplated that these conditions will be complied with before consummation of the Reorganization. See "--Effective Date of the Reorganization," below. However, the Merger Agreement provides that Midland, the Company and New Bank, without approval of their stockholders, may waive any of the conditions (other than the necessary approvals of stockholders and government authorities) to their respective obligations to consummate the Reorganization.

         Except with the specific approval of its stockholders, Midland will not, subsequent to the approval of the Reorganization by Midland's stockholders, waive any condition to the Reorganization set forth in the Merger Agreement if, in the judgment of its Board of Directors, such waiver would be materially adverse to Midland or its stockholders.

         An application has been filed with the OTS for approval of the proposed Reorganization, It is anticipated, although there can be no assurance, that final approval by the OTS will be received before approval of the Reorganization by Midland's stockholders. By approving the Reorganization, the stockholders will be approving compliance by Midland and the Company with any condition which may be imposed by the OTS in connection with its approval of the Reorganization and which is not deemed by Midland to be materially adverse to Midland or its stockholders.

Amendment or Termination

         Midland, the Company and New Bank, by mutual consent of their respective Boards of Directors and to the extent permitted by law, may amend the Merger Agreement pursuant to which the Reorganization will be implemented at any time before or after approval of the Merger Agreement by their respective stockholders, but no amendment which would have a materially adverse impact on Midland or its stockholders may be implemented unless approval of the stockholders is first obtained.

         The Merger Agreement also provides that it may be terminated and the Reorganization abandoned at any time prior to the effective date by: (i) mutual consent of the parties to the Merger Agreement; (ii) specified parties to the Merger Agreement if certain conditions to the consummation of Reorganization are not satisfied or waived; or (iii) by the Association if holders of more than 10% of the Association's outstanding stock perfect their appraisal rights in connection with the Reorganization. The rights of the parties to the Merger Agreement to terminate it are set forth in detail under Article X thereof. In the event of such termination, Midland will pay the fees and expenses incurred in connection with the Merger Agreement and the proposed Reorganization.

Effective Date of the Reorganization

         The Effective Date shall be the day on which the Articles of Combination (as required pursuant to the Rules and Regulations of the OTS) are executed by the OTS. The Boards of Directors of Midland, New Bank and Holding each specifically and expressly delegate to their respective chief executive officers the authority to change, by mutual consent of such officers, the Effective Date if necessary to properly and efficiently accomplish the Merger. However, in no event shall the Merger become effective unless and until approved by the OTS.

Exchange of Stock Certificates Not Required

         The holders of Midland Common Stock will be notified of the consummation of the Reorganization. After the Reorganization is consummated, the former stockholders of the Association may forward to Registrar and Transfer Company, 10 Commerce Drive, Cranford, New Jersey 07016, (which will be the transfer agent and registrar for the shares of Company Common Stock) stock certificates theretofore evidencing Association Common Stock for surrender and exchange for certificates representing Company Common Stock. THERE IS NO REQUIREMENT THAT SUCH SURRENDER AND EXCHANGE BE MADE AND, UNTIL SO SURRENDERED TO THE TRANSFER AGENT AND REGISTRAR, CERTIFICATES FORMERLY REPRESENTING ASSOCIATION COMMON STOCK WILL BE DEEMED FOR ALL CORPORATE PURPOSES TO EVIDENCE THE NUMBER OF SHARES OF COMPANY COMMON STOCK WHICH THE HOLDER THEREOF WOULD BE ENTITLED TO RECEIVE UPON SURRENDER.

Operations After the Reorganization

         After the Reorganization is consummated, Midland will continue to conduct its business substantially as it is now being conducted, except that the Association will be a wholly-owned subsidiary of the Company. The Reorganization will not result in a change in the Association's directors, officers or personnel. For information with respect to the management of the Company, see "The Company -- Company Management." After consummation of the Reorganization, the Association will be subject to regulation and supervision by regulatory authorities to the same extent as it is now. However, certain obligations pursuant to the Exchange

Act, which are not applicable to the Association will become applicable to the Company after the Reorganization. See "-- Comparison of Stockholder Rights -- Reports to Stockholders." For information with respect to the supervision and regulation of the Company, see "The Company -- Regulation."

Accounting Treatment

         For accounting purposes, the assets, liabilities and stockholders' equity of Midland immediately prior to the Reorganization will be carried forward on the financial statements of Midland and the Company after the Reorganization at the amounts carried on their respective books at the effective date of the Reorganization.

Bank Incentive Plan and Stock Option Plan

         The Company  will assume and  continue  Midland's  Stock  Option  Plan.
Holders of options granted or to be granted under the Stock Option Plan, following the effectiveness of the Reorganization, will be entitled to purchase a number of shares of Company Common Stock equal to the number of shares of Association Common Stock such holder would have been entitled to purchase immediately prior to the effective date of the Reorganization, upon the same terms and conditions as under such Stock Option Plan and the option agreements relating thereto in effect immediately prior to the Reorganization. The Company will also have the right to grant options and restricted stock awards as and to the extent provided by the Stock Option Plan. Similarly, following the Reorganization, restricted stock granted under the Bank Incentive Plan will relate to Company Common Stock rather than to Association Common Stock.

         A vote in favor of the Reorganization will constitute a vote in favor of the adoption and assumption of the Stock Option Plan by the Company.

Comparison of Stockholder Rights

         Various features of the Certificate of Incorporation and Bylaws of the Company differ from the Charter and Bylaws of the Association. The following discussion does not purport to be a complete statement of such differences but summarizes the differences that are deemed by the Association to be material. For additional information, reference is made to "The Company" and other information contained elsewhere in this Proxy Statement/Prospectus, to the Certificate of Incorporation of the Company attached as Appendix B to this Proxy Statement, and to the Bylaws of the Company and the Charter and Bylaws of the Association which may be obtained by stockholders upon written request to the Secretary, Midland Federal Savings and Loan Association, 892 South Harlem Avenue, Bridgeview, Illinois 60455.

         Choice of Delaware Law. For many years Delaware has followed a policy of encouraging incorporation in that state. In furtherance of that policy, it has adopted comprehensive, modern and flexible corporate laws which are periodically updated and revised to meet changing business needs. As a result, many major corporations, including a number of the largest and most successful enterprises, choose Delaware for their domicile. Because of Delaware's significance as the state of incorporation for many major domestic corporations, the Delaware judiciary has become particularly familiar with matters of corporate law and a substantial body of court decisions has developed construing Delaware law. As a consequence, Delaware corporate law has been interpreted and explained in a number of significant court decisions, which may provide greater predictability with respect to the Company's corporate legal affairs.

         Issuance of Additional Capital Stock. The Association has 5,000,000 shares of authorized common stock, par value $.01 per share, of which 363,975 shares were issued and outstanding as of June 15, 1998 and 1,000,000 shares of authorized preferred stock, par value $.01 per share, of which no shares are issued and outstanding. Under the Association's Charter, no shares of capital stock may be issued, unless their issuance or the plan under which they would be issued receives stockholder approval, directly or indirectly to officers, directors or controlling persons of the Association other than as part of a general public offering or as qualifying shares to a director. Stockholder approval under the Association's Charter would require the affirmative vote of a majority of the total votes eligible to be cast.

         The Company's Certificate of Incorporation authorizes 600,000 shares of common stock, par value $.01 per share, and 50,000 shares of preferred stock, par value $.01 per share, which may generally be issued by action of the Board of Directors without stockholder approval.

         Amendment of Governing Instruments. Amendments to the Association's Charter must be preliminarily approved by the OTS, and the Association's Bylaw amendments are required to be consistent with OTS regulations governing permitted Bylaw provisions. Amendments to the Company's Certificate of Incorporation and Bylaws are not subject to OTS approval.

         Transactions With Affiliates. The Association, as a federally-insured savings and loan association, is subject to certain restrictions, limitations, conditions and prohibitions with respect to transactions with directors, officers and affiliated persons. These include, but are not limited to, limitations upon deposit relationships, loan services, loan procurements, and restrictions on loans and investments. These requirements and restrictions will continue to apply to the Association following the Reorganization.

         Under Delaware law, no contract or transaction between a corporation and one or more of its directors or between a corporation and another organization in which one or more of its directors is a director or officer or is financially interested shall be void or voidable solely for this reason, provided that the material facts of the relationship of the party to the transaction are disclosed and the contract or transaction is authorized by a majority of the disinterested directors or by a majority of the stockholders entitled to vote or, at the time of such authorization, the contract or transaction was fair and reasonable to the corporation.

         Additionally, the Company is subject to certain federal regulations relating to transactions between insured thrift institutions and their holding company. See "The Company -- Regulation."

         Number of Directors. Midland's Charter sets a range of number of directors at a minimum of five and a maximum of fifteen, while the Company's Certificate of Incorporation provides that the number of directors shall be fixed by the Board of Directors pursuant to a resolution adopted by a majority of the whole board. Under Delaware law, the Company must have at least one director, but no maximum number is specified.

         Appraisal Rights. Holders of the Association's Common Stock have certain dissenter and appraisal rights for certain mergers, consolidations or sales of assets, including the right to demand payment of the fair or appraised value of their shares.

         Holders  of the  Company  Common  Stock  would have  generally  similar dissenter and appraisal rights for any plan of corporate merger or consolidation. However, under Delaware law these dissenter and appraisal rights do not exist with respect to sale of assets transactions.

         Reports to Stockholders. Midland is required to transmit proxy material and annual reports containing financial statements to its stockholders. Following the Reorganization, these obligations will be assumed by the Company and the Company will be required to comply with the Exchange Act, and will transmit proxy materials and annual reports containing financial statements to its stockholders and will file with the SEC periodic reports, which will be available for public inspection, to provide current financial and other information about the Company.

         Liability and Indemnification of Directors, Officers and Employees. Federal regulations require the indemnification of certain costs and expenses and judgment liability for any action brought or threatened by reason of the fact that a person is or was a director, officer or employee of the Association. Such indemnification is authorized, subject to certain conditions and limitations, including the requirement that such action results in either a final judgment on the merits in favor of the indemnitee or a judgment not on the merits or settlement as to which the majority of the Board of Directors determines that such indemnitee was acting in good faith within what he or she was reasonably entitled to believe, under the circumstances, was within the scope of his or her employment or authority and was acting for a purpose that he or she was reasonably entitled to believe, under the circumstances, was in the best interests of the Association or its stockholders and after notice to, and without objection by, the OTS. The Association has insurance to protect its officers and directors from potential liability and other costs arising from such claims. No such insurance, however, may be provided for losses incurred as a consequence of willful or criminal conduct.

         Delaware law provides corporations with broad indemnification powers. Such powers include the ability to provide forms of indemnification in addition to the type of indemnification set forth in the Delaware statute. The Certificate of Incorporation of the Company authorizes rights of indemnification that are broader than those applicable to the Association and do not require any notice or right of objection to be afforded the OTS. The Company's Certificate of Incorporation provides that a director, officer, employee or agent of the Company or any person serving in such capacity at the request of the Company shall be indemnified by the Company from and against expenses, judgments, fines, settlements and other amounts actually and reasonably incurred in connection with a threatened, pending or completed suit or proceeding, including a proceeding by or on behalf of the Company, in which such person is involved due to such person's position with the Company, provided that a determination has been made that such person acted in good faith and in a manner that such person reasonably believed to be in, or not opposed to, the best interests of the Company and in the case of a criminal proceeding, such person had no reason to believe his or her conduct was unlawful. The determination that indemnification is proper shall be made by a majority vote of a quorum of directors who were not parties to such proceedings, or if a quorum cannot be obtained or such a quorum so directs, by a written opinion of independent legal counsel or by stockholders. Expenses incurred in defending or investigating a threatened or pending suit or proceeding may be paid by the Company in advance of the final disposition of such suit or proceeding upon receipt of an undertaking by or on behalf of such person to repay such amount if it shall ultimately be determined that he or she is not entitled to indemnification by the Company.

         The Company intends to purchase insurance (if available) to protect its officers, directors and employees. If the Company does not, or is not able to, purchase such insurance, or to the extent that such insurance is inadequate, the Company will be required to fund any amount that may ultimately be paid under the indemnification provision.

         Notwithstanding the foregoing, indemnification for liability under the federal securities laws may be considered void as against public policy. The provisions in the Certificate of Incorporation regarding indemnification and limitation of liability may only be amended or repealed by the affirmative vote of the holders of 66 2/3% of the votes eligible to be cast at a legal meeting of stockholders.

         Under Delaware law, each director owes certain fiduciary duties to the corporation and to its stockholders. These duties include a duty of loyalty and a duty of care. Applicable decisional law requires not only that a director refrain from fraud, bad faith, self-dealing and transactions involving material conflicts of interest (the duty of loyalty), but also that the director exercise his or her business judgment on an informed basis (the duty of care). Delaware law permits the inclusion in the certificate of incorporation of a Delaware corporation of a provision limiting or eliminating the potential monetary liability of directors to the corporation or its stockholders by reason of any failure to perform their fiduciary duty as directors, subject to certain important exceptions which are reflected in Article TENTH of the Company's Certificate of Incorporation and discussed below. Subject to these exceptions, this section would relieve directors (but not officers) from such personal liability, including liability for any breach of the duty of care which involves gross negligence in the performance of such duty in the various contexts in which directors are called upon to act, including consideration of proposed mergers or other business combinations.

         As provided in the Delaware statute, the Company's Certificate of Incorporation eliminates a director's personal liability to the Company or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director's duty of loyalty to the Company or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under
Section 174 of the Delaware General Corporation Law, or (iv) for any transaction from which the director derived an improper personal benefit. This provision does not affect the availability of equitable remedies, such as an injunction or rescission, for a breach of fiduciary duty.

         The Association has not received notice of any suit or proceeding as to which this provision could have the effect of reducing the likelihood of derivative litigation against directors in the future. This proposition also may discourage or deter stockholders from bringing a lawsuit against directors for breach of their fiduciary duty or gross negligence even though such an action, if successful, might result in a judgment in favor of the Company and its stockholders.

         Since these provisions limit the potential liability of directors and provide for indemnification of directors, and the Certificate of Incorporation requires a 66 2/3% vote of the total votes eligible to be cast by stockholders to amend, alter or repeal these provisions, it should be noted that the Board of Directors has an interest in and may benefit from these provisions. The Board is nevertheless of the view that the advantages of these provisions in encouraging qualified persons to serve and to exercise their best judgment without concern for personal monetary liability significantly outweigh the potential disadvantages.

         Board of Directors Decision in Certain Transactions. Under Delaware law and the Company's Certificate of Incorporation, when evaluating a tender or exchange offer, merger or a sale of substantially all of the Company's assets, the Board of Directors is permitted, in the exercise of its judgement in determining what is in the best interest of the Company and its stockholders, to give due consideration to all relevant factors, including, without limitation, the social and economic effect of such proposed transaction on the Company's present and future customers and employees, on the communities in which the Company is located on the Company's ability to fulfill its objective as a financial institution holding company and on the ability of its subsidiary to fulfill its objectives as a federally insured financial institution under applicable statutes and regulations.

         The Midland charter has no such provision.

         Voting Rights. All voting rights are vested in the holders of Association Common Stock, each share being entitled to one vote. Upon the Reorganization, holders of Company Common Stock will have the same voting rights. The Association's Charter currently does not permit cumulative voting for the election of directors but will permit cumulative voting after June 30, 1998. The Company's Certificate of Incorporation does not permit cumulative voting.

         The Association may, in general, effect a merger or consolidation or sale of all or substantially all of its assets, if approved by the holders of two-thirds (or a majority in the case of certain transactions with an interim institution) of the outstanding Association Common Stock. The Company's Certificate of Incorporation provides that the holders of 662/3% of the voting stock of the Company must approve a merger or consolidation or sale of all or substantially all of the assets of the Company.

         The Company  Common  Stock,  like that of Midland,  has no  redemption,
sinking   fund  or   conversion   privileges,   and  will  be  fully   paid  and
non-assessable.

         Legal Investments. Under the laws of some jurisdictions, shares of Company Common Stock may not be legal investments for certain institutions and fiduciaries, whereas shares of Association Common Stock are more likely to be. For example, under the laws of some jurisdictions, certain pension funds may not be permitted to invest in common stock or other securities of thrift institution holding companies. Stockholders of the Association should consult their personal advisors or plan administrators regarding the permissibility under state law of investment in the Company Common Stock.

         Continuation of Certain Provisions. The Company's Certificate of Incorporation will continue certain provisions already contained in the Association's Charter or Bylaws. Certain of these provisions, including those
(a) providing for a classified Board of Directors, or (b) restricting removal of directors, could be deemed to have an anti-takeover effect and to render more difficult the removal of management. As described elsewhere in this Proxy Statement/Prospectus, the Association's BIP and SOP also provide for accelerated benefits in certain events involving a change of control or takeover attempt.

         Certain regulatory provisions may also have a takeover defensive effect. OTS regulations generally require persons who intend to acquire control of a federally-insured capital stock savings institution to give 60- days' prior written notice to the OTS. OTS regulations also require prior OTS approval before any company may acquire control of savings institution. See "The Company -- Regulation."

         Limitations on Action by Stockholders. Under the Association's Charter and Bylaws, special meetings relating to the changes in control of the Association or amendments to the Association's Charter can be called for only by the Association's Board of Directors. Under Delaware law, special meetings of stockholders may be called only by the board of directors or by any other person authorized to do so in the certificate of incorpora tion or bylaws. The Certificate of Incorporation of the Company provides that a special meeting of stockholders may be called only by a majority of the Board of Directors.

         The stockholders of the Association may presently take action without a meeting with the written consent of all the holders of the common stock entitled to vote on such matters approving such action. The

Certificate of Incorporation of the Company provides that its stockholders may act only at an annual or special meeting.

         Amendment to Certificate of Incorporation and Bylaws. Amendments to the Company's Certificate of Incorporation must be approved by the Company's Board of Directors and also by a majority of the outstanding shares of the Company's voting stock, provided, however, that approval by at least 662/3% of the outstanding voting stock is generally required for certain provisions (i.e., provisions relating to number, classification, election and removal of directors; amendment of bylaws; call of special stockholder meetings; director liability; power of indemnification; and amendments to provisions relating to the foregoing in the certificate of incorporation).

         The bylaws may be amended by a majority vote of the Board of Directors or the affirmative vote of at least 662/3% of the total votes eligible to be voted at a duly constituted meeting of stockholders.

         Effects of the Company's Certificate of Incorporation and Bylaws. The Board of Directors of the Association believes that the provisions described above are prudent and will reduce the Company's vulnera bility to takeover attempts and certain other transactions which have not been negotiated with and approved by its Board of Directors. The Board of Directors believes these provisions are in the best interest of the Association and of the Company and its stockholders. In the judgment of the Board of Directors, the Com pany's Board will be in the best position to determine the true value of the Company and to negotiate more effectively for what may be in the best interests of its stockholders. Accordingly, the Board of Directors believes that it is in the best interests of the Company and its stockholders to encourage potential acquirors to negotiate directly with the Board of Directors of the Company and that these provisions will encourage such negotiations and discourage hostile takeover attempts. It is also the view of the Board of Directors that these provisions should not discourage persons from proposing a merger or other transaction at prices reflective of the true value of the Company and which is in the best interests of all stockholders.

         Attempts to take over financial institutions and their holding companies have become increasingly common. Takeover attempts which have not been negotiated with and approved by the Board of Directors present to stockholders the risk of a takeover on terms which may be less favorable than might otherwise be available. A transaction which is negotiated and approved by the Board of Directors, on the other hand, can be carefully planned and undertaken at an opportune time in order to obtain maximum value for the Company and its stockholders, with due consideration given to matters such as the management and business of the acquiring corporation and maximum strategic development of the Company's assets.

Other Restrictions on Acquisitions of Stock

         Delaware Anti-Takeover Statute. The Delaware General Corporation Law (the "DGCL") provides that buyers who acquire more than 15% of the outstanding stock of a Delaware corporation, such as the Company, are prohibited from completing a hostile takeover of such corporation for three years. However, the takeover can be completed if (i) the buyer, while acquiring the 15% interest, acquires at least 85% of the corporation's outstanding stock (the 85% requirement excludes shares held by directors who are also officers and certain shares held under employee stock plans), or (ii) the takeover is approved by the target corporation's board of directors and two-thirds of the shares of outstanding stock of the corporation (excluding shares held by the bidder).

         However, these provisions of the DGCL do not apply to Delaware corporations with less than 2,000 stockholders or which do not have voting stock listed on a national exchange or listed for quotation with a registered national securities association. Therefore, at the completion of the Reorganization, it is expected that the Company would not be subject to this provision.

         Federal Regulation. Federal law provides that no company, "directly or indirectly or acting in concert with one or more persons, or through one or more subsidiaries, or through one or more transactions," may acquire "control" of a savings association at any time except upon application and the prior approval of the OTS. In addition, federal regulations require that, prior to obtaining control of a savings association, a person, other than a company, must give 60 days' prior notice to the OTS and have received no OTS objection to such acquisition of control. Any company that acquires such control becomes a "savings and loan holding company" subject to registration, examination and regulation as a savings and loan holding company. Under federal law (as well as the regulations referred to below) the term "savings association" includes state and federally chartered SAIF-insured institutions and federally chartered savings banks whose accounts are insured by the FDIC's Bank Insurance Fund and holding companies thereof.

         Control, as defined under federal law, in general means ownership, control of or holding irrevocable proxies representing more than 25% of any class of voting stock, control in any manner of the election of a majority of the savings association's directors, or a determination by the OTS that the acquiror has the power to direct, or directly or indirectly to exercise a controlling influence over, the management or policies of the institution. Acquisition of more than 10% of any class of a savings association's voting stock, if the acquiror also is subject to any one of eight "control factors," constitutes a rebuttable determination of control under the regulations. Such control factors include the acquiror being one of the two largest stockholders. The determination of control may be rebutted by submission to the OTS, prior to the acquisition of stock or the occurrence of any other circumstances giving rise to such determination, of a statement setting forth facts and circumstances which would support a finding that no control relationship will exist and containing certain undertakings. The regulations provide that persons or companies which acquire beneficial ownership exceeding 10% or more of any class of a savings association's stock must file with the OTS a certification that the holder is not in control of such institution, is not subject to a rebuttable determination of control and will take no action which would result in a determination or rebuttable determination of control without prior notice to or approval of the OTS, as applicable. These federal regulations can make a change in control more difficult, even if desired by the holders of the majority of the shares of the stock. Paul Zogas, Chairman, President and Chief Executive Officer of the Association and Charles Zogas, Director, Executive Vice President and Secretary of the Association collectively control more than 25% of the Association's Common Stock. See "General Information -- Voting Securities and Principal Holders Thereof."

         THE BOARD OF DIRECTORS RECOMMENDS THAT STOCKHOLDERS VOTE "FOR" THE APPROVAL OF THE PROPOSED HOLDING COMPANY REORGANIZATION.

                PROPOSAL II -- ADJOURNMENT OF THE SPECIAL MEETING

         The Association is asking stockholders to consider and approve a proposal at the Meeting which would allow the Association to adjourn the Meeting in the event that sufficient votes are not received to approve the Merger Agreement. If approved, this proposal will permit the Association to adjourn the Meeting in order to further solicit proxies for approval of the Merger Agreement in the event that such proposal does not receive sufficient votes for its adoption. Any such adjournment will be conducted in accordance with regulations of the OTS regarding notice and other requirements.

         THE BOARD OF DIRECTORS RECOMMENDS THAT STOCKHOLDERS VOTE "FOR" THE APPROVAL OF THE PROPOSAL TO ADJOURN THE MEETING.


                              FINANCIAL STATEMENTS

         The audited financial statements of the Association as of June 30, 1997 and 1996 and for each of the two years in the period ended June 30, 1997, prepared in conformity with generally accepted accounting principles, are included in the Annual Report to Stockholders which was previously provided to all of the Association's stockholders. A copy of the Association's Annual Report to Stockholders for the fiscal year ended June 30, 1997 is attached hereto as Appendix E. Any stockholder which would like to receive an additional copy of the Association's Annual Report to Stockholders for the fiscal year ended June 30, 1997, may do so by making a written request to Charles Zogas, Secretary of the Association, 8929 South Harlem Avenue, Bridgeview, Illinois 60455.

         No financial statements of the Company are presented in this Proxy Statement/Prospectus, as the Company currently has no significant assets or liabilities. In addition, no pro forma consolidated financial statements of the Company are included herein since such statements would reflect no material differences from the consolidated financial statements of the Association.


                                 THE ASSOCIATION

         The Association began operations in 1914 as a state-chartered mutual savings institution. In 1982 the Association became a federal mutual and savings and loan association. In 1993 the Association completed a conversion to the stock form of ownership. The Association's primary business is attracting deposits from the general public and using such deposits to originate residential mortgages and, to a lesser extent, consumer, multi-family and other loans in its primary market area. The Association has also made substantial investments in mortgage-backed securities, investment securities and liquid assets. The Association's primary market area consists of Southwest Chicago and the southwest suburban communities of Bridgeview, Oak Lawn, Palos Hills, Hickory Hills, Burbank and Justice which it serves through its main office and two branch offices.

         The Association is from time to time, a party to certain legal proceedings arising in the ordinary course of its business. The Association believes that none of these proceedings would, if adversely determined, have a material adverse effect on its financial condition.

         For a further description of the operations of the Association, its properties and market price information, see the Annual Report to Stockholders for the fiscal year ended June 30, 1997, attached hereto as Appendix D.

                                   THE COMPANY

General

         The Company was incorporated under the laws of Delaware in April 1998 at the direction of the Board of Directors of the Association for the purpose of serving as a holding company for the Association. The Company will be the sole stockholder of New Bank, an interim savings association subsidiary which is being organized for the purpose of facilitating the proposed Reorganization. Until the Effective Date, New Bank will not conduct any operations or business. On the Effective Date, it will be merged into Midland and the resulting institution will continue the operations and business of the Association without interruption.

         The Company's executive offices are located at 8929 South Harlem Avenue, Bridgeview, Illinois 60455, and its telephone number is (708) 598-9400.

Regulation

         The Company will become a unitary savings and loan holding company subject to regulatory oversight by the OTS. As such, the Company will be required to register and file reports with the OTS and is subject to regulation and examination by the OTS. In addition, the OTS has enforcement authority over the Company and its non-savings association subsidiaries which also permits the OTS to restrict or prohibit activities that are determined to be a serious risk to the subsidiary savings association.

         As a unitary savings and loan holding company, the Company generally is not subject to activity restrictions. If the Company acquires control of another savings association as a separate subsidiary, it would become a multiple savings and loan holding company, and the activities of the Company and any of its subsidiaries (other than the Association or any other SAIF-insured savings association) would become subject to such restrictions unless such other associations each qualify as a Qualified Thrift Lender ("QTL") and were acquired in a supervisory acquisition.

         If the Association fails the QTL test, the Company must obtain the approval of the OTS prior to continuing after such failure, directly or through its other subsidiaries, any business activity other than those approved for multiple savings and loan holding companies or their subsidiaries. In addition, within one year of such failure the Company must register as, and will become subject to, the restrictions applicable to bank holding companies. The activities authorized for a bank holding company are more limited than are the activities authorized for a unitary or multiple savings and loan holding company.

         Should the Association fail to meet its minimum regulatory capital requirements, the Company will be required to execute a limited capital guarantee in connection with the filing of a capital restoration plan by the Association. Such a guarantee would expire only after the OTS notifies the Association that it has remained adequately capitalized for each of four consecutive calendar quarters.

         The Association is subject to Sections 23A and 23B of the Federal Reserve Act which govern transactions between savings banks and their affiliates, which includes the Company. Section 23A limits the extent to which a savings and loan association or its subsidiaries may engage in covered transactions with an affiliate to an amount equal to 10% of the savings bank's capital and surplus for each transaction, with an aggregate limit on all such transactions with affiliates of 20% of capital and surplus, and imposes certain collateral requirements with respect to such transactions. Section 23B requires that all such transactions be on terms substantially the same or at least as favorable to the savings and loan association as those that would be provided to a non-affiliate. A "covered transaction" includes the making of loans, the purchase and sale of assets, the issuance of guarantees and other similar transactions.

         The Company must obtain approval from the OTS before acquiring control of any other SAIF-insured association. Such acquisitions are generally prohibited if they result in a multiple savings and loan holding company controlling savings associations in more than one state. However, such interstate acquisitions are permitted based on specific state authorization or in a supervisory acquisition of a failing savings association.

Federal and State Taxation

         After the consummation of the Reorganization, the Company, the Association and the Association's subsidiary intend to file consolidated federal and state income tax returns which would have the effect of elim inating intercompany distributions, including dividends, in the computation of the consolidated taxable income. Any income of the Company would not be subject to the special bad debt deduction allowed the Association, whether or not consolidated tax returns are filed.

Restrictions on Resale of Company Stock Received by Certain Persons

         The Association Common Stock is presently exempt from the registration requirements of the Securities Act of 1933, as amended (the "Securities Act"), while Company Common Stock is subject to such requirements. Accordingly, Company Common Stock may be offered and sold only in compliance with such registration requirements or pursuant to an applicable exemption from registration. The Association, however, will continue to be subject to the registration requirements of Part 563g of the OTS regulations which generally require that Association Common Stock may be offered and sold only in compliance with such registration requirements.

         The offering of shares of Company Common Stock issuable in connection with the Reorganization has been registered under the Securities Act, but this registration does not cover the resale of such shares. Company Common Stock received in the Reorganization by persons who are not "affiliates" of the Company may be resold without registration. Shares received by affiliates of the Company (primarily the directors, officers and any "controlling" stockholders of the Company) will be subject to the resale restrictions of Rule 145 under the Securities Act, which are substantially the same as the restrictions of Rule 144 discussed below. In general, the Rule 145 restrictions terminate with respect to persons who are no longer affiliated with the Company after a two-year holding period if the Company continues to comply with the reporting requirements of the Exchange Act which will apply to it after the Reorganization (see "Proposal I -- The Holding Company Merger and Reorganization -- Comparison of Stockholder Rights -- Reports to Stockholders"), or after a three-year period if the Company does not meet such requirements. However, any person who becomes an affiliate of the Company will continue to be subject to the restrictions of Rule 144.

         Rule 144 generally requires that there be publicly available certain information concerning the Company, and that sales thereunder be made in routine brokerage transactions or through a market maker. Beginning 90 days after the date of this Proxy Statement, if the conditions of Rule 144 are satisfied (including those that in some cases require affiliates' sales to be aggregated with sales by certain other persons), each affiliate is entitled to sell in the public market, without registration, in any three-month period, a number of shares which does not exceed the greater of (i) one percent of the number of outstanding shares of Company Common Stock or (ii) for so long as trading in the stock is reported through the NASDAQ-NMS (or if the stock is admitted to trading on a national securities exchange), the average weekly reported volume of trading during the four weeks preceding the sale. Provision may be made in the future by the Company to permit affiliates to have their shares registered for sale under the Securities Act under certain circumstances.

Company Management

         The initial Board of Directors of the Company consists of the current directors of the Association. Such directors will serve for terms which will run concurrently with their respective terms as directors of the Association.

         The executive officers of the Company, each whom is currently an executive officer of the Association, are identified below. The executive officers of the Company are elected annually by the Company's Board of Directors.


             Name                         Position with the Company
             ----                         -------------------------
          Paul Zogas                      President and Chief Executive
                                          Officer
          Charles Zogas                   Executive Vice President,
                                          Secretary and Treasurer


         It is currently expected that, unless the Company becomes actively involved in the operation or acquisition of additional savings institutions or other businesses, no separate compensation will be paid to the directors and employees of the Company. However, the Company may determine that separate compensation is appropriate in the future. Upon completion of the Reorganization, the Stock Option Plan of the Association will become the Stock Option Plan of the Company, respectively, and directors and employees of the Association will continue to be eligible to participate. Since the directors and employees of the Association will not initially be compensated by the Company but will continue to serve and be compensated by the Association, no additional Company benefit plans are anticipated at this time. The Association will continue to maintain its other benefit programs.


                                  LEGAL OPINION

         The legality of the Company Common Stock to be issued pursuant to the Reorganization and certain other matters in connection with the Reorganization will be passed upon by Silver, Freedman & Taff, L.L.P., a limited liability partnership including professional corporations, 1100 New York Avenue, N.W., Washington, D.C. 20005.

                              STOCKHOLDER PROPOSALS

         In order to be eligible for inclusion in the Association's proxy materials for next year's Annual Meeting of Stockholders (or the Company's proxy materials, if the Reorganization is then completed), any stockholder proposal to take action at such meeting must be received at the main office of the Association or the Company, 8929 South Harlem Avenue, Bridgeview, Illinois 60455, no later than June 1, 1998. Any such proposals shall be subject to the requirements of the proxy rules adopted under the Exchange Act.


                                  OTHER MATTERS

         The Board of Directors is not aware of any business to come before the Meeting other than the matter described above in this Proxy Statement/Prospectus. However, if any other matters should properly come before the Meeting, it is intended that holders of the proxies will act in accordance with their best judgment.


         The cost of solicitation of proxies will be borne by the Association. The Association will reimburse brokerage firms and other custodians, nominees and fiduciaries for reasonable expenses incurred by them in sending proxy materials to the beneficial owners of Association Common Stock. In addition to solicitation by mail, directors, officers and regular employees of the Association may solicit proxies personally or by telegraph or telephone, without additional compensation.


                                            BY ORDER OF THE BOARD OF DIRECTORS



                                            /s/Charles Zogas
                                            ----------------
                                            CHARLES ZOGAS
                                            Secretary


Bridgeview, Illinois
June 22, 1998

                                                                      APPENDIX A


                   MERGER AGREEMENT AND PLAN OF REORGANIZATION


         THIS MERGER AGREEMENT AND PLAN OF REORGANIZATION ("Agreement"), is made and entered into by and among MIDLAND FEDERAL SAVINGS AND LOAN ASSOCIATION ("Midland"), a federal savings and loan association, MIDLAND CAPITAL HOLDINGS CORPORATION ("Holding"), a Delaware business corporation, and NEW BANK ("New Bank"), an interim federally-chartered capital stock savings and loan association subsidiary of Holding, effective as of the date executed by all of the parties.


                                   WITNESSETH:

         WHEREAS, Midland is a federal savings and loan association duly organized and validly existing under the laws of the United States, with authorized capital stock consisting of 5,000,000 shares of common stock, par value $.01 per share ("Midland Common Stock"), of which 363,975 shares are issued and outstanding and 1,000,000 shares of preferred stock, $.01 par value, none of which are outstanding;

         WHEREAS, New Bank is a federally-chartered capital stock savings and loan association and a subsidiary of Holding with authorized capital stock consisting of 600,000 shares of common stock, par value $.01 per share ("New Bank Common Stock");

         WHEREAS, Holding is a capital stock corporation duly organized and validly existing under the laws of Delaware, with authorized capital stock consisting of 600,000 shares of common stock, par value $.01 per share ("Holding Common Stock") and 50,000 shares of preferred stock, par value $.01 per share;

         WHEREAS, Holding proposes to issue one share of its common stock to its incorporator for a purchase price of $4,000.00 and to purchase one share of the common stock of New Bank for $4,000.00;

         WHEREAS, it is the desire of the parties to this Agreement to adopt a plan of reorganization providing for the formation of a savings and loan holding company; and

         WHEREAS, a majority of the respective Boards of Directors of Midland, New Bank, and Holding have approved and authorized the execution of this Agreement pursuant to which the plan of reorganization, including the merger of New Bank into Midland, will be implemented.

         NOW, THEREFORE, in consideration of the premises and the mutual covenants and agreements herein contained, and in order to prescribe the plan of reorganization and merger, including its terms and conditions, the mode of carrying the same into effect, the manner and basis of stockholders of Midland exchanging their Midland Common Stock for Holding Company Common Stock and such other details and provisions as are deemed necessary or proper, the parties hereby agree as follows:

                                    ARTICLE I

                            MERGER AND REORGANIZATION

          1.1 Subject to the conditions hereinafter set forth, New Bank shall be merged into Midland under the Charter of Midland at the Effective Date (as defined in Article XI hereof) of the merger (the "Merger"). The Merger shall be effected pursuant to the provisions of, and with the effect provided in, the applicable provisions of the laws of the United States of America and the Rules and Regulations of the Office of Thrift Supervision (the "OTS").

          1.2 On the Effective Date, the resulting entity in the Merger shall be Midland (hereinafter referred to as the "Surviving Institution" whenever reference is made to it as of the Effective Date of the Merger or thereafter) which will continue to operate under the name "Midland Federal Savings and Loan Association." The Charter and Bylaws of Midland in effect on the Effective Date shall be the Charter and Bylaws of the Surviving Institution. The established offices and facilities of Midland immediately prior to the Merger as set forth in Exhibit A attached hereto shall become the established offices and facilities of the Surviving Institution.

          1.3 On the Effective Date of the Merger, New Bank shall cease to exist separately and shall be merged with and into Midland in accordance with the provisions of this Agreement and in accordance with the provisions of applicable laws, rules and regulations, and all of the assets and property of every kind and character, real, personal and mixed, tangible and intangible, chooses in action, rights and credits then owned by New Bank or which would inure to it, shall immediately, by operation of law and without any conveyance or transfer and without any further act or deed, be vested in and become the property of the Surviving Institution, which shall have, hold and enjoy the same in its own right as fully and to the same extent as the same were possessed, held and enjoyed by New Bank prior to such Merger. The Surviving Institution shall be deemed to be and shall be a continuation of the entity and identity of New Bank and Midland and all of the rights and obligations of New Bank and Midland shall remain unimpaired and the Surviving Institution, on the Effective Date of such Merger, shall succeed to all such rights and obligations and the duties and liabilities connected therewith on such Effective Date.

          1.4 On the Effective Date of the Merger, there will be no holders of deposit accounts, transaction accounts, savings accounts or certificates of deposit issued by New Bank. Holders of deposit accounts, transaction accounts, savings accounts or certificates of deposit of Midland as of the Effective Date of the Merger shall continue to be holders of the same interest of the Surviving Institution without change as to withdrawal value or other rights. No existing deposit account, transaction account, savings account or certificate of deposit holder shall have any of his rights impaired by virtue of the Merger contemplated hereby.

          1.5 The directors and officers of the Surviving Institution on the Effective Date shall be those persons who are directors and officers, respectively, of Midland immediately before the Effective Date. Information with respect to the directors of the surviving Institution is set forth in Exhibit B attached hereto. The committees of the Board of Directors of the Surviving Institution on the Effective Date shall be the same as, and shall be composed of the same persons who were serving on, committees appointed by the Board of Directors of Midland as they exist immediately before the Effective Date. The committees, if any, of officers of the Surviving Institution on the Effective Date shall be the same as, and shall be composed of the same officers who were serving on, the committees of officers of Midland as they exist immediately before the Effective Date.

          1.6 Except as expressly prohibited by applicable laws, all corporate acts, plans, policies, applications, agreements, orders, registrations, licenses, approvals and authorizations of Midland and New Bank, their respective stockholders, Boards of Directors, committees elected or appointed by their Boards of Directors, and their respective officers and agents, which were valid and effective immediately before the Effective Date, shall be taken for all purposes at and after the Effective Date as the acts, plans and policies, applications, agreements, orders, registrations, licenses, approvals and authorizations of the Surviving Institution and shall be as effective and binding thereon as the same were with respect to Midland and New Bank immediately before the Effective Date.

         1.7 On and after the Effective Date, the Midland Federal Savings and Loan Association Stock Option Plan (the "Stock Option Plan"); shall be assumed by Holding and shares awarded under the Stock Option Plan or the Bank Incentive Plan and options for shares awarded under the Stock Option Plan shall be shares of Holding Common Stock.

                                   ARTICLE II

                 CONVERSION, EXCHANGE AND CANCELLATION OF SHARES

         2.1 The manner and basis of converting and exchanging the issued and outstanding shares of Midland Common Stock into shares of Holding Common Stock and related transactions concerning New Bank, shall be as hereinafter provided in this Article II.

         2.2      On the Effective Date:

                  (a) Each share of Midland Common Stock outstanding on the Effective Date shall, without any action on the part of the holder thereof or Midland or Holding, be converted and exchangeable for one share of Holding Common Stock;

                  (b) The outstanding shares of New Bank Common Stock issued to Holding shall be cancelled and converted into an equal number of shares of Midland Common Stock; and

                  (c) The share of Holding Common Stock previously issued to Paul Zogas as incorporator and outstanding shall be cancelled for a redemption price of $4,000.

         2.3 On and after the Effective Date, each holder of a certificate or certificates which prior thereto represented outstanding shares of Midland Common Stock shall be entitled, upon surrender of such certificate or certificates for cancellation to Holding, to receive as soon as practicable a new certificate representing the number of shares of Holding Stock into which such holder's shares of Midland Common Stock were converted as a result of the Merger. Until so surrendered, each certificate theretofore evidencing Midland Common Stock shall not be transferable on the books of the parties hereto, but shall be deemed to evidence ownership of the number of shares of Holding Common Stock into which such shares of Midland Common Stock have been converted by virtue of the Merger.

                                   ARTICLE III

                    REPRESENTATIONS AND WARRANTIES OF HOLDING

         Holding hereby represents and warrants as follows:

          3.1 Holding is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware. At the Effective Date, Holding will have corporate power to carry on its business as then to be conducted and will be qualified to do business in every jurisdiction in which the character and location of the assets to be owned by it or the nature of the business to be transacted by it require qualification.

          3.2 Holding has no subsidiaries other than New Bank at the date of this Agreement. Between the date hereof and the Effective Date, Holding will not create or acquire any subsidiaries, other than New Bank, without the consent of Midland.

          3.3 The authorized capital stock of Holding consists on the date hereof of 600,000 shares of common stock, par value $.01 per share, and 50,000 shares of preferred stock, par value $.01 per share. Except as set forth above or as contemplated by this Agreement or necessary for the effectuation of the Merger, as of the date hereof, Holding does not have any shares of its capital stock issued or outstanding and does not have any outstanding subscriptions, options or other agreements or commitments obligating it to issue shares of its capital stock.

          3.4 Compliance with the terms and provisions of this Agreement by Holding will not conflict with or result in a breach of any of the terms, conditions or provisions of any judgment, order, injunction, decree or ruling of any court or governmental authority, domestic or foreign, or of any agreement or instrument to which Holding is a party, or constitute a default thereunder.

          3.5 The execution, delivery and performance of this Agreement have been duly authorized by the Board of Directors of Holding and have been approved by the incorporator as the sole stockholder of Holding.

          3.6 Holding has complete and unrestricted power to enter into and to consummate the transactions contemplated by this Agreement, subject to approval of this Agreement by the incorporator as sole stockholder of Holding and the provisions of Section 7.3 hereof.

          3.7 On or prior to the Effective Date, Holding will make available for issuance and delivery that number of shares of Holding Common Stock into which the outstanding Midland Common Stock is to be converted and exchanged pursuant to the Merger as provided herein. All such shares of Holding Common Stock, when delivered in exchange for Midland Common Stock, will be duly authorized, validly issued and outstanding, fully paid and non-assessable, and will be voting stock of Holding.

                                   ARTICLE IV

                    REPRESENTATIONS AND WARRANTIES OF MIDLAND

         Midland hereby represents and warrants as follows:

          4.1 Midland is a federal savings and loan association duly organized, validly existing and in good standing under the laws of the United States, and is duly authorized to carry on its business as it is now being conducted.

          4.2 The authorized capital stock of Midland consists on the date hereof of 5,000,000 shares of common stock, no par value, of which 363,975 shares are issued and outstanding, and 1,000,000 shares of preferred stock, par value $.01 per share, none of which are issued and outstanding.

          4.3 Compliance with the terms and provisions of this Agreement by Midland will not conflict with, constitute a default under or result in a breach of any of the terms, conditions or provisions of any judgment, order, injunction, decree or ruling of any court or governmental authority, domestic or foreign, or of any agreement or instrument to which Midland is a party.

          4.4 The execution, delivery and performance of this Agreement have been duly authorized by the Board of Directors of Midland.

          4.5 Midland has complete and unrestricted power to enter into and to consummate the transactions contemplated by this Agreement, subject to the provisions of Sections 7.2 and 7.3 hereof.

                                    ARTICLE V

                   REPRESENTATIONS AND WARRANTIES OF NEW BANK

         New Bank hereby represents and warrants as follows:

          5.1 New Bank, at the direction of Holding will apply to the OTS to be chartered as an interim capital stock savings and loan association, and immediately before the Effective Date will be duly organized, validly existing and in good standing under the laws of the United States of America, and duly authorized to carry on the business of an interim federally-chartered savings and loan association.

          5.2 The authorized capital stock of New Bank consists of 600,000 shares of common stock, par value $.01 per share. Except for the share of New Bank stock issued to Holding for the effectuation of the Merger, prior to the Merger, New Bank will not have any shares of its stock issued and outstanding. There are no outstanding subscriptions, options or other arrangements or commitments obligating New Bank to issue any shares of its capital stock.

          5.3 Compliance with the terms and provisions of this Agreement by New Bank will not conflict with, constitute a default under or result in a breach of any of the terms, conditions or provisions of any judgment, order, injunction, decree or ruling of any court or governmental authority, domestic or foreign, or of any agreement or instrument to which New Bank is, or will be, a party.

          5.4 Prior to the Merger, the execution, delivery and performance of this Agreement will be duly authorized by the Board of Directors of New Bank and will be approved by Holding as the sole stockholder of New Bank

          5.5 New Bank has complete and unrestricted power to enter into and to consummate the transactions contemplated by this Agreement, subject to the approval of this Agreement and the Merger by Holding as sole stockholder of New Bank and the provisions of Section 7.3 hereof.

                                   ARTICLE VI

              OBLIGATIONS OF THE PARTIES PENDING THE EFFECTIVE DATE

          6.1 Prior to the Effective Date, (i) New Bank shall complete its organization and have directors who shall be duly elected and qualified, (ii) Holding shall complete its organization and have directors who shall be duly elected and qualified, and (iii) this Agreement shall be duly submitted to the stockholders of Midland for the purpose of considering and acting upon this Agreement in the manner required by law. Each party shall use its best efforts to obtain the requisite approvals of this Agreement and the transactions contemplated herein and, after obtaining such approval, the parties through their respective officers and directors, shall execute and file with the appropriate regulatory authorities all documents and papers, and the parties shall take every reasonable action, necessary to comply with and to secure such approval of this Agreement and the transactions contemplated herein as may be required by all applicable statutes, rules and regulations.

                                   ARTICLE VII

                   CONDITIONS PRECEDENT TO THE CONSUMMATION OF
                          THE MERGER AND REORGANIZATION

         The obligations of the parties hereto to consummate the Merger and the reorganization contemplated hereby shall be subject to the conditions that on or before the Effective Date:

          7.1 Each of the parties hereto shall have performed and complied with all of its obligations hereunder which are to be complied with or performed on or before the Effective Date.

          7.2 This Agreement and related transactions contemplated hereby, including any appropriate Charter and Bylaws amendments, shall have been duly and validly authorized, approved and adopted at a meeting of stockholders duly and properly called for such purpose by Midland by an affirmative vote of at least 50 percent of the outstanding voting stock of Midland plus one affirmative vote, all in accordance with the applicable Rules and Regulations of the OTS. All shareholders are to be provided a proxy statement in conformity with the Rules and Regulations of the OTS.

          7.3 Orders, consents and approvals, in form and substance reasonably satisfactory to all the parties hereto, shall have been entered by the OTS (or there shall have been received satisfactory assurance that such orders, consents or approvals are not required), granting the authority necessary for consummation of the transactions contemplated by this Agreement pursuant to the provisions of the requirements of the Rules and Regulations of the OTS, all other requirements prescribed by law and the rules and regulations of any other regulatory authority having jurisdiction over the transactions contemplated herein shall have been satisfied.

         7.4 There shall have been received from Silver, Freedman & Taff, L.L.P., Washington, D.C., special counsel to Midland, an opinion to the effect that:

                  1. The Merger will constitute a reorganization within the meaning of Section 368(a)(1(A) and 368(a)(2)E) of the Internal Revenue Code of 1986 (the "Code"). The reorganization will not be disqualified by reason of the fact that stock of Holding is used in the transaction (Section 368(a)(2)(E) of the Code). It will also not be disqualified by the substitution of Holding Common Stock options for Midland Common Stock options as discussed above (Rev. Rul. 70-269, 1970-1 C.B. 81). Holding, New Bank and Midland will each be a "party to a reorganization" within the meaning of Section 368(b) of the Code.

                  2. No gain or loss will be recognized to New Bank on the transfer of substantially all of its assets to Midland (Section 361(a) of the Code).

                  3. No gain or loss will be recognized to Midland on the receipt by Midland of substantially all of the assets of New Bank (Section 1032(a) of the Code).

                  4. Midland's basis in each New Bank asset received in the transaction will be the same as the basis of those assets in the hands of New Bank immediately prior to the transaction (Section 362(b) of the Code).

                  5. Midland's holding period in each New Bank asset will include the period during which New Bank held such asset (Section 1223(2) of the Code).

                  6. No gain or loss will be recognized by Holding upon the receipt of Midland Common Stock (Section 354(a)(1) of the Code).

                  7. No gain or loss will be recognized by the shareholders of Midland on the exchange of their Midland Common Stock solely for shares of Holding Common Stock (Section 354(a)(1) of the Code).

                  8. Each Midland shareholder's basis in the Holding Common Stock received in the transaction will be the same as the basis in the Midland Common Stock surrendered in the transaction (Section 358(a)(1) of the Code).

                  9. The holding period of the Holding Common Stock to be received by Midland shareholders includes the period during which the Midland Common Stock surrendered in exchange therefor was held provided that the Midland Common Stock was held as a capital asset in the hands of Midland shareholders on the date of the exchange (Section 1223(1) of the Code).

                  10. The net operating losses of Midland, if any, will not be reduced or eliminated by reason of the proposed reorganization under
       Section 382 of the Code.

        7.5 No action, suit or proceeding shall have been instituted or shall have been threatened before any court or other governmental body or by any public authority to restrain, enjoin or prohibit the Merger and reorganization contemplated herein, or which might restrict the operation of the business of the Surviving Institution or the ownership of the capital stock of the Surviving Institution or the exercise of any rights with respect thereto by Holding, or subject any of the parties hereto or any of their directors or officers to any liability, fine, forfeiture, or penalty on the grounds that the transactions contemplated hereby, the parties hereto or their directors or officers, have breached or will breach any applicable law or regulation, or have otherwise acted improperly in connection with the transactions contemplated hereby, and with respect to which the parties hereto have been advised by counsel that, in the opinion of such counsel, such action, suit or proceeding raises substantial questions of law or fact which could reasonably be decided adversely to any party hereto or its directors or officers.

                                  ARTICLE VIII

                         ADDITIONAL CONDITIONS PRECEDENT

        8.1 Each obligation of Holding and New Bank to be performed on or prior to the Effective Date shall be subject to the satisfaction, on or before the Effective Date, of the following additional conditions:

                  (a) The  representations and warranties made by the Midland in
       this  Agreement  shall  be  true  as  though  such   representations  and
       warranties had been made or given on and as of the Effective Date; and

                  (b) Holding shall have received an opinion of Silver, Freedman & Taff, L.L.P. which shall be to the effect that:

                         (i) Midland is duly organized,  validly existing and in
                  good standing under the laws of the United States of America and the Rules and Regulations of the OTS;

                         (ii) the execution  and delivery of this  Agreement did
                  not, and the consummation of the Merger and reorganization contemplated hereby will not, violate any provisions of the Charter or Bylaws of Midland;

                         (iii) New Bank is a capital  stock thrift  institution,
                  duly organized, validly existing and in good standing under the laws of the United States of America and Rules and Regulations of the OTS;

                         (iv) the execution  and delivery of this  Agreement did
                  not, and the consummation of the Merger and reorganization contemplated hereby will not, violate any provisions of the Charter or Bylaws of New Bank; and

                         (v) the Boards of Directors and stockholders of Midland
                  and New Bank have taken all corporate action required by their respective Charters and Bylaws and by the Rules and Regulations of the OTS to authorize the execution and delivery of this Agreement and to approve the Merger and reorganization in accordance with the terms of this Agreement; Midland and New Bank have obtained the requisite approvals from the OTS to consummate the Merger and reorganization contemplated by this Agreement; and this Agreement is a legal, valid and binding agreement of Midland and New Bank in accordance with its terms, except to the extent that enforceability may be limited by bankruptcy laws, insolvency laws, or other laws affecting the rights of creditors generally or the rights of creditors of thrift institutions the accounts of which are insured by the Federal Deposit Insurance Corporation or which are subject to regulation by the OTS, including but not limited to laws relating to the availability of equitable remedies.

        8.2 Each obligation of Midland to performed on or prior to the Effective Date shall be subject to the satisfaction, on or before the Effective Date, of the following additional conditions:

                  (a) The representations and warranties made by Holding and by New Bank contained in this Agreement shall be true as though such representations and warranties had been made or given on and as of the Effective Date;

                  (b) This Agreement and the transactions contemplated hereby shall have been duly and validly authorized, approved and adopted by Holding and by New Bank; and

                  (c) Midland shall have received an opinion of Silver, Freedman & Taff, L.L.P. which shall be to the effect that:

                         (i) Holding is a corporation  duly  organized,  validly
                  existing and in good standing under the laws of the State of Delaware;

                         (ii) Holding has corporate power to execute and deliver
                  this Agreement; the Board of Directors and Paul Zogas as the sole stockholder of Holding have taken all action required to authorize such execution and delivery, to approve the Merger and reorganization contemplated hereby and to authorize the issuance of the shares of Holding Common Stock necessary to consummate the Merger and reorganization; and this Agreement is the legal, valid and binding agreement of the Holding in accordance with its terms, except to the extent that enforceability may be limited by bankruptcy laws, insolvency laws, or other laws affecting the rights of the creditors generally, including but not limited to laws relating to the availability of equitable remedies;

                         (iii) The shares of Holding  Common  Stock to be issued
                  pursuant to this Agreement have been duly authorized and, when issued and delivered as contemplated by this Agreement, will have been legally and validly issued and will be fully paid and non-assessable, and no stockholder of Holding will have any preemptive right of subscription or purchase in respect thereof;

                         (iv) New Bank is a capital stock savings and loan association duly organized, validly existing and in good standing under the laws of the United States of America and the Rules and Regulations of the OTS;

                         (v) New Bank has  corporate  power to execute,  deliver
                  and perform this Agreement; the Board of Directors and the stockholder of New Bank have taken all action required by its Charter and Bylaws and by the Rules and Regulations of the OTS to authorize such execution, delivery and performance and to approve the Merger; and this Agreement is the legal, valid and binding agreement of New Bank in accordance with its terms, except to the extent that enforceability may be limited by bankruptcy laws, insolvency laws, or other laws affecting the rights of creditors generally or the rights of creditors of thrift institutions the accounts of which are insured by the Federal Deposit Insurance Corporation or which are subject to regulation by the OTS, including but not limited to laws relating to the availability of equitable remedies; and

                         (vi) Holding and New Bank have  obtained or will obtain
                  the requisite approvals from the OTS to consummate the Merger and reorganization contemplated by this Agreement.

       In rendering opinions provided for in this Agreement, counsel may rely upon opinions of other counsel and, as to matters of fact, upon certificates of public officials and of any officer or officers of Midland, New Bank and Holding.

                                   ARTICLE IX

                                   AMENDMENTS

       Midland, Holding and New Bank, by mutual consent of their respective Boards of Directors or incorporators, as the case may be, to the extent permitted by law, may amend, modify, supplement and interpret this Agreement in such manner as may be mutually agreed upon by them in writing at any time before or after the approval and adoption thereof by the stockholders of Midland, provided, however, that no such amendment, modification, supplement or interpretation shall have a materially adverse impact on Midland or its stockholders except with the approval of the stockholders of Midland.

                                    ARTICLE X

                           TERMINATION AND ABANDONMENT

       10.1   Anything   contained   in   this   Agreement   to   the   contrary
notwithstanding, this Agreement may be terminated and the Merger and reorganization abandoned at any time (whether before or after the approval and adoption thereof by the stockholders of Midland) prior to the Effective Date:

                  (a)    By mutual consent of the parties hereto;

                  (b) By Holding or New Bank, if any condition set forth in Sections 7.1 through 7.5 of Article VII or Section 8.1 of Article VIII has not been met or has not been validly waived or if; or

                  (c) By Midland, if any condition set forth in Sections 7.1 through 7.5 of Article VII or Section 8.2 of Article VIII has not been met or has not been validly waived or if the holders of more than ten percent of the outstanding voting stock of Midland deliver properly to New Bank a demand for appraisal and payment for shares pursuant to 12 C.F.R. ss. 552.14.

       10.2 An election by a party hereto to terminate this Agreement and abandon the Merger and plan of reorganization as provided in Section 10.1 shall be exercised on behalf of such corporation by its Board of Directors or incorporators, as may be the case.

       10.3 In the event of the termination of this Agreement pursuant to the provisions of Section 10.1 hereof, this Agreement shall become void and have no effect and create no liability on the part of any of the parties hereto or their respective incorporators, directors, officers or stockholders in respect to this Agreement.

       10.4 Any of the terms or conditions of this Agreement (other than the necessary approvals of stockholders and government authorities) may be waived at any time by the party which is entitled to the benefit thereof, by action taken by its Board of Directors; provided, however, that such action shall be taken only if, in the judgment of the Board of Directors taking the action, such waiver will not have a materially adverse effect on the benefits intended under this Agreement to be afforded to the stockholders of Midland.


                                   ARTICLE XI

                                 EFFECTIVE DATE

       The effective date of the Merger ("Effective Date") shall be the last day of the calendar month during which the last to occur of the following events takes place: (i) the Merger is approved by the OTS and the Articles of Combination are executed by the OTS, (ii) all other required regulatory approvals have been obtained, and (iii) all other conditions to the Merger herein set forth have been met. The Boards of Directors of Midland, New Bank and Holding each specifically and expressly delegate to their respective chief executive officers the authority to change, by mutual consent of such officers, the Effective Date of the Merger if necessary to properly and efficiently accomplish the Merger. However, in no event shall the Merger become effective unless and until approved by the OTS.

                                   ARTICLE XII

                       TERMINATION OF REPRESENTATIONS AND
                        WARRANTIES AND CERTAIN AGREEMENTS

       The respective representations, warranties, covenants and agreements of the parties hereto in Articles III, IV and V hereof shall expire with, and be terminated and extinguished by, the Merger and reorganization pursuant to this Agreement at the time of the consummation thereof on the Effective Date. None of the parties shall be under any liability whatsoever with respect to any such representation, warranty, covenant or agreement which does not survive the Merger and reorganization, it being intended that the sole remedy of the parties for a breach of any such representation, warranty, covenant or agreement shall be to elect not to proceed with the Merger and reorganization if such breach has resulted in the failure to satisfy a condition precedent to such party's obligation to consummate the transactions contemplated hereby.


                                  ARTICLE XIII

                                  MISCELLANEOUS

       13.1 This Agreement embodies the entire agreement among the parties and there have been and are no agreements, representations or warranties among the parties other than those set forth or provided for herein.

       13.2 Any number of counterparts hereof may be executed and each such counterpart shall be deemed to be an original instrument, but all such counterparts together shall constitute but one instrument.

       13.3 Any notice or waiver to be given to any party shall be in writing and shall be deemed to have been duly given if delivered, mailed, or sent by prepaid telegram, addressed to such party at 8929 South Harlem Avenue, Bridgeview, Illinois 60455.

       13.4 The captions contained in this Agreement are solely for convenient reference and shall not be deemed to affect the meaning or interpretation of any paragraph hereof.

       13.5 Midland will pay all fees and expenses incurred in connection with the transactions contemplated by this Agreement.

       IN WITNESS WHEREOF, Midland, New Bank and Holding, each under the authority of its Board of Directors, have caused this Agreement to be executed with the intent to be legally bound hereby.

                                             MIDLAND FEDERAL SAVINGS AND
                                               LOAN ASSOCIATION
ATTEST:


By:   /s/ Charles Zogas                      By:   /s/ Paul Zogas
      -----------------                            --------------
      Charles Zogas                                Paul Zogas
      Director, Executive Vice President           Chairman, President and Chief
       and Secretary                                 Executive Officer


Date: March 19, 1998                         Date: March 19, 1998

                                             NEW BANK
ATTEST:


By:    /s/ Charles Zogas                    By:    /s/ Paul Zogas
       -----------------                           --------------
       Charles Zogas                               Paul Zogas
       Director, Executive Vice President          Chairman, President and Chief
         and Secretary                               Executive Officer

Date:  March 19, 1998                       Date:  March 19, 1998


ATTEST:                                      HOLDING CORPORATION


By:    /s/ Charles Zogas                     By:   /s/ Paul Zogas
       -----------------                           --------------
       Charles Zogas                               Paul Zogas
       Director, Executive Vice President          Chairman, President and Chief
         and Secretary                               Executive Officer

Date:  March 19, 1998                        Date: March 19, 1998

                                    EXHIBIT A

                        Offices of Surviving Institution


Main Office              8929 South Harlem Avenue
                         Bridgeview, Illinois



Branch Offices           4040 South Archer Avenue
                         Chicago, Illinois

                         2657 West 69th Street
                         Chicago, Illinois

                                    EXHIBIT B

                       Directors of Surviving Institution


                                                                          Term
     Name                          Address                               Expires
     ----                          -------                               -------

Paul Zogas                                                                1998
Jonas Vaznelis                                                            1998
Richard Taylor                                                            1999
Michael J. Kukanza                                                        1999
Charles Zogas                                                             2000
Algerd Brazis                                                             2000

       Successor or substitute directors may be named, subject to compliance with the requirements of applicable law and the Charter and Bylaws of the Surviving Institution.

                                                                      APPENDIX B

                          CERTIFICATE OF INCORPORATION

                                       OF

                      MIDLAND CAPITAL HOLDINGS CORPORATION


         FIRST: The name of the Corporation is Midland Capital Holdings Corporation (hereinafter sometimes referred to as the "Corporation").

         SECOND: The address of the registered office of the Corporation in the State of Delaware is Corporation Trust Center, 1209 Orange Street, in the City of Wilmington, County of New Castle. The name of the registered agent at that address is The Corporation Trust Company.

         THIRD: The purpose of the Corporation is to engage in any lawful act or activity for which a corporation may be organized under the General Corporation Law of Delaware.

         FOURTH:

                  A. The total number of shares of all classes of stock which the Corporation shall have the authority to issue is 650,000 consisting of:

                         1. 50,000 shares of preferred stock, par value one cent ($.01) per share (the "Preferred Stock"); and

                         2. Six hundred thousand (600,000) shares of common stock, par value one cent ($.01) per share (the "Common Stock").

                  B. The Board of Directors is hereby expressly authorized, subject to any limitations prescribed by law, to provide for the issuance of the shares of Preferred Stock in series, and by filing a certificate pursuant to the applicable law of the State of Delaware (such certificate being hereinafter referred to as a "Preferred Stock Designation"), to establish from time to time the number of shares to be included in each such series, and to fix the designation, powers, preferences and rights of the shares of each such series and any qualifications, limitations or restrictions thereof. The number of authorized shares of the Preferred Stock may be increased or decreased (but not below the number of shares thereof then outstanding) by the affirmative vote of the holders of a majority of the Common Stock, without a vote of the holders of the Preferred Stock, or of any series thereof, unless a vote of any such holders is required pursuant to the terms of any Preferred Stock Designation.

         FIFTH: The following provisions are inserted for the management of the business and the conduct of the affairs of the Corporation, and for further definition, limitation and regulation of the powers of the Corporation and of its directors and stockholders:

                  A. The business and affairs of the Corporation shall be managed by or under the direction of the Board of Directors. In addition to the powers and authority expressly conferred upon them by Statute or by this Certificate of Incorporation or the By-laws of the Corporation, the directors are hereby empowered to exercise all such powers and do all such acts and things as may be exercised or done by the Corporation.

                  B. The directors of the Corporation need not be elected by written ballot unless the By-laws so provide.

                  C. Subject to the rights of holders of any class or series of Preferred Stock, any action required or permitted to be taken by the stockholders of the Corporation must be effected at a duly called annual or special meeting of stockholders of the Corporation and may not be effected by any consent in writing by such stockholders.

                  D. Subject to the rights of holders of any class or series of Preferred Stock, special meetings of stockholders of the Corporation may be called only by the Board of Directors pursuant to a resolution adopted by a majority of the total number of directors which the Corporation would have if there were no vacancies on the Board of Directors (the "Whole Board").

                  E. Stockholders shall not be permitted to cumulate their votes for the election of directors.

       SIXTH:

                  A. The number of directors shall be fixed from time to time exclusively by the Board of Directors pursuant to a resolution adopted by a majority of the Whole Board. The directors, other than those who may be elected by the holders of any class or series of Preferred Stock, shall be divided into three classes, as nearly equal in number as reasonably possible, with the term of office of the first class to expire at the conclusion of the first annual meeting of stockholders, the term of office of the second class to expire at the conclusion of the annual meeting of stockholders one year thereafter and the term of office of the third class to expire at the conclusion of the annual meeting of stockholders two years thereafter, with each director to hold office until his or her successor shall have been duly elected and qualified. At each annual meeting of stockholders following such initial classification and election, directors elected to succeed those directors whose terms expire shall be elected for a term of office to expire at the third succeeding annual meeting of stockholders after their election, with each director to hold office until his or her successor shall have been duly elected and qualified.

                  B. Subject to the rights of the holders of any series of Preferred Stock then outstanding, newly created directorships resulting from any increase in the authorized number of directors or any vacancies in the Board of Directors resulting from death, resignation, retirement, disqualification, removal from office or other cause may be filled only by a majority vote of the directors then in office, though less than a quorum, and directors so chosen shall hold office for a term expiring at the annual meeting of stockholders at which the term of office of the class to which they have been elected expires, and until such director's successor shall have been duly elected and qualified. No decrease in the number of directors constituting the Board of Directors shall shorten the term of any incumbent director.

                  C. Advance notice of stockholder nominations for the election of directors and of business to be brought by stockholders before any meeting of the stockholders of the Corporation shall be given in the manner provided in the By-laws of the Corporation.

                  D. Subject to the rights of the holders of any series of Preferred Stock then outstanding, any directors, or the entire Board of Directors, may be removed from office at any time, but only for cause and only by the affirmative vote of the holders of at least 66 2/3% of the voting power of all of the then-outstanding shares of capital stock of the Corporation entitled to vote generally in the election of directors voting together as a single class.

       SEVENTH: The Board of Directors is expressly empowered to adopt, amend or repeal the By-laws of the Corporation. Any adoption, amendment or repeal of the By-laws of the Corporation by the Board of Directors shall require the approval of a majority of the Whole Board. The stockholders shall also have power to adopt, amend or repeal the By-laws of the Corporation. In addition to any vote of the holders of any class or series of stock of this Corporation required by law or by this Certificate of Incorporation, the affirmative vote of the holders of at least 66 2/3% of the voting power of all of the then-outstanding shares of the capital stock of the Corporation entitled to vote generally in the election of directors voting together as a single class, shall be required to adopt, amend or repeal any provisions of the By-laws of the Corporation.

       EIGHTH:

                  A. The Board of Directors of the Corporation, when evaluating any offer of another Person (as defined below) to (A) make a tender or exchange offer for any equity security of the Corporation, (B) merge or consolidate the Corporation with another corporation or entity or (C) purchase or otherwise acquire all or substantially all of the properties and assets of the Corporation (such actions collectively referred to as a "Reorganization Transaction"), may, in connection with the exercise of its judgment in determining what is in the best interest of the Corporation and its stockholders, give due consideration to all relevant factors, including, without limitation, the social and economic effect of acceptance of such offer on the Corporation's present and future customers and employees and those of its Subsidiaries (as defined below); on the communities in which the Corporation and its Subsidiaries operate or are located; on the ability of the Corporation to fulfill its corporate objectives as a financial institution holding company and on the ability of its subsidiary financial institution to fulfill the objectives of a federally insured financial institution under applicable statutes and regulations.

                  B. A. Reorganization Transaction must be approved by the affirmative vote of the holders of at least 66 2/3% of all of the then-outstanding shares of the capital stock of the Corporation entitled to vote.

                  C.     For the purposes of this Article EIGHTH:

                         1. A "Person" shall include an individual, a group acting in concert, a corporation, a partnership, an association, a joint venture, a pool, a joint stock company, a trust, an unincorporated organization or similar company, a syndicate or any other group formed for the purpose of acquiring, holding or disposing of securities.

                         2. "Subsidiary" means any corporation of which a majority of any class of equity security is owned, directly or indirectly, by the Corporation.

       NINTH:

                  A. Each person who was or is made a party or is threatened to be made a party to or is otherwise involved in any action, suit or proceeding, whether civil, criminal, administrative or investigative

(hereinafter a "proceeding"), by reason of the fact that he or she is or was a director or an officer of the Corporation or is or was serving at the request of the Corporation as a director or officer of another corporation, including, without limitation, any Subsidiary (as defined in Article EIGHTH herein), partnership, joint venture, trust or other enterprise, including service with respect to an employee benefit plan (hereinafter an "indemnitee"), whether the basis of such proceeding is alleged action in an official capacity as a director or officer or in any other capacity while serving as a director or officer, shall be indemnified and held harmless by the Corporation to the fullest extent authorized by the Delaware General Corporation Law, as the same exists or may hereafter be amended (but, in the case of any such amendment, only to the extent that such amendment permits the Corporation to provide broader indemnification rights than such law permitted the Corporation to provide prior to such amendment), against all expense, liability and loss (including attorneys' fees, judgments, fines, ERISA excise taxes or penalties and amounts paid in settlement) reasonably incurred or suffered by such indemnitee in connection therewith; provided, however, that, except as provided in Section C hereof with respect to proceedings to enforce rights to indemnification, the Corporation shall indemnify any such indemnitee in connection with a proceeding (or part thereof) initiated by such indemnitee only if such proceeding (or part thereof) was authorized by the Board of Directors of the Corporation.

                  B. The right to indemnification conferred in Section A of this Article shall include the right to be paid by the Corporation the expenses incurred in defending any such proceeding in advance of its final disposition (hereinafter an "advancement of expenses"); provided, however, that, if the Delaware General Corporation Law requires, an advancement of expenses incurred by an indemnitee in his or her capacity as a director or officer (and not in any other capacity in which service was or is rendered by such indemnitee, including, without limitation, service to an employee benefit plan) shall be made only upon delivery to the Corporation of an undertaking (hereinafter an "undertaking"), by or on behalf of such indemnitee, to repay all amounts so advanced if it shall ultimately be determined by final judicial decision from which there is no further right to appeal (hereinafter a "final adjudication"), that such indemnitee is not entitled to be indemnified for such expenses under this Section or otherwise. The rights to indemnification and to the advancement of expenses conferred in Sections A and B of this Article shall be contract rights and such rights shall continue as to an indemnitee who has ceased to be a director or officer and shall inure to the benefit of the indemnitee's heirs, executors and administrators.

                  C. If a claim under Section A or B of this Article is not paid in full by the Corporation within 60 days after a written claim has been received by the Corporation, except in the case of a claim for an advancement of expenses, in which case the applicable period shall be 20 days, the indemnitee may at any time thereafter bring suit against the Corporation to recover the unpaid amount of the claim. If successful in whole or in part in any such suit, or in a suit brought by the Corporation to recover an advancement of expenses pursuant to the terms of an undertaking, the indemnitee shall also be entitled to be paid the expense of prosecuting or defending such suit. In (1) any suit brought by the indemnitee to enforce a right to indemnification hereunder (but not in a suit brought by the indemnitee to enforce a right to an advancement of expenses) it shall be a defense that, and (2) in any suit by the Corporation to recover an advancement of expenses pursuant to the terms of an undertaking the Corporation shall be entitled to recover such expenses upon a final adjudication that, the indemnitee has not met any applicable standard for indemnification set forth in the Delaware General Corporation Law. Neither the failure of the Corporation (including its Board of Directors, independent legal counsel, or its stockholders) to have made a determination prior to the commencement of such suit that indemnification of the indemnitee is proper in the circumstances because the indemnitee has met the applicable standard of conduct set forth in the Delaware General Corporation Law, nor an actual determination by the Corporation (including its Board of Directors, independent legal counsel, or its stockholders) that the indemnitee has not met such applicable standard of conduct, shall create a presumption that the indemnitee has not met the applicable standard of conduct or, in the case of such a suit brought by the indemnitee, be a defense to such suit. In any suit brought by the indemnitee to enforce a right to indemnification or to an advancement of expenses hereunder, or by the Corporation to recover an advancement of expenses pursuant to the terms of an undertaking, the burden of proving that the indemnitee is not entitled to be indemnified, or to such advancement of expenses, under this Article or otherwise shall be on the Corporation.

                  D. The rights to indemnification and to the advancement of expenses conferred in this Article shall not be exclusive of any other right which any person may have or hereafter acquire under any statute, the Corporation's Certificate of Incorporation, By-laws, agreement, vote of stockholders or Disinterested Directors or otherwise.

                  E. The Corporation may maintain insurance, at its expense, to protect itself and any director, officer, employee or agent of the Corporation or another corporation, partnership, joint venture, trust or other enterprise against any expense, liability or loss, whether or not the Corporation would have the power to indemnify such person against such expense, liability or loss under the Delaware General Corporation Law.

                  F. The Corporation may, to the extent authorized from time to time by a majority vote of the disinterested directors, grant rights to indemnification and to the advancement of expenses to any employee or agent of the Corporation to the fullest extent of the provisions of this Article with respect to the indemnification and advancement of expenses of directors and officers of the Corporation.

       TENTH: A director of this Corporation shall not be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (A) for any breach of the director's duty of loyalty to the Corporation or its stockholders, (B) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (C) under Section 174 of the Delaware General Corporation Law, or (D) for any transaction from which the director derived an improper personal benefit. If the Delaware General Corporation Law is hereafter amended to further eliminate or limit the personal liability of directors, then the liability of a director of the Corporation shall be eliminated or limited to the fullest extent permitted by the Delaware General Corporation Law, as so amended.

       Any repeal or modification of the foregoing paragraph by the stockholders of the Corporation shall not adversely affect any right or protection of a director of the Corporation existing at the time of such repeal or modification.

       ELEVENTH:  The  Corporation  reserves  the right to amend or  repeal  any
provision   contained  in  this  Certificate  of  Incorporation  in  the  manner prescribed by the laws of the State of Delaware and all rights conferred upon stockholders are granted subject to this reservation; provided, however, that, notwithstanding any other provision of this Certificate of Incorporation or any provision of law which might otherwise permit a lesser vote or no vote, but in addition to any vote of the holders of any class or series of the stock of this Corporation required by law or by this Certificate of Incorporation, the affirmative vote of the holders of at least 66 2/3% of the voting power of all of the then-outstanding shares of the capital stock of the Corporation entitled to vote generally in the election of directors, voting together as a single class, shall be required to amend or repeal this Article ELEVENTH, Section B of Article FOURTH, Sections C or D of Article FIFTH, Article SIXTH, Article SEVENTH or Article NINTH.

        TWELFTH: The name and mailing address of the sole incorporator are as follows:

             NAME                         MAILING ADDRESS
             ----                         ---------------

             Paul Zogas                   8929 South Harlem Avenue
                                          Bridgeview, Illinois 60455

       I, THE UNDERSIGNED, being the incorporator, for the purpose of forming a corporation under the laws of the State of Delaware, do make, file and record this Certificate of Incorporation, do certify that the facts herein stated are true, and, accordingly, have hereto set my hand this 28th day of April 1998.




                                                   /s/ Paul Zogas
                                                   --------------
                                                   Paul Zogas, Sole Incorporator

                                                                      APPENDIX C

                        RIGHTS OF DISSENTING STOCKHOLDERS

               SECTION 552.14 OF THE OFFICE OF THRIFT SUPERVISION
                              RULES AND REGULATIONS


ss. 552.14  Dissenter and appraisal rights.

       (a) Right to demand payment of fair or appraised value. Except as provided in paragraph (b) of this section, any stockholder of a Federal stock association combining in accordance with ss.552.13 of this part shall have the right to demand payment of the fair or appraised value of his stock: Provided, That such stockholder has not voted in favor of the combination and complies with the provisions of paragraph (c) of this section.

       (b) Exceptions. No stockholder required to accept only qualified consideration for his or her stock shall have the right under this section to demand payment of the stock's fair or appraised value, if such stock was listed on a national securities exchange or quoted on the National Association of Securities Dealers' Automated Quotation System ("NASDAQ") on the date of the meeting at which the combination was acted upon or stockholder action is not required for a combination made pursuant to ss. 552.13(h)(2) of this part. "Qualified consideration" means cash, shares of stock of any association or corporation which at the effective date of the combination will be listed on a national securities exchange or quoted on NASDAQ or any combination of such shares of stock and cash.

       (c)  Procedure.
       (1) NOTICE. Each constituent Federal stock association shall notify all stockholders entitled to rights under this section, not less than twenty days prior to the meeting at which the combination agreement is to be submitted for stockholder approval, of the right to demand payment of appraised value of shares, and shall include in such notice a copy of this section. Such written notice shall be mailed to stockholders of record and may be part of the management's proxy solicitation for such meeting.

       (2) DEMAND FOR APPRAISAL AND PAYMENT. Each stockholder electing to make a demand under this section shall deliver to the Federal Stock association, before voting on the combination, a writing identifying himself or herself and stating his or her intention thereby to demand appraisal of and payment for his or her shares. Such demand must be in addition to and separate from any proxy or vote against the combination by the stockholder.

       (3) NOTIFICATION OF EFFECTIVE TIME AND WRITTEN OFFER. Within ten days after the effective date of the combination, the resulting association shall;

       (i) Give written notice by mail to stockholders of constituent Federal Stock associations who have complied with the provisions of paragraph (c)(2) of this section and have not voted in favor of the combination, of the effective date of the combination;

       (ii) Make a written offer to each stockholder to pay for dissenting shares at a specified price deemed by the resulting association to be the fair value thereof; and

       (iii) Inform them that, within sixty days of such date, the respective requirements of paragraphs (c)(5) and (6) of this section (set out in the notice) must be satisfied.

The notice and offer shall be accompanied by a balance sheet and statement of income of the association the shares of which the dissenting stockholder holds, for a fiscal year ending not more than sixteen months before the date of notice and offer, together with the latest available interim financial statements.

       (4) ACCEPTANCE OF OFFER. If within sixty days of the effective date of the combination the fair value is agreed upon between the resulting association and any stockholder who has complied with the provisions of paragraph (c)(2) of this section, payment therefor shall be made within ninety days of the effective date of the combination.

       (5) PETITION TO BE FILED IF OFFER NOT ACCEPTED. If within sixty days of the effective date of the combination the resulting association and any stockholder who has complied with the provisions of paragraph (c)(2) of this section do not agree as to the fair value, then any such stockholder may file a petition with the Office, with a copy by registered or certified mail to the resulting association, demanding a determination of the fair market value of the stock of all such stockholders. A stockholder entitled to file a petition under this section who fails to file such petition within sixty days of the effective date of the combination shall be deemed to have accepted the terms offered under the combination.

       (6) STOCK CERTIFICATES TO BE NOTED. Within sixty days of the effective date of the combination, each stockholder demanding appraisal and payment under this section shall submit to the transfer agent his certificates of stock for notation thereon that an appraisal and payment have been demanded with respect to such stock and that appraisal proceedings are pending. Any stockholder who fails to submit his stock certificates for such notation shall no longer be entitled to appraisal rights under this section and shall be deemed to have accepted the terms offered under the combination.

       (7) WITHDRAWAL OF DEMAND. Notwithstanding the foregoing, at any time within sixty days after the effective date of the combination, any stockholder shall have the right to withdraw his or her demand for appraisal and to accept the terms offered upon the combination.

       (8) VALUATION AND PAYMENT. The Director shall, as he or she may elect, either appoint one or more independent persons or direct appropriate Staff of the Office to appraise the shares to determine their fair market value, as of the effective date of the combination, exclusive of any element of value arising from the accomplishment or expectation of the combination. Appropriate staff of the Office shall review and provide an opinion on appraisals prepared by independent persons as to the suitability of the appraisal methodology and the adequacy of the analysis and supportive data. The Director after consideration of the appraisal report and the advice of the appropriate staff shall, if he or she concurs in the valuation of the shares, direct payment by the resulting association of the appraised fair market value of the shares, upon surrender of the certificates representing such stock. Payment shall be made, together with interest from the effective date of the combination, at a rate deemed equitable by the Director.

       (9) COSTS AND EXPENSES. The costs and expenses of any proceeding under this section may be apportioned and assessed by the Director as he or she may deem equitable against all or some of the parties. In making this determination the Director shall consider whether any party has acted arbitrarily, vexatiously, or not in good faith in respect to the rights provided by this section.

       (10) VOTING AND DISTRIBUTION. Any stockholder who has demanded appraisal rights as provided in subparagraph (c)(2) of this section shall thereafter neither be entitled to vote such stock for any purpose nor be entitled to the payment of dividends or other distributions on the stock (except dividends or other distribution payable to, or a vote to be taken by stockholders of record at a date which is on or prior to, the effective date of the combination):
Provided, That if any stockholder becomes unentitled to appraisal and payment of appraised value with respect to such stock and accepts or is deemed to have accepted the terms offered upon the combination, such stockholder shall thereupon be entitled to vote and receive the distributions described above.

       (11) STATUS. Shares of the resulting association into which shares of the stockholders demanding appraisal rights would have been converted or exchanged, had they assented to the combination, shall have the status of authorized and unissued shares of the resulting association.

                                                                      Appendix D
--------------------------------------------------------------------------------








[GRAPHIC-LOGO] Midland Federal
                      Savings and Loan Association


















                                      1997
                                 ANNUAL REPORT

Corporate Profile

Midland Federal Savings and Loan Association is headquartered in Bridgeview, Illinois. Midland Federal Savings and Loan Association was founded in 1914 with the goal of providing savings and home loan financial services to communities on the Southwest side of the city of Chicago. It continues to fulfill that role today with three full service offices including offices located in the Brighton Park and Marquette Park neighborhoods of Chicago. Midland Federal Savings also operates a wholly owned subsidiary, Midland Service Corporation. Common stock in Midland Federal Savings and Loan Association was first issued to the public on June 30, 1993 and is traded on the "pink sheets" published by the National Quotation Bureau, Inc..




Table of Contents

Financial Highlights.........................  1

Letter to Shareholders ......................  2

Selected Consolidated Financial
  Information................................  3

Management's Discussion and Analysis.........  5

Independent Auditor's Report................. 21

Consolidated Statements of
  Financial Condition........................ 22

Consolidated Statements of Income............ 23

Consolidated Statements of Changes in
  Stockholders' Equity....................... 24

Consolidated Statements of Cash Flows........ 25

Notes to Consolidated Financial
  Statements................................. 26

                              FINANCIAL HIGHLIGHTS


                                              Year Ended June 30,
                                    1997     1996     1995     1994     1993
                                 --------------------------------------------
                                            (Dollars in Thousands)

Total assets.................... $111,678  116,460  113,364  117,128  120,163
Loans receivable, net...........   33,392   32,776   31,036   33,424   35,368
Mortgage-backed securities......   21,936   27,410   28,736   33,842   44,328
Cash and cash equivalents.......   30,903   30,918   28,022   21,805   16,138
Investment securities ..........   21,058   21,033   21,078   23,477   18,611
Deposits........................  102,973  107,914  105,090  109,416  112,943
Stockholders' equity............    7,971    7,740    7,412    6,747    6,210

For the Period:
  Net interest income........... $  3,124    3,186    3,272    3,179    3,082
  Net income ...................      296      575      692      615      634

Per Common Share:
  Book value per share
    outstanding................. $  22.99    22.32    21.48    19.56    18.00

  Earnings per share
    outstanding - primary....... $    .83     1.64     2.00     1.78     1.84

Financial Ratios:
  Stockholders' equity to
    total assets................     7.14%    6.65%    6.54     5.76     5.17
  Non-performing assets to
    total assets................      .86%    1.90%    2.24     3.06     3.23
  Net charge-offs to total loans      .13%     .21%     .32       --     (.05)
  Net interest margin...........     2.96%    2.96%    3.07     2.90     2.84
  Operating expenses to
    average assets (1)..........     2.72%    2.69%    2.56     2.53     2.53
  Return on average assets (2)..      .66%     .50%     .61      .52      .54
  Return on average
    stockholders' equity (2)....     9.21%    7.62%    9.89     9.46    22.50

(1) Exclusive of real estate owned expenses and losses and FDIC special assessment.
(2)  Exclusive of FDIC special assessment.

To Our Shareholders,

         The fiscal year ended June 30, 1997 was an important year for Midland Federal Savings and for the Nation's thrift industry as well. Legislation was enacted during the year to recapitalize the Savings Association Insurance Fund ("SAIF"). The recapitalization of SAIF was accomplished by an industry wide, one-time special assessment levied against all SAIF insured deposits. Midland Federal's special assessment amounted to $674,000 and resulted in an after tax charge to earnings of $445,000, or $1.26 per primary share. I am pleased to report that despite this one-time charge to earnings, Midland Federal Savings concluded fiscal 1997 with earnings totalling $296,000, or $0.83 per primary share, and stockholders' equity of $8.0 million, or $22.99 per share.

         The recapitalization of the SAIF resulted in a substantial reduction in Midland Federal Savings' quarterly FDIC deposit insurance premiums. Effective January 1, 1997, deposit insurance premium rates for highly rated institutions, including Midland Federal Savings, were reduced to zero. All SAIF member institutions, including Midland Federal, will continue to be charged a debt service assessment by the FDIC to fund repayment of the Financing Corporation's debt obligations, however, as a result of the legislation to recapitalize the SAIF, Midland Federal realized a reduction of $97,000 in its quarterly FDIC assessments in fiscal 1997.

         Midland Federal Savings continued to build its capital base during fiscal 1997 and at fiscal year end its ratio of stockholders' equity to total assets had risen to 7.14%. Midland Federal also continued to meet all of the regulatory criteria for a 'well capitalized' designation throughout fiscal 1997 and at fiscal year end each of Midland Federal's regulatory capital ratios significantly exceeded all of its fully phased in capital requirements.

         Asset quality saw dramatic improvements in fiscal 1997 for the sixth consecutive year. By fiscal year end, net non-performing assets were reduced to 0.86% of total assets and net non-performing loans were reduced by $1.3 million, or 93%, to $103,000. Midland Federal also continued to maintain substantial reserves against potential loan losses. At fiscal year end Midland Federal's ratio of general allowances for loan losses to net non-performing loans had increased to 274.39%.

         Finally, as part of our commitment to promote affordable home ownership among first time home buyers within our communities, in fiscal 1997 Midland Federal originated $1.1 million in single family mortgage loans in conjunction with the Illinois Housing Development Authority's ("IHDA") first time home buyers program. Also, during fiscal 1997 our loan brokerage and origination operations realized a 43% increase in fee income and service charges from loans over the prior fiscal year. In fiscal 1998 we plan to continue to participate with the IHDA in promoting affordable housing for first time home buyers and we will continue to market our loan products to the local real estate community in order to build upon our success in this important area.

                                                          Sincerely,


                                                          /s/Paul Zogas
                                                          -------------
                                                          Paul Zogas
                                                          Chairman and President

                  SELECTED CONSOLIDATED FINANCIAL INFORMATION

SELECTED FINANCIAL CONDITION DATA:
                                                   At June 30,
                                    1997     1996     1995     1994     1993
                                 --------------------------------------------
                                                 (In Thousands)
Total assets.................... $111,678  116,460  113,364  117,128  120,163
Loans receivable, net...........   33,392   32,776   31,036   33,424   35,368
Mortgage-backed securities......   21,936   27,410   28,736   33,842   44,328
Cash and cash equivalents.......   30,903   30,918   28,022   21,805   16,138
Investment securities ..........   21,058   21,033   21,078   23,477   18,611
Deposits........................  102,973  107,914  105,090  109,416  112,943
Stockholders' equity............ $  7,971    7,740    7,412    6,747    6,210

SELECTED OPERATIONS DATA:
                                              Year Ended June 30,
                                    1997     1996     1995     1994     1993
                                 --------------------------------------------
                                                 (In Thousands)
Total interest income........... $  7,034    7,228    6,700    6,380    6,835
Total interest expense..........    3,910    4,042    3,428    3,201    3,753
                                 --------    -----    -----    -----    -----
Net interest income.............    3,124    3,186    3,272    3,179    3,082
Provision for loan losses
  (recoveries)..................       --       --      (80)     (65)    (105)
                                 --------    -----    -----    -----    -----
  Net interest income after
    provision for loan losses...    3,124    3,186    3,352    3,244    3,187

Non-interest income:
Loan related fees and charges...      146      102       32       46       61
Gain (loss) on sale of assets...       16       (7)       1     (111)      78
Deposit related fees  ..........      613      597      624      708      609
Other income....................      350      204      181      221      239
                                 --------    -----    -----    -----    -----
  Total non-interest income.....    1,125      896      838      864      987
                                 --------    -----    -----    -----    -----
Non-interest expense:
Staffing costs..................    1,670    1,546    1,393    1,350    1,279
Federal deposit insurance
  premiums......................      142      239      263      314      279
FDIC special assessment.........      674       --       --       --       --
Real estate owned expenses......       98      129      222      125      299
Other expense...................    1,268    1,282    1,270    1,339    1,402
                                 --------    -----    -----    -----    -----
  Total non-interest expense....    3,852    3,196    3,148    3,128    3,259
                                 --------    -----    -----    -----    -----
Income before income taxes......      397      886    1,042      980      915
Provision for income taxes......      101      311      350      365      281
                                 --------    -----    -----    -----    -----
Net income ..................... $    296      575      692      615      634
                                 ========      ===      ===      ===      ===

                  SELECTED CONSOLIDATED FINANCIAL INFORMATION

SELECTED FINANCIAL RATIOS:
                                       At or For the Year Ended June 30,
                                    1997     1996     1995     1994     1993
                                 --------------------------------------------
Performance Ratios:
Return on average assets (1)....     .66%     .50      .61      .52      .54
Return on average stockholders'
  equity (1)....................    9.21%    7.62     9.89     9.46    22.50

Interest rate spread during
  period (2)....................    2.91%    2.90     3.05     2.93     3.00
Net interest margin (3).........    2.96%    2.96     3.07     2.90     2.84
Ratio of operating expenses to
  average total assets (4)......    2.72%    2.69     2.56     2.53     2.53
Ratio of average interest-
  earning assets to average
  interest-bearing liabilities..  108.76%  108.34   107.33   105.99   101.44

Asset Quality Ratios:
Non-performing assets to
  total assets..................     .86%    1.90     2.24     3.06     3.23
Allowance for loan losses to
  nonperforming loans (5).......  274.39%   22.00    18.84    19.45    22.19
Allowance for loan losses to
  total loans...................    1.62%    1.78     2.10     2.43     2.47

Capital Ratios:
Stockholders' equity to
  total assets..................    7.14%    6.65     6.54     5.76     5.17
Average stockholders' equity to
  average assets................    6.81%    6.61     6.13     5.47     2.36

(1)  Exclusive of FDIC special assessment.
(2)  Interest  rate  spread  for  the  period  shown   includes  the  impact  of
     non-interest bearing demand deposits.
(3)  Net  interest  income  divided  by  average  interest-earning  assets.
(4) Exclusive of real estate owned expenses and losses and FDIC special assessment.
(5) General valuation allowances to non-performing loans (net of specific allowances).

                          MANAGEMENT'S DISCUSSION AND
                      ANALYSIS OF FINANCIAL CONDITION AND
                             RESULTS OF OPERATIONS


GENERAL

Midland Federal Savings and Loan Association (the "Association") converted from a federal mutual savings and loan association to a federal stock savings and loan association on June 30, 1993 (the "Conversion"). In the Conversion, 345,000 shares of common stock, par value of $.01 per share, of the Association were sold in an initial public offering for an aggregate consideration of $3.45 million.

The Association's results of operations are dependent primarily on net interest income, which is the difference between the interest income earned on its loan, mortgage-backed securities, and investment portfolios and its cost of funds, consisting of the interest paid on its deposits and borrowings. In addition, to a lesser extent, the Association's operating results are affected by non-interest income and non-interest expense. Non-interest expense includes operating expenses consisting primarily of employee salaries and benefits, office occupancy expenses, equipment costs, federal deposit insurance premiums, and other general and administrative expenses. Operational results are also affected by general economic conditions (particularly changes in interest rates), competition, government policies and actions of regulatory agencies.

Midland Federal's operating philosophy is to provide, in a safe and profitable manner, financial services to families and local businesses in the communities served by its offices. The Association's immediate market area consists of Southwest Chicago and the Southwest suburban communities of Bridgeview, Oak Lawn, Palos Hills, Hickory Hills, Burbank, Chicago Ridge and Justice. Consistent with its operating philosophy, the Association focuses upon attracting deposits from the general public and using such deposits to originate residential mortgage, and to a lesser extent, consumer, multi-family and other loans in its primary market area. The Association also makes substantial investments in mortgage backed securities, investment securities consisting primarily of U.S. Government obligations and liquid assets in an effort to control interest rate risk.


                        MANAGEMENT OF INTEREST RATE RISK

An evaluation of the interest rate risk position of a financial institution typically entails an examination of the sensitivity of the institution's balance sheet to changes in interest rates and the capacity of the institution to absorb losses resulting from movements in interest rates. The sensitivity of an institution's balance sheet depends upon the composition of the institution's assets and liabilities. The Association manages interest rate risk by analyzing the extent to which its assets and liabilities are interest rate sensitive and then developing strategies to reduce the vulnerability of its operations to changes in interest rates.

Management uses analytical tools provided by the Office of Thrift Supervision ("OTS") to measure and predict the Association's level of interest rate risk under a variety of market scenarios. In evaluating an institution's interest rate risk profile, the OTS focuses on Net Portfolio Value ("NPV"), which is a proxy for the economic value, or net present value, of an institution's worth. NPV is defined as the present value of assets, less the present value of liabilities, plus the net present value of off balance sheet contracts. OTS measures an institution's vulnerability to interest rate risk by examining the "Pre-Shock NPV Capital Ratio", the "Post-Shock NPV Capital Ratio" and the "Sensitivity Measure". The Pre-Shock NPV Capital Ratio is the leverage ratio of equity-to-assets expressed in present value terms and is calculated by dividing an institution's base-case NPV by the present value of its assets. The Post-Shock NPV Capital Ratio, also referred to as the "Exposure Measure", is an estimate of what an institution's NPV capital ratio would be after a hypothetical adverse 200 basis point shock in interest rates. The Sensitivity Measure gauges the magnitude of loss that an institution would suffer from a 200 basis point movement in interest rates. The Sensitivity Measure is calculated as the difference between the Post Shock NPV Capital Ratio and the Pre-Shock NPV Capital Ratio, expressed in basis points. The OTS Interest Rate Risk Exposure Model measures an institution's interest rate risk by approximating its NPV under various market interest rate scenarios which range from a 400 basis point increase to a 400 basis point decrease in market interest rates. The OTS has incorporated an interest rate risk component into its regulatory capital rule. Under that rule, an institution's "normal" level of interest rate risk is a decrease in the institution's NPV (calculated under a hypothetical 200 basis point change in interest rates) which does not exceed an amount equal to 2% of the present value of its assets. An institution whose measured interest rate risk exceeds its normal level of interest rate risk must deduct an interest rate risk component in calculating its total capital for purpose of meeting its risk-based capital requirement. The amount of that deduction is equal to one-half of the difference between the institution's measured decline in net portfolio value (assuming a 200 basis point change in interest rates) and an amount equal to 2% of the present value of its assets. A savings institution with assets of less than $300 million and with a risk-based capital ratio in excess of 12% is not subject to the interest rate risk component, unless the OTS determines otherwise. The OTS has postponed the date that the interest rate risk component will first be deducted from an institution's total capital to provide it with an opportunity to review the interest rate risk proposals recently issued by the other federal banking agencies. The Association's measured interest rate risk is below the threshold at which it could be required to hold additional risk-based capital under OTS regulations.

Certain shortcomings are inherent in the methodology described in the above interest rate risk measurements. Measuring changes in NPV requires certain assumptions that may tend to oversimplify the manner in which actual yields and costs respond to changes in market interest rates. For example, the model assumes that the actual composition of the Association's interest sensitive assets and liabilities remain constant over the period being measured. Also, the model assumes that a particular change in interest rates is reflected uniformly across the yield curve regardless of the duration to maturity or repricing of specific assets and liabilities. Finally, the model does not take into account the impact of the Association's business or strategic plans on the structure of interest-earning assets and interest-bearing liabilities.

Accordingly, although the NPV measurement provides an indication of the Association's interest rate risk exposure at a particular point in time, such measurement is not intended to, and does not provide, a precise forecast of the effect of the changes in market interest rates on the Association's net interest income and will differ from actual results. The results of the OTS's NPV model are monitored by management and presented to the Board of Directors quarterly.

The interest rate risk policy of the Association provides that the maximum permissible impact to the Association, assuming a 400 basis point increase or decrease in market interest rates, is an 80% decrease in net portfolio value. The Association uses a variety of tools to limit interest rate risk. First, the Association has focused a portion of its residential lending on adjustable-rate mortgages ("ARMs"), which generally reprice within one year, although the Association continues to make long term fixed-rate mortgages in recognition of market demand and the potential for fee income. Second, the Association maintains a high level of liquidity and has focused its recent investment activities in adjustable rate mortgage-backed securities and other short term investments. Third, the Association has maintained a large percentage of its deposit liabilities in passbook and transaction accounts, which are considered to be relatively resistant to changes in interest rates.

The following table shows the NPV and projected change in the NPV of the Association at June 30, 1997 assuming an instantaneous and sustained change in market interest rates of 100, 200, 300 and 400 basis points.

INTEREST RATE SENSITIVITY OF NET PORTFOLIO VALUE (NPV)

                       Net Portfolio Value             NPV as % of Assets
                 -------------------------------      --------------------
Change in Rates  $ Amount    $ Change   % Change       NPV Ratio   Change
---------------  --------    ---------  --------      ----------  --------
(Basis Points)   (Dollars in Thousands)

   +400 bp       $12,336     $(  290)     ( 2)%         10.68%     -15 bp
   +300 bp        12,640          14        0           10.90      + 7 bp
   +200 bp        12,832         206        2           11.03      +20 bp
   +100 bp        12,853         227        2           11.02      +19 bp
      0 bp        12,626          --        -           10.83       --
   -100 bp        12,060      (  566)     ( 4)          10.38      -45 bp
   -200 bp        11,480      (1,146)     ( 9)           9.91      -92 bp
   -300 bp        11,722      (  904)     ( 7)          10.08      -75 bp
   -400 bp        12,227      (  399)     ( 3)          10.44      -39 bp


                     FINANCIAL CONDITION AT JUNE 30, 1997

During the year ended June 30, 1997, total assets of the Association decreased by $4.8 million to $111.7 million from $116.5 million at June 30, 1996. The decrease in assets in fiscal 1997 is primarily attributable to an decrease in deposits of $4.9 million during the year. The decrease in deposits was funded by a $5.5 million decrease in mortgage backed securities during the year.

During the year ended June 30, 1997, net loans receivable increased by $616,000 to $33.4 million. Loan disbursements totalled $7.7 million compared to $8.2 million during the year ended June 30, 1996. Principal payments to loans during the year ended June 30, 1996 totalled $6.2 million compared to $6.5 million during the year ended June 30, 1996. In fiscal 1997 the Association originated $1.1 million in single family mortgage loans in conjunction with the Illinois Housing Development Authority's ("IHDA") first time home buyers program. As required by the program, the Association had completed the sale of $832,000 of these loans to the IHDA by June 30, 1997 and will continue to service these loans for the IHDA and these customers. In fiscal 1998 the Association plans to continue to participate in the IHDA first time home buyers program and to market its loan products to local real estate brokers through Association loan origination personnel.

During the year ended June 30, 1997, the Federal Reserve Board adopted a slightly more restrictive monetary policy which it implemented with a single one quarter point increase in short term interest rates in March 1997. The Federal Reserve Board took this action despite a continued benign inflation environment as "insurance" against any developing inflation trend caused by increased consumer spending and generally strong economic growth in the fourth quarter of calender 1996 and the first quarter of calender 1997. These factors caused an upward shift in interest rates across all maturities. This upward shift in interest rates dissipated, however, through the end of fiscal 1997 as expectations for a slow down in both consumer spending and economic growth set in and any further increases in short term interest rates were priced out of the financial markets resulting in a flatter and lower yield curve at the end of fiscal 1997. Continued low unemployment rates and a resumption in consumer spending in the second half of calender 1997 is likely to cause the Federal Reserve Board to retain a bias toward a tighter monetary policy and may result in higher short and intermediate term market interest rates in the final quarter of calender 1997 and into calender 1998. As a result, the Association has continued to maintain a relatively high level of short term interest bearing deposits in its investment portfolio. At June 30, 1997 short term interest bearing deposits totalled $28.1 million compared to $27.4 million at June 30, 1996.

Investment  securities  remained  stable  at $21.1  million  at June  30,  1997.
Management has categorized a $1.0 million par value fixed rate investment security with a maturity in excess of twenty years as available for sale. All other investment securities are categorized as held to maturity at June 30, 1997. The weighted average remaining maturity of the Association's investment securities portfolio at June 30, 1997 was 1.9 years.

Deposits decreased $4.9 million to $103.0 million at June 30, 1997 from $107.9 million at June 30, 1996 as a net deposit outflow of $8.6 million offset interest credited in the amount of $3.7 million during the year. The net loss of savings deposits is attributed to a $2.4 million decrease in passbook deposit accounts, a $2.0 million decrease in certificates of deposit and a $1.0 million decrease in money market accounts which was offset by a $544,000 increase in NOW and non-interest bearing demand deposit accounts. The net loss in savings deposits is attributed to competition from higher yielding investment alternatives which are available to the investing public as well as to conservative pricing of deposit products.

Stockholders' equity increased $231,000 to $8.0 million at June 30, 1997 from $7.7 million at June 30, 1996. The increase in stockholders' equity is the result of earnings in the amount of $296,000, a $26,000 reduction in the unamortized cost of the Bank Incentive Plan established in fiscal 1996 and a positive market adjustment in the amount of $12,000, net of income taxes, from securities available for sale. These increases in stockholders' equity were offset by dividends paid on common stock in the amount of $104,000.

Non-performing assets declined to $958,000 at June 30, 1997 from $2.2 million at June 30, 1996. Non-performing assets at June 30, 1997 consist of $103,000 in non-accruing loans and real estate owned properties in the amount of $855,000, both stated net of specific reserves. At June 30, 1997 non-accruing loans consisted of $58,000 in one single family residential mortgage loan, $42,000 in one multi-family residential mortgage loan and $3,000 in consumer loans. At June 30, 1997 real estate owned consisted of three single family residential properties with book values of $485,000, $285,000 and 85,000, respectively.

The following table presents, for the periods indicated, the total dollar amounts of interest income from average interest-earning assets and the resultant yields, as well as the interest expense on average interest-bearing liabilities, expressed both in dollars and rates. No tax equivalent adjustments were made. All average balances are monthly average balances and include non-accruing loans.

                                               Year Ended June 30,
                     ------------------------------------------------------------------------
                              1997                     1996                     1995
                     ----------------------   ----------------------   ----------------------
                     Average Interest Yield   Average Interest Yield   Average Interest Yield
                     Balance  Earned/  and    Balance  Earned/  and    Balance  Earned/  and
                               Paid   Rates             Paid   Rates             Paid   Rates
                     -------- ------- -----   -------- ------- -----   -------- ------- -----
                                              (Dollars in Thousands)
Interest-Earning
  Assets:
Loans Receivable (1) $ 32,868 $2,699  8.21%   $ 31,578 $2,631  8.33%   $ 31,702 $2,658  8.39%
Mortgage-backed
  securities........   24,518  1,604  6.54      27,307  1,781  6.52      30,579  1,715  5.61
Investment and other
  securities........   21,049  1,277  6.07      21,081  1,281  6.08      21,189  1,100  5.19
Interest-bearing
  deposits..........   26,549  1,416  5.33      26,889  1,490  5.54      22,262  1,183  5.32
FHLB stock..........      554     38  6.81         656     45  6.86         699     44  6.31
                      -------- ------  ----    -------- ------  ----    -------- ------  ----
    Total interest-
      earning assets $105,538 $7,034  6.67%   $107,511 $7,228  6.72%   $106,431 $6,700  6.30%
                      -------- ------  ----    -------- ------  ----    -------- ------  ----

Interest-Bearing
  Liabilities:
Certificates of
  deposit........... $ 43,264 $2,311  5.34%   $ 43,479 $2,375  5.46%   $ 38,774 $1,726  4.45%
Passbook accounts...   41,564  1,228  2.95      42,861  1,272  2.97%     46,047  1,285  2.79
Money market and
  NOW accounts......   12,214    371  3.04      12,898    395  3.06%     14,345    417  2.91
                      -------- ------  ----    -------- ------  ----    -------- ------  ----
    Total interest-
      bearing lia-
      bilities...... $ 97,042 $3,910  4.03%   $ 99,238 $4,042  4.07%   $ 99,166 $3,428  3.46%
                     ======== ======  ====    ======== ======  ====    ======== ======  ====

Net earning assets.. $  8,496                 $  8,273                 $  7,265
                     ========                 ========                 ========

Net-interest income.          $3,124                   $3,186                   $3,272

Net interest rate
  spread (2)........                  2.64%                    2.65%                    2.84%
                                      ====                     ====                     ====

Net interest margin.                  2.96%                    2.96%                    3.07%
                                      ====                     ====                     ====
Average interest-
  earning assets to
  average interest-
  bearing liabilities         108.76%                  108.34%                  107.33%
                              ======                   ======                   ======

(1) Calculated net of deferred loan fees, loan discounts, loans in process and loss reserves.
(2) Net interest rate spread would be increased to 2.91%, 2.90% and 3.05% for the periods shown if the positive impact of average non-interest bearing demand deposits ($6,990, $6,618 and $6,572 for the periods shown) is considered.

The following table presents, for the period indicated, the dollar amount of changes in interest income and interest expense for major components of interest-earning assets and interest-bearing liabilities. It distinguishes between the increase related to higher outstanding balances and that due to the unprecedented levels and volatility of interest rates. For each category of interest-earning assets and interest-bearing liabilities, information is provided on changes attributable to (i) changes in volume (changes in average volume multiplied by old rate), (ii) changes in rate (changes in rate multiplied by old average volume) and (iii) changes in rate-volume (changes in rate multiplied by the change in average volume).

                                               Year Ended June 30,
                       ------------------------------------------------------------------
                             1997   vs.   1996                   1996   vs.   1995
                       ------------------------------      ------------------------------
                            Increase (Decrease)                 Increase (Decrease)
                                  Due to                              Due to
                       ------  ------  ------  ------      ------  ------  ------  ------
                                        Rate/                               Rate/
                       Volume   Rate   Volume   Net        Volume   Rate   Volume   Net
                       ------  ------  ------  ------      ------  ------  ------  ------
                                             (Dollars in Thousands)
Interest-Earning
  Assets:
Loans Receivable....   $ 107   $( 38)  $(  1)  $  68       $( 10)  $( 17)  $  --   $( 27)
Mortgage-backed
  securities........    (182)      5      --    (177)       (183)    278    ( 29)     66
Investment and other
  securities........    (  2)   (  2)     __    (  4)       (  6)    188    (  1)    181
Interest-bearing
  deposits..........    ( 19)   ( 56)      1    ( 74)        247      49      11     307
FHLB stock..........    (  7)     --      --    (  7)       (  3)      4      --       1
                       -----   -- --   --  -   -----       -- --   -- --   ---     -- --
    Total interest-
      earning assets   $(103)  $( 91)  $  --   $(194)      $  45   $ 502   $( 19)  $ 528
                       -----   -- --   --  -   -----       -- --   -- --   ---     -- --
Interest-Bearing
  Liabilities:
Certificates of
  deposit...........   $( 12)  $( 52)  $  --   $( 64)      $ 209   $ 392   $  48   $ 649
Passbook accounts...    ( 38)   (  6)     --    ( 44)       ( 89)     82    (  6)   ( 13)
Money market and
  NOW accounts......    ( 21)   (  3)     --    ( 24)       ( 42)     21    (  1)   ( 22)
                       -----   -- --   --  -   -----       -- --   -- --   ---     -- --
    Total interest-
      bearing liab-
      ilities.......   $( 71)  $( 61)  $  --   $(132)      $  78   $ 495   $  41   $ 614
                       -----   -- --   --  -   -----       -- --   -- --   ---     -- --
Net change in net
  interest income...   $( 32)  $(  30) $  --   $( 62)      $( 33)  $   7   $( 60)  $( 86)
                       =====   ======  =====   =====       =====   =====   =====   =====

                        COMPARISON OF OPERATING RESULTS
                           FOR THE FISCAL YEARS ENDED
                        JUNE 30, 1997 AND JUNE 30, 1996

The Association's operating results depend primarily on the level of its net interest income and non-interest income as well as the level of its operating expenses. Net interest income depends upon the volume of interest-earning assets and interest-costing liabilities and the interest rate earned or paid on them. The Association receives non-interest income in the form of fees charged for services related to transaction and other deposit accounts. Fee income is also generated by the Association's loan origination and loan brokerage operations well as its loan servicing operations in the form of late payment and loan servicing fees. Personnel costs, office occupancy and equipment expenses and deposit insurance premiums comprise the largest components of the Association's non-interest expense.

GENERAL
Midland Federal had net income of $296,000 in fiscal 1997 compared to net income of $575,000 for fiscal 1996. Net income for the fiscal year ended June 30, 1997 included an after tax charge in the amount of $445,000, or $1.26 per primary share, for a special assessment levied by the Federal Deposit Insurance Corporation ("FDIC") to recapitalize the Savings Association Insurance Fund.

Net income decreased from the prior fiscal year as a result of decreases in the Association's net interest income to $3.1 million in fiscal 1997 from $3.2 million in fiscal 1996. Net interest income declined $62,000 in fiscal 1997 compared to the prior fiscal year as the result of a $2.0 million reduction in the average balance of interest earning assets as interest earning assets were reduced in order to fund a $1.8 million decline in average deposit balances which occurred during the year. The reduction in the average balance of interest earning assets offset the positive impact of a slight increase in interest rate spread in fiscal 1997. Interest rate spread increased a single basis point to 2.91% for the fiscal year ended June 30, 1997 from 2.90% in the prior fiscal year. Net interest margin remained stable at 2.96% during fiscal 1997.

Net income was increased in fiscal 1997 as a result of a $229,000 increase in non-interest income. The increase in non-interest income in the current fiscal year is primarily attributed to a one time recovery of a prior period loss on the sale of real estate owned properties in the amount of $143,000 as well as a $44,000 increase in loan fees and service charges.

Net income was decreased in fiscal 1997 as a result of a $656,000 increase in non-interest expense, which increase is largely attributable to a non-recurring $674,000 special assessment levied by the FDIC to recapitalize the Savings Association Insurance Fund ("SAIF"). Staffing costs also increased $124,000. The increase in staffing costs is partially attributed to the costs associated with operating the Association's enhanced loan brokerage and loan origination operations for the entire fiscal year as well as the addition of one full time commissioned loan originator.

INTEREST INCOME
Interest income decreased $194,000, or 2.7%, to $7.0 million in fiscal 1997 from $7.2 million in fiscal 1996. This decrease in interest income resulted from a $2.0 million decrease in the average balance of interest earning assets to $105.5 million in fiscal 1997 from $107.5 million in fiscal 1996 as well as a decrease in the average yield earned on interest earning assets to 6.67% in fiscal 1997 from 6.72% in fiscal 1996.

Interest on loans receivable increased $68,000, or 2.6%, in fiscal 1997 compared with fiscal 1996. The increase in interest income was attributed to an increase in the average outstanding balance of net loans receivable to $32.9 million in fiscal 1997 from $31.6 million in fiscal 1996 which more than offset a decrease in the average yield earned on loans receivable to 8.21% in fiscal 1997 from 8.33% in fiscal 1996.

Interest on mortgage backed securities decreased $177,000, or 9.9%, to $1.6 million in fiscal 1997 from $1.8 million in fiscal 1996. The decrease in interest income is attributed to a $2.8 million reduction in the average outstanding balance of mortgage backed securities to $24.5 million in fiscal 1997 from $27.3 million in fiscal 1996. The lower average outstanding balance of mortgage backed securities was partially offset by a slight increase in the average yield earned on mortgage backed securities to 6.54% in fiscal 1997 from 6.52% in fiscal 1996.

Interest earned on investment securities remained relatively stable in fiscal 1997 at $1.3 million, decreasing only $4,000, or 0.3% from fiscal 1996. The average yield on investment securities was 6.07% in fiscal 1997 compared to 6.08% in fiscal 1996 while the average outstanding balance of investment securities declined $32,000 to $21.0 million in fiscal 1997 from $21.1 million in fiscal 1996.

Interest earned on interest bearing deposits decreased $73,000, or 4.9%, to $1.4 million in fiscal 1997 from $1.5 million in fiscal 1996. The decrease in interest income on interest bearing deposits is attributed to a decrease in the average yield earned on interest bearing deposits to 5.33% in fiscal 1997 from 5.54% in fiscal 1996 as well as a $340,000 decrease in the average outstanding balance of interest bearing deposits to $26.6 million in fiscal 1997 from $26.9 million in fiscal 1996. As discussed above, the Association maintained its investments in interest bearing deposits in response to the likelihood that the Federal Reserve Board will retain a bias toward a tighter monetary policy which may result in higher short and intermediate term market interest rates in the final quarter of calender 1997 and into calender 1998.

INTEREST EXPENSE
Interest expense decreased $132,000, or 3.3%, to $3.9 million in fiscal 1997 from $4.0 million in fiscal 1996. The decrease in interest expense in fiscal 1997 was primarily the result of a $2.2 million decrease in the average outstanding balance of interest costing deposits to $97.0 million in fiscal 1997 from $99.2 million in fiscal 1996 as well as to a decrease in the average yield paid on interest costing deposits to 4.03% in fiscal 1997 compared to 4.07% in fiscal 1996.

PROVISIONS FOR LOSSES ON LOANS
The Association maintains an allowance for loan losses based upon management's periodic evaluation of known and inherent risks in the loan portfolio, the Association's past loss experience, adverse situations that may affect borrowers' ability to repay loans, estimated value of the underlying collateral and current and expected market conditions. The Association made no provision for loan losses in fiscal 1997 due to the continued improvement in the level of net non-performing loans. In fiscal 1997 net non-performing loans declined by $1.3 million, or 92.9%, to $103,000 at June 30, 1997. At June 30, 1997 general loan loss reserves amounted to $282,000 or 274.39% of net non-performing loans. Net charge offs during fiscal 1997 were $44,000, or .13% of average net loans outstanding during the year. At June 30, 1997, the Association was aware of no regulatory directives or suggestions that the Association make additional provisions for losses on loans. Although the Association believes its allowance for loan losses is at a level which it considers to be adequate to provide for potential losses, there can be no assurance that such losses will not exceed the estimated amounts.

NON-INTEREST INCOME
Non-interest income increased $229,000 to $1.1 million in fiscal 1997 from $896,000 in fiscal 1996. The increase was primarily due to a non-recurring recovery of a prior period loss on the sale of real estate owned properties in the amount of $143,000, a $44,000 increase in loan fees and service charges, a $16,000 gain on the sale of assets compared to a $7,000 loss on the sale of assets in the prior fiscal year and a $16,000 increase in deposit related fees. The increase in loan fees and service charges was the result of increased loan brokerage revenues in fiscal 1997 compared to fiscal 1996.

NON-INTEREST EXPENSE
Non-interest expense increased $656,000 during fiscal 1997 to $3.9 million from $3.2 million in the prior fiscal year. The increase in non-interest expense was primarily the result of a $674,000 special assessment levied by the FDIC to recapitalize SAIF, a $124,000 increase in staffing costs, as discussed above, and a $23,000 increase in advertising. These increases in non-interest expense were partially offset by a $97,000 reduction in quarterly deposit insurance premiums, a $43,000 decrease in legal, audit and examination services and the elimination of a $25,000 provision for loss on real estate owned properties which had been recorded in the prior fiscal year. The $97,000 reduction in quarterly deposit insurance premiums is due to a reduction in the Association's FDIC insurance premium rate effective January 1, 1997. As of such date, deposit insurance premium rates for highly rated institutions, such as the Association, were reduced to zero due to the recapitalization of the Savings Association Insurance Fund, discussed above. However, all savings associations, including the Association, continue to be charged a debt service assessment by the FDIC to fund repayment of certain debt obligations of the Financing Corporation which were undertaken pursuant to the Financial Institutions Reform, Recovery and Enforcement Act of 1989 to fund the FSLIC Resolution Fund.

INCOME TAXES
Provisions for income taxes decreased by $210,000 to $101,000 in fiscal 1997 from $311,000 in fiscal 1996. The decreased income tax provision for fiscal 1997 was due primarily to the decrease in operating income from fiscal 1996.

                        COMPARISON OF OPERATING RESULTS
                           FOR THE FISCAL YEARS ENDED
                        JUNE 30, 1996 AND JUNE 30, 1995

GENERAL
Midland Federal had net income of $575,000 in fiscal 1996 compared to net income of $692,000 for fiscal 1995. Net income decreased from the prior fiscal year as a result of decreases in the Association's net interest income to $3.2 million in fiscal 1996 from $3.3 million in fiscal 1995. The decrease in net interest income was the result of decreases in both net interest margin and interest rate spread during fiscal 1996. During fiscal 1996 the Association's net interest margin and interest rate spread decreased to 2.96% and 2.90%, respectively, from 3.07% and 3.05%, respectively, during fiscal 1995.

Net income also decreased in fiscal 1996 as a result of a non-recurring recovery of general loan loss reserves in the amount of $80,000 which occurred during the prior fiscal year as well as a $48,000 increase in non-interest expense. The decreases in net income which occurred in fiscal 1996 were partially offset by a $59,000 increase in non-interest income and a $39,000 reduction in the provision for income taxes to $311,000 in fiscal 1996 from $350,000 in fiscal 1995.

INTEREST INCOME
Interest income increased $528,000, or 7.9%, to $7.2 million in fiscal 1996 from $6.7 million in fiscal 1995. This increase in interest income resulted from an increase in the average yield earned on interest earning assets to 6.72% in fiscal 1996 from 6.30% in fiscal 1995 as well as a $1.1 million increase in the average balance of interest earning assets to $107.5 million in fiscal 1996 from $106.4 million in fiscal 1995.

Interest on loans receivable decreased $27,000, or 1.0%, in fiscal 1996 compared with fiscal 1995. The decrease in interest income was attributed to a decrease in the average yield earned on loans receivable to 8.33% in fiscal 1996 from 8.39% in fiscal 1995 as well as to a decrease in the average outstanding balance of net loans receivable to $31.6 million in fiscal 1996 from $31.7 million in fiscal 1995.

Interest on mortgage backed securities increased $66,000, or 3.9%, to $1.8 million in fiscal 1996 from $1.7 million in fiscal 1995. The increase in interest income is attributed to an increase in the average yield earned on mortgage backed securities to 6.5% in fiscal 1996 from 5.6% in fiscal 1995. The higher average yield earned on mortgage backed securities in fiscal 1996 compared with the prior fiscal year was caused by upward adjustments on the Association's yield on its adjustable rate mortgage backed securities. The Associations' yield on its adjustable rate mortgage backed securities increased in fiscal 1996 compared with fiscal 1995 because average short term market interest rates were higher in fiscal 1996 than in either fiscal 1995 or fiscal 1994. The higher average yield earned on mortgage backed securities in fiscal 1996 was partially offset by a $3.3 million reduction in the average outstanding balance of mortgage backed securities to $27.3 million in fiscal 1996 from $30.6 million in fiscal 1995.

Interest earned on investment securities increased $182,000, or 16.6%, to $1.3 million in fiscal 1996 from $1.1 million in fiscal 1995. The increase in interest income is attributed to an increase in the average yield on investment securities to 6.1% in fiscal 1996 from 5.2% in fiscal 1995. The increase in the average yield earned on investment securities is the result of intermediate term market interest rates that were greater than the yield being earned on maturing investment securities which allowed the Association to reinvest maturing investment securities at higher yields without extending the original term to maturity of such investment securities.

Interest earned on interest bearing deposits increased $306,000, or 25.8%, to $1.5 million in fiscal 1996 from $1.2 million in fiscal 1995. The increase in interest income on interest bearing deposits is attributed to a $4.6 million increase the average outstanding balance of interest bearing deposits to $26.9 million in fiscal 1996 from $22.3 million in fiscal 1995 as well as to an increase in the average yield earned on interest bearing deposits to 5.5% in fiscal 1996 compared to 5.3% in fiscal 1995. As discussed above, the Association increased its investments in interest bearing deposits in response to the likelihood of a resumption of tighter monetary policies by the Federal Reserve Board and the prospects for higher short and intermediate term market interest rates in the second half of calender 1996 should the growth rate of the economy be stronger than expected.

INTEREST EXPENSE
Interest expense increased $614,000, or 17.9%, to $4.0 million in fiscal 1996 from $3.4 million in fiscal 1995. The increase in interest expense in fiscal 1996 was primarily the result of an increase in the average yield paid on interest costing deposits to 4.1% in fiscal 1996 compared to 3.5% in fiscal 1995. The increase in average yield paid on interest costing deposits was the result of the higher interest rate paid on passbook deposits throughout fiscal 1996 compared with fiscal 1995, as discussed above, as well as higher average interest rates paid on certificates of deposit as they rolled over at maturity during fiscal 1996.

PROVISIONS FOR LOSSES ON LOANS
The Association maintains an allowance for loan losses based upon management's periodic evaluation of known and inherent risks in the loan portfolio, the Association's past loss experience, adverse situations that may affect borrowers' ability to repay loans, estimated value of the underlying collateral and current and expected market conditions. The Association made no provision for loan losses in fiscal 1996 due to the continued improvement in the level of net non-performing loans. In fiscal 1996 net non-performing loans declined by $156,000, or 9.7%, to $1.4 million at June 30, 1996. In fiscal 1995, net income was increased by an $80,000 recovery of general loan loss reserves based upon an analysis of the improving trend and level of non-performing loans. At June 30, 1996 general loan loss reserves amounted to $318,000. Net charge offs during fiscal 1996 were $70,000, or .21% of average net loans outstanding during the year. At June 30, 1996, the Association was aware of no regulatory directives or suggestions that the Association make additional provisions for losses on loans. Although the Association believes its allowance for loan losses is at a level which it considers to be adequate to provide for potential losses, there can be no assurance that such losses will not exceed the estimated amounts.

NON-INTEREST INCOME
Non-interest income increased $59,000 to $897,000 in fiscal 1996 from $838,000 in fiscal 1995. The increase was primarily due to a $70,000 increase in loan fees and service charges as well as an $18,000 increase in commission income. The $70,000 increase in loan fees and service charges was the result of loan brokerage revenues and increased loan volumes in fiscal 1996 compared to fiscal 1995. The $18,000 increase in commission income was the result of increased sales of annuity products by the Association's wholly owned subsidiary. Non-interest income in fiscal 1996 was decreased by a $27,000 reduction in deposit related fees to $597,000 from $624,000 in fiscal 1995.

NON-INTEREST EXPENSE
Non-interest expense increased $48,000, or 1.5%, during fiscal 1996. The increase was primarily due to a $153,000 increase in staffing costs as well as a $50,000 increase in legal, audit and examination services and a $21,000 increase in advertising. The $153,000 increase in staffing costs was primarily attributed to the addition of a commissioned loan originator and loan personnel to staff the Association's enhanced loan origination and loan brokerage operations as well as an increase in benefits costs. Non-interest expense in fiscal 1996 was decreased by a $96,000 reduction in provision for loss on real estate owned, a $33,000 reduction in occupancy and equipment expenses and a $24,000 reduction in federal deposit insurance premiums. The $24,000 decrease in the deposit insurance premiums in fiscal 1996 was primarily the result of an 6.1% decrease in Midland Federal's annual premium rate for deposit insurance for fiscal 1996 compared with fiscal 1995. The decrease in Midland Federal's annual premium rate for deposit insurance was the result of an upgrade in its Supervisory subgroup assignment during fiscal 1995.

INCOME TAXES
Provisions for income taxes decreased by $39,000 to $311,000 in fiscal 1996 from $350,000 in fiscal 1995. The decreased income tax provision for fiscal 1996 was due primarily to the decrease in operating income from fiscal 1995.


                        LIQUIDITY AND CAPITAL RESOURCES

The Association's principal sources of funds are deposits, loan and mortgage backed securities repayments, proceeds from the maturities of investment securities and other funds provided by operations. In addition, the Association may borrow funds from the Federal Home Loan Bank of Chicago.

The Association maintains investments in liquid assets based upon management's assessment of (i) the Association's need for funds, (ii) expected deposit flows,
(iii) the yields available on short-term liquid assets and (iv) the objectives of the Association's asset/liability management program. The OTS requires members of the FHLB system to maintain minimum levels of liquid assets. OTS regulations currently require the Association to maintain an average daily balance of liquid assets equal to at least 5% of the sum of its average daily balance of net withdrawable deposit accounts and borrowings payable in one year or less. At June 30, 1997, the Association's regulatory liquidity ratio was 51.5%. At such date, the Association had commitments to originate $255,000 in single family mortgage loans, commitments to sell $230,000 in single family mortgage loans and no commitments to purchase loans.

The Association considers its liquidity and capital reserves sufficient to meet its outstanding short and long-term needs. The Association expects to be able to fund or refinance, on a timely basis, its material commitments and long-term liabilities. The Association's liquidity, represented by cash and cash equivalents, is a combination of its operating, investing and financing activities. These activities are summarized in the following table for the years ended June 30, 1997 and 1996.

                                                     For the Year
                                                    Ended June 30,
                                                ----------------------
                                                  1997          1996
                                                --------      --------
                                                (Dollars in thousands)
Net income.............................         $   296        $   575
Adjustments to reconcile net income
  to net cash provided by
  operating activities.................             161            234
Net cash provided by
  operating activities.................             457            809
Net cash provided by (for)
  investing activities.................           4,557           (323)
Net cash provided by (for)
  financing activities.................          (5,029)         2,410
Net change in cash and
  cash equivalents.....................             (15)         2,896
Cash and cash equivalents at
  beginning of period..................          30,918         28,022
Cash and cash equivalents at
  end of period........................         $30,903        $30,918

At June 30, 1997 Midland Federal had tangible and core capital of $7.9 million, or 7.07% of adjusted total assets, which was approximately $6.2 million and $4.6 million above the minimum requirements in effect on that date of 1.5% and 3.0%, respectively, of adjusted total assets.

At June 30, 1997 Midland Federal had total capital of $8.2 million and risk-weighted assets of $33.8 million, or total capital of 24.21% of risk-weighted assets. This amount was approximately $5.5 million above the 8.0% requirement in effect on that date.


                       IMPACT OF NEW ACCOUNTING STANDARDS

The following does not constitute a comprehensive summary of all material changes or developments affecting the manner in which the Association keeps its books and records and performs its financial accounting responsibilities. It is intended only as a summary of some of the recent pronouncements made by the Financial Accounting Standards Board ("FASB") which are of particular interest to financial institutions.

In June 1996, the FASB issued Statement of Financial Accounting Standards No. 125 ("SFAS 125"), entitled "Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities." This Statement, among other things, applies a "financial-components approach" that focuses on control, whereby an entity recognizes the financial and servicing assets it controls and the liabilities it has incurred, derecognizes assets when control has been surrendered, and derecognizes liabilities when extinguished. SFAS 125 provides consistent standards for distinguishing transfers of financial assets that are sales from transfers that are secured borrowings. SFAS 125 is effective for transfers and servicing of financial assets and extinguishments of liabilities occurring after December 31, 1996. The Association has adopted SFAS 125 effective January 1, 1997, resulting in no material impact on its consolidated financial condition or results of operations.

In December 1996, the FASB issued Statement of Financial Accounting Standards No. 127 ("SFAS 127"), entitled "Deferral of the Effective Date of Certain Provisions of FASB Statement No. 125". The statement delays for one year the implementation of SFAS 125, as it relates to (1) secured borrowings and collateral, and (2) the transfers of financial assets that are part of repurchase agreements, dollar-rolls, securities lending and similar transactions. The Association has adopted portions of SFAS 125 (those not deferred by SFAS 127) effective January 1, 1997. Adoption of these portions did not have a significant effect on the Association's financial condition or results of operations. Based on its review of SFAS 125, management does not believe that adoption of the portions of SFAS 125 which have been deferred by SFAS 127 will have a material effect on the Association.

In February 1997, the FASB issued Statement of Financial Accounting Standards No. 128 ("SFAS 128"), entitled "Earnings Per Share." This statement is intended to simplify the computation of earnings per share ("EPS") by replacing the presentation of primary EPS with a presentation of basic EPS. Basic EPS does not include potential dilution and is computed by dividing income available to common stockholders by the average number of common shares outstanding. Diluted EPS reflects the potential dilution of securities that could share in the earnings of a company, similar to the fully diluted EPS currently used. The statement requires dual presentation of basic and diluted EPS by companies with complex capital structures. SFAS 128 is effective for financial statements issued for periods ending after December 15, 1997, and will require restatement of all prior-period EPS data presented. The Association does not anticipate that this statement will have a material impact on its diluted earnings per share.

In February 1997, the FASB issued Statement of Financial Accounting Standards No. 129 ("SFAS 129"), entitled "Disclosure of Information about Capital Structure." This statement establishes standards for disclosing information about an entity's capital structure. It supersedes specific disclosure requirements of APB Opinion No. 10, "Omnibus Opinion-1966," and No. 15, "Earnings Per Share," and SFAS No. 47, "Disclosure of Long-Term Obligations," and consolidates them in this statement for ease of retrieval and for greater visibility to nonpublic entities. SFAS 129 is effective for financial statements for periods ending after December 15, 1997. It contains no changes in disclosure requirements for entities that were previously subject to the requirements of Opinions No. 10 and No. 15 and SFAS No. 47, and therefore, is not expected to have a significant impact on the consolidated financial condition or results of operations of the Association.

In June 1997, the FASB issued Statement of Financial Accounting Standards No. 130 ("SFAS 130"), entitled "Reporting Comprehensive Income." This statement establishes standards for the reporting and display of comprehensive income and its components (revenues, expenses, gains, losses) in a full set of general-purpose financial statements. SFAS 130 is effective for fiscal years beginning after December 15, 1997.



                    IMPACT OF INFLATION AND CHANGING PRICES

The Consolidated Financial Statements and Notes thereto presented herein have been prepared in accordance with Generally Accepted Accounting Principles, which require the measurement of financial position and operating results in terms of historical dollars without considering the changes in the relative purchasing power of money over time due to inflation. The impact of inflation is reflected in the increased cost of the Association's operations. Unlike most industrial companies, nearly all of the assets and liabilities of the Association are monetary in nature. As a result, interest rates have a greater impact on the Association's performance than do the effects of general levels of inflation. Interest rates do not necessarily move in the same direction or to the same extent as the price of goods and services.

                                  [letterhead]

                         COBITZ, VANDENBERG & FENNESSY
                          CERTIFIED PUBLIC ACCOUNTANTS
                       7800 WEST 95TH STREET - SUITE 301
                         HICKORY HILLS, ILLINOIS 60457

                          INDEPENDENT AUDITORS' REPORT



The Board of Directors
Midland Federal Savings and Loan Association
Bridgeview, Illinois

         We have audited the consolidated statements of financial condition of Midland Federal Savings and Loan Association and subsidiaries as of June 30, 1997 and 1996, and the related consolidated statements of income, changes in stockholders' equity and cash flows for each of the three years in the period ending June 30, 1997. These consolidated financial statements are the responsibility of the Association's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

         We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatements. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the consolidated financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall consolidated financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

         In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Midland Federal Savings and Loan Association and subsidiaries at June 30, 1997 and 1996, and the results of their operations and their cash flows for each of the three years in the period ending June 30, 1997, in conformity with generally accepted accounting principles.


                                                /s/Cobitz, Vandenberg & Fennessy
                                                --------------------------------
                                                   Cobitz, Vandenberg & Fennessy

August 4, 1997
Hickory Hills, Illinois

                     MIDLAND FEDERAL SAVINGS AND LOAN ASSOCIATION
                                   AND SUBSIDIARIES

                    Consolidated Statements of Financial Condition


                                                                     June 30,
                                                            -------------------------
                                                               1997           1996
                                                            -----------   -----------
Assets
Cash and amounts due from depository institutions         $   2,836,806     3,469,473
Interest-bearing deposits                                    28,065,769    27,448,245
                                                            -----------   -----------
   Total cash and cash equivalents                           30,902,575    30,917,718
Investment securities (fair value:
  1997 - $19,989,063; 1996 - $19,982,031) (note 2)           19,989,524    19,984,084
Investment securities available for sale,
  at fair value (note 3)                                      1,068,125     1,049,062
Mortgage-backed securities (fair value:
  1997 - $22,148,459; 1996 - $27,451,931) (note 4)           21,935,716    27,409,579
Loans receivable (net of allowance
  for loan losses:  1997 - $551,509;
  1996 - $595,601) (note 5)                                  33,161,513    32,775,725
Loans receivable held for sale (note 6)                         230,400          -
Real estate owned, net                                          855,500       770,000
Stock in Federal Home Loan Bank of Chicago                      554,000       554,000
Office properties and equipment - net (note 7)                1,588,024     1,513,972
Accrued interest receivable (note 8)                            638,296       687,319
Prepaid expenses and other assets (note 9)                      753,907       798,167
                                                            -----------   -----------

   Total assets                                             111,677,580   116,459,626
                                                            ===========   ===========


Liabilities and Stockholders' Equity

Liabilities:
Deposits (note 10)                                          102,972,924   107,913,715
Advance payments by borrowers for taxes
  and insurance                                                 355,765       332,803
Other liabilities (note 11)                                     378,225       473,396
                                                            -----------   -----------
   Total liabilities                                        103,706,914   108,719,914
                                                            -----------   -----------

Stockholders' Equity:
Preferred stock, $.01 par value: authorized
  1,000,000 shares; none outstanding                               -             -
Common stock, $.01 par value: authorized
  5,000,000 shares; issued and outstanding
  346,725 shares at June 30, 1997 and 1996                        3,467         3,467
Additional paid-in capital                                    3,073,664     3,072,818
Retained earnings - substantially restricted                  4,942,077     4,750,276
Unrealized gain on securities available for sale,
  net of income taxes                                            61,375        49,426
Common stock awarded by Bank Incentive Plan                    (109,917)     (136,275)
                                                            -----------   -----------
   Total stockholders' equity (notes 15 and 16)               7,970,666     7,739,712
                                                            -----------   -----------

Commitments and contingencies (notes 17 and 18)

   Total liabilities and stockholders' equity             $ 111,677,580   116,459,626
                                                            ===========   ===========


See accompanying notes to consolidated financial statements.

                     MIDLAND FEDERAL SAVINGS AND LOAN ASSOCIATION
                                   AND SUBSIDIARIES

                           Consolidated Statements of Income


                                                        Years Ended June 30,
                                                -------------------------------------
                                                   1997          1996          1995
                                                ---------     ---------     ---------
Interest income:
  Interest on loans                           $ 2,699,211     2,631,159     2,658,375
  Interest on mortgage-backed securities        1,603,709     1,780,840     1,714,602
  Interest on investment securities             1,277,457     1,281,383     1,099,440
  Interest on interest-bearing deposits         1,416,267     1,489,182     1,183,386
  Dividends on FHLB stock                          37,717        44,994        44,135
                                                ---------     ---------     ---------
    Total interest income                       7,034,361     7,227,558     6,699,938
                                                ---------     ---------     ---------

Interest expense:
  Interest on deposits (note 10)                3,910,529     4,041,748     3,427,578
                                                ---------     ---------     ---------
    Total interest expense                      3,910,529     4,041,748     3,427,578
                                                ---------     ---------     ---------

    Net interest income before provision
     for loan losses                            3,123,832     3,185,810     3,272,360
Provision for loan losses (recoveries) (note 5)      -             -          (80,000)
                                                ---------     ---------     ---------
    Net interest income after provision
     for loan losses                            3,123,832     3,185,810     3,352,360
                                                ---------     ---------     ---------

Non-interest income:
  Loan fees and service charges                   145,586       101,600        32,007
  Commission income                                68,525        81,003        63,137
  Profit on sale of loans (note 6)                 10,802          -             -
  Profit (loss) on sale of real estate owned         -           (6,585)          650
  Recovery from litigation settlement (note 19)   143,000          -             -
  Deposit related fees                            612,567       596,919       623,848
  Other income                                    144,820       123,637       117,964
                                                ---------     ---------     ---------
    Total non-interest income                   1,125,300       896,574       837,606
                                                ---------     ---------     ---------

Non-interest expense:
  Staffing costs (notes 12 and 13)              1,670,423     1,546,124     1,393,316
  Advertising                                      86,063        63,087        41,878
  Occupancy and equipment expenses (note 7)       451,507       448,893       481,991
  Data processing                                 136,634       136,714       138,610
  Federal deposit insurance premiums              142,377       239,259       262,624
  FDIC special assessment (note 20)               674,061          -             -
  Legal, audit and examination services           143,974       186,890       136,678
  Real estate owned expense                        97,602       104,014       100,253
  Provision for loss on real estate owned            -           25,000       121,300
  Other                                           449,862       446,341       471,246
                                                ---------     ---------     ---------
    Total non-interest expense                  3,852,503     3,196,322     3,147,896
                                                ---------     ---------     ---------

  Income before income taxes                      396,629       886,062     1,042,070
Provision for income taxes (note 14)              100,811       310,886       349,689
                                                ---------     ---------     ---------

      Net income                              $   295,818       575,176       692,381
                                                =========     =========     =========

Earnings per share - primary                  $       .83          1.64          2.00
                                                =========     =========     =========
Earnings per share - fully diluted            $       .83          1.63          1.98
                                                =========     =========     =========

Dividends declared per share                  $       .30           .30           .30
                                                =========     =========     =========


             See accompanying notes to consolidated financial statements.

                                          MIDLAND FEDERAL SAVINGS AND LOAN ASSOCIATION
                                                        AND SUBSIDIARIES

                                   Consolidated Statements of Changes in Stockholders' Equity


                                                                  Unrealized
                                                                    Gain on    Common
                                           Additional             Securities    stock
                                  Common    Paid-In    Retained    Available   awarded
                                  Stock     Capital    Earnings    For Sale    by BIP     Total
                                  ------   ---------   ---------    ------    -------   ---------
   Balance at June 30, 1994     $  3,450   3,053,385   3,689,849      -           -     6,746,684

     Net income                                          692,381                          692,381

     Adjustment of securities
      available for sale to fair
      value, net of tax effect                                      76,665                 76,665

     Dividends declared on
      common stock ($.30
      per share)                                        (103,500)                        (103,500)
                                  ------   ---------   ---------    ------    -------   ---------

   Balance at June 30, 1995        3,450   3,053,385   4,278,730    76,665        -     7,412,230

     Net income                                          575,176                          575,176

     Adjustment of securities
      available for sale to fair
      value, net of tax effect                                     (27,239)               (27,239)

     Common stock issued in
      connection with stock
      options exercised               17      17,233                                       17,250

     Tax benefit related to
      stock options exercised                  2,200                                        2,200

     Contribution to BIP
      trustee for purchase
      of BIP shares                                                          (155,250)   (155,250)

     Amortization of award
      of BIP stock                                                             18,975      18,975

     Dividends declared on
      common stock ($.30
      per share)                                        (103,630)                        (103,630)
                                  ------   ---------   ---------    ------    -------   ---------

   Balance at June 30, 1996        3,467   3,072,818   4,750,276    49,426   (136,275)  7,739,712

     Net income                                          295,818                          295,818

     Adjustment of securities
      available for sale to fair
      value, net of tax effect                                      11,949                 11,949

     Tax benefit related to
      employee stock plan                        846                                          846

     Contribution to BIP
      trustee for purchase
      of BIP shares                                                            (6,922)     (6,922)

     Amortization of award
      of BIP stock                                                             33,280      33,280

     Dividends declared on
      common stock ($.30
      per share)                                        (104,017)                        (104,017)
                                  ------   ---------   ---------    ------    -------   ---------

   Balance at June 30, 1997     $  3,467   3,073,664   4,942,077    61,375   (109,917)  7,970,666
                                  ======   =========   =========    ======    =======   =========


See accompanying notes to consolidated financial statements.

                                 MIDLAND FEDERAL SAVINGS AND LOAN ASSOCIATION
                                               AND SUBSIDIARIES

                                    Consolidated Statements of Cash Flows

                                                                            Years Ended June 30,
                                                                   1997             1996             1995
                                                               -----------      -----------      -----------
Cash flows from operating activities:
  Net income                                                 $     295,818          575,176          692,381
  Adjustments to reconcile net income to net cash
    from operating activities:
    Depreciation                                                   117,169          134,225          170,447
    Amortization of premiums and discounts on securities            46,143           88,767          167,654
    Amortization of cost of stock benefit plan                      33,280           18,975             -
    (Profit) loss on sale of real estate owned                        -               6,585             (650)
    Provision for loss on real estate owned                           -              25,000          121,300
    Provision for loan losses (recoveries)                            -                -             (80,000)
    Profit on sale of loans                                        (10,802)            -                -
    (Increase) decrease in accrued interest receivable              49,023          (24,075)           2,501
    Increase (decrease) in accrued interest payable                 (2,157)           3,197              193
    Decrease in deferred income on loans                           (28,405)         (76,649)         (10,414)
    Federal Home Loan Bank stock dividend                             -                -             (10,700)
    (Increase) decrease in other assets                             49,753          (55,781)           9,875
    Increase (decrease) in other liabilities                       (93,014)         113,258          (24,763)
                                                               -----------      -----------      -----------
Net cash provided by operating activities                          456,808          808,678        1,037,824
                                                               -----------      -----------      -----------

Cash flows from investing activities:
    Purchase of mortgage-backed securities                            -          (4,575,313)            -
    Proceeds from repayments of mortgage-backed securities       5,413,446        5,799,821        4,927,671
    Purchase of investment securities                           (9,992,125)      (9,983,375)      (9,989,000)
    Proceeds from maturities of investment securities           10,000,000       10,000,000       12,500,000
    Proceeds from redemption of Federal Home Loan Bank stock          -             153,200             -
    Loan disbursements                                          (7,698,897)      (8,166,185)      (4,760,880)
    Loan repayments                                              6,194,014        6,503,514        6,905,433
    Proceeds from sale of loans                                    831,600             -                -
    Proceeds from sale of real estate owned                           -             147,250          169,750
    Property and equipment expenditures                           (191,221)        (202,157)         (81,948)
                                                               -----------      -----------      -----------
Net cash provided by (for) investing activities                  4,556,817         (323,245)       9,671,026
                                                               -----------      -----------      -----------

Cash flows from financing activities:
    Proceeds from exercise of stock options                           -              17,250             -
    Deposit receipts                                           332,832,845      328,187,728      325,922,745
    Deposit withdrawals                                       (341,490,636)    (329,190,908)    (333,522,031)
    Interest credited to deposit accounts                        3,717,000        3,827,000        3,273,000
    Payment of dividends                                          (104,017)        (103,630)        (103,500)
    Purchase of BIP stock                                           (6,922)        (155,250)            -
    Increase (decrease) in advance payments
      by borrowers for taxes and insurance                          22,962         (171,962)         (61,930)
                                                               -----------      -----------      -----------
Net cash provided by (for) financing activities                 (5,028,768)       2,410,228       (4,491,716)
                                                               -----------      -----------      -----------

Net change in cash and cash equivalents                            (15,143)       2,895,661        6,217,134
Cash and cash equivalents at beginning of year                  30,917,718       28,022,057       21,804,923
                                                               -----------      -----------      -----------

Cash and cash equivalents at end of year                     $  30,902,575       30,917,718       28,022,057
                                                               ===========      ===========      ===========

Cash paid during the year for:
   Interest                                                  $   3,912,686        4,038,551        3,427,385
   Income taxes                                                     77,226          291,190          399,479
Non-cash investing activities:
   Transfer of loans to foreclosed real estate               $      85,500             -             316,350
                                                               ===========      ===========      ===========

See accompanying notes to consolidated financial statements.

                                                     25-

                  MIDLAND FEDERAL SAVINGS AND LOAN ASSOCIATION
                                AND SUBSIDIARIES

                   Notes to Consolidated Financial Statements

1)       Summary of Significant Accounting Policies

         The accounting and reporting policies of Midland Federal Savings and Loan Association (the "Association") and its subsidiaries conform to generally accepted accounting principles and to general practice within the thrift industry. The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates. The following is a description of the more significant policies which the Association follows in preparing and presenting its consolidated financial statements.

         Principles of Consolidation

         The consolidated financial statements include the accounts of Midland Federal Savings and Loan Association and its wholly-owned subsidiaries, Midland Service Corporation, MS Insurance Agency and Bridgeview Development Company. Significant intercompany transactions and balances have been eliminated in consolidation.

         Investment Securities, Available for Sale

         Investment securities available for sale are recorded in accordance with Statement of Financial Accounting Standards ("SFAS") No. 115 "Accounting for Certain Investments in Debt and Equity Securities". SFAS 115 requires the use of fair value accounting for securities available for sale or trading and retains the use of the amortized cost method for securities the Association has the positive ability and intent to hold to maturity.

         SFAS 115 requires the classification of debt and equity securities into one of three categories: held to maturity, available for sale, or trading. Held to maturity securities are measured at amortized cost. Unrealized gains and losses for trading securities are included in income. Unrealized holding gains and losses on available for sale securities are excluded from income and reported net of taxes as a separate component of stockholders' equity.

         The Association has designated certain investments in U.S. Government securities as available for sale, and has recorded these investments at their current fair value. Premiums and discounts are amortized and accreted into income over the remaining life of the security using the level yield method. Unrealized gains and losses are recorded in a valuation account which is included, net of income taxes, as a separate component of stockholders' equity. Gains and losses on the sale of these securities are determined using the specific identification method and are reflected in earnings when realized.

         Investment Securities and Mortgage-Backed Securities, Held to Maturity

         These securities are carried at cost, adjusted for amortization of premiums and accretion of discounts over the term of the security using the level yield method. These securities are not carried at fair value because the Association has both the ability and the intent to hold them to maturity.

1)       Summary of Significant Accounting Policies (continued)

         Loans Receivable and Related Fees

         Loans are stated at the principal amount outstanding, net of loans in process, deferred fees and the allowance for losses. Interest on loans is credited to income as earned and accrued only if deemed collectible. Loans are placed on nonaccrual status when, in the opinion of management, the full timely collection of principal or interest is in doubt. As a general rule, the accrual of interest is discontinued when principal or interest payments become 90 days past due or earlier if conditions warrant. When a loan is placed on nonaccrual status, previously accrued but unpaid interest is charged against current income.

         Loan origination fees are being deferred in accordance with SFAS No. 91 "Accounting for Nonrefundable Fees and Costs Associated with Originating or Acquiring Loans and Initial Direct Costs of Leases". This statement requires that loan origination fees and direct loan origination costs for a completed loan be netted and then deferred and amortized into interest income as an adjustment of yield.

         The Association has adopted the provisions of SFAS No. 114 "Accounting by Creditors for Impairment of a Loan" and SFAS No. 118 "Accounting by Creditors for Impairment of a Loan - Income Recognition and Disclosures". These statements apply to all loans that are identified for evaluation except for large groups of smaller-balance homogeneous loans that are collectively evaluated for impairment. These loans include, but are not limited to, credit card, residential mortgage and consumer installment loans. Substantially all of the Association's lending is excluded from the provisions of SFAS 114 and SFAS 118.

         Under these statements, of the remaining loans which are evaluated for impairment (a loan is considered impaired when, based on current information and events, it is probable that a creditor will be unable to collect all amounts due according to the contractual terms of the loan agreement), there were no material amounts of loans which met the definition of an impaired loan during the year ended June 30, 1997 and no loans to be evaluated for impairment at June 30, 1997.

         Loans Receivable Held for Sale

         That portion of loans receivable designated as held for sale are recorded at the lower of cost or fair value in accordance with SFAS No. 65 "Accounting for Certain Mortgage Banking Activities". Unrealized declines in fair value are reflected as a charge to current earnings.

         Mortgage Servicing Rights

         The Association has adopted the provisions of SFAS 122, "Accounting for Mortgage Servicing Rights". This statement amends SFAS 65, "Accounting for Certain Mortgage Banking Activities" to require that a mortgage banking enterprise recognize as separate assets rights to service mortgage loans for others, however those servicing rights are acquired. SFAS 122 requires that a mortgage banking enterprise assess its capitalized mortgage servicing rights for impairment based on the fair value of those rights. The mortgage servicing rights are to be amortized over the life of the asset in proportion to the estimated net servicing income.

         The Association initially accounts for mortgage servicing rights using the discounted present value of estimated expected future cash flows. This amount is initially capitalized in other assets and subsequently amortized over the estimated life of the loan servicing income stream. The carrying value of the Association's mortgage serving rights, in relation to estimated servicing values, and the related amortization is reviewed by management on a quarterly basis. See note 6 for a discussion of the current year impact on financial position and results of operations.

1)       Summary of Significant Accounting Policies (continued)

         Allowance for Loan Losses

         The determination of the allowance for loan losses involves material estimates that are susceptible to significant change in the near term. The allowance for loan losses is maintained at a level adequate to provide for losses through charges to operating expense. The allowance is based upon past loss experience and other factors which, in management's judgement, deserve current recognition in estimating losses. Such factors considered by management include growth and composition of the loan portfolio, the relationship of the allowance for losses to outstanding loans and economic conditions.

         Management believes that the allowance is adequate. While management uses available information to recognize losses on loans, future additions to the allowance may be necessary based on changes in economic conditions. In addition, various regulatory agencies, as an integral part of their examination process, periodically review the Association's allowance for loan losses. Such agencies may require the Association to recognize additions to the allowance based on their judgements about information available to them at the time of their examination.

         Real Estate Owned

         Real estate acquired through foreclosure or deed in lieu of foreclosure is carried at the lower of fair value minus estimated costs to sell or the related loan balance at the date of foreclosure. Valuations are periodically performed by management and an allowance for loss is established by a charge to operations if the carrying value of a property exceeds its fair value minus estimated costs to sell.

         Depreciation

         Depreciation of office properties and equipment is accumulated on the straight line basis over estimated lives of the various assets.

         Income Taxes

         The Association files a consolidated federal income tax return with its subsidiaries. The provision for federal and state taxes on income is based on earnings reported in the financial statements. Deferred income taxes arise from the recognition of certain items of income and expense for tax purposes in years different from those in which they are recognized in the consolidated financial statements. Deferred tax assets and liabilities are recognized for the estimated future tax consequences attributable to differences between the financial statement carrying amount of existing assets and liabilities and their respective tax bases. Deferred tax assets and liabilities are measured using tax rates in effect for the year in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date.

         Consolidated Statements of Cash Flows

         For the purposes of reporting cash flows, the Association has defined cash and cash equivalents to include cash on hand, amounts due from depository institutions, interest-bearing deposits in other financial institutions and federal funds sold.

         Earnings Per Share

         Earnings per share for the year ended June 30, 1997 was determined by dividing net income for the year by 355,087 and 356,217, the weighted average number of primary and fully diluted shares of common stock and common stock equivalents outstanding. Stock options are regarded as common stock equivalents and are therefore considered in both primary and fully diluted earnings per share calculations. Common stock equivalents are computed using the treasury stock method.

2)       Investment Securities

         Investment securities are summarized as follows:

                                                        Gross       Gross
                                          Amortized  Unrealized  Unrealized      Fair
                                             Cost       Gains       Losses       Value
                                        ------------    -------     -------   ----------
         June 30, 1997
         -------------

         United States Treasury notes   $ 19,989,524     24,881      25,342   19,989,063
                                          ==========    =======     =======   ==========

         Weighted average interest rate         5.80%
                                                ====

         June 30, 1996
         -------------

         United States Treasury notes   $ 19,984,084     52,716      54,769   19,982,031
                                          ==========    =======     =======   ==========

         Weighted average interest rate         6.13%

         The contractual maturity of investment securities are summarized as follows:

                                            June 30, 1997             June 30, 1996
                                       -----------------------    ----------------------
                                          Amortized     Fair       Amortized     Fair
      Term to Maturity                      Cost        Value        Cost        Value
      ----------------                      ----        -----        ----        -----
         Due in one year or less       $  9,995,802   9,992,969    9,996,594  10,046,094
         Due after one year through
           two years                      9,993,722   9,996,094    9,987,490   9,935,937
                                         ----------  ----------   ----------  ----------

                                       $ 19,989,524  19,989,063   19,984,084  19,982,031
                                        ==========   ==========   ==========  ==========

3)       Investment Securities, Available for Sale

         Investment securities available for sale are recorded at fair value in accordance with SFAS 115. This portfolio is summarized as follows:

                                                        Gross       Gross
                                          Amortized  Unrealized  Unrealized      Fair
                                             Cost       Gains       Losses       Value
                                        ------------   --------     -------    ---------

         June 30, 1997
         -------------

         United States Treasury bond    $    975,133     92,992        -       1,068,125
                                           =========    =======     =======    =========

         Weighted average interest rate         7.71%
                                                ====
         June 30, 1996

         United States Treasury bond    $    974,174     74,888        -       1,049,062
                                           =========    =======     =======    =========

         Weighted average interest rate         7.71%
                                                ====

         The contractual maturity of the above security is in the year 2016. There were no sales of investment securities available for sale during any of the periods presented.

4)       Mortgage-Backed Securities

         Mortgage-backed securities are summarized as follows:

                                                         Gross       Gross
                                          Amortized   Unrealized   Unrealized     Fair
                                             Cost        Gains       Losses       Value
                                        ------------    -------      ------   ----------
         June 30, 1997
         -------------
         Participation certificates:
            FHLMC - Adjustable rate     $ 13,360,001    206,406      91,034   13,475,373
            FNMA  - Adjustable rate        4,791,249     37,817        -       4,829,066
            FHLMC - Fixed rate               911,497       -         16,521      894,976
            FNMA  - Fixed rate             2,317,416     79,101        -       2,396,517
            GNMA  - Fixed rate               520,049      1,408       4,434      517,023
       Investment in collateralized
         mortgage obligations:
         FHLMC                                35,504       -           -          35,504
                                        ------------    -------      ------   ----------

                                        $ 21,935,716    324,732     111,989   22,148,459
                                        ============    =======     =======   ==========

         Weighted average interest rate         6.82%
                                                ====


         June 30, 1996
         -------------
         Participation certificates:
            FHLMC - Adjustable rate     $ 17,366,708    124,629      72,262   17,419,075
            FNMA  - Adjustable rate        5,365,923         90      33,146    5,332,867
            FHLMC - Fixed rate             1,233,140       -         26,589    1,206,551
            FNMA  - Fixed rate             2,754,563     66,145        -       2,820,708
            GNMA  - Fixed rate               649,975        157      16,672      633,460
       Investment in collateralized
         mortgage obligations:
         FHLMC                                39,270          -           -       39,270
                                        ------------    -------      ------   ----------

                                        $ 27,409,579    191,021     148,669   27,451,931
                                        ============    =======     =======   ==========


         Weighted average interest rate         6.53%
                                                ====

                                      -30-

5)       Loans Receivable

         Loans receivable are summarized as follows:

                                                               June 30,
                                                    --------------------------
                                                        1997          1996
                                                     ----------    -------
         Mortgage loans:
            One-to-Four family                      $ 28,788,335    28,398,084
            Multi-family                               2,200,801     2,268,222
            Non-residential                              263,949       282,397
            Construction                                 300,000          -
                                                      ----------    -------

         Total mortgage loans                         31,553,085    30,948,703
                                                      ----------    ----------
         Other loans:
            Loans on deposit accounts                    425,224       435,043
            Auto loans                                   455,367       400,466
            Education loans                            1,542,205     1,788,924
            Mobile home loans                             20,920        56,310
            Other                                        138,079       119,210
                                                      ----------    ----------

         Total other loans                             2,581,795     2,799,953
                                                      ----------    ----------

         Commercial business loans                        74,196        20,979
                                                      ----------    ----------

         Total loans receivable                       34,209,076    33,769,635
                                                      ----------    ----------
         Less:
            Loans in process                             137,470        11,320
            Deferred loan fees and discounts              96,780       125,140
            Allowance for uncollected interest           261,804       261,849
            Allowance for loan losses                    551,509       595,601
                                                      ----------    ----------

         Loans receivable, net                      $ 33,161,513    32,775,725
                                                      ==========    ==========

         Weighted average interest rate                     8.19%         8.19%
                                                            ====          ====

         Activity in the allowance for loan losses is summarized as follows:


                                                                Years Ended June 30,
                                                    -------------------------------------
                                                       1997           1996          1995
                                                      -------       -------       -------
         Balance, beginning of year                 $ 595,601       666,043       845,191
         Provision for loan losses (recoveries)          -             -          (80,000)
         Recoveries previously charged-off              1,629       103,771        19,839
         Charge-offs                                  (45,721)     (174,213)     (118,987)
                                                      -------       -------       -------

         Balance, end of year                       $ 551,509       595,601       666,043
                                                      =======       =======       =======


         Delinquent loans (loans having payments past due ninety days or more) at June 30, 1997 amounted to $317,198 or .9% of total loans in force. Comparable figures for 1996 were $1,661,626 or 4.9% of total loans.

         Loans to directors and executive officers aggregated $454,085 at June 30, 1997 and $462,583 at June 30, 1996. Such loans are made on substantially the same terms as those for other loan customers.

6)       Loans Receivable Held for Sale

         During the year ended June 30, 1997, the Association sold loans to the Illinois Housing Development Authority under various programs. As such, the Association has designated a portion of the loan portfolio to be classified as held for sale. During the year ended June 30, 1997, the Association sold first mortgage loans totaling $831,600 to the Illinois Housing Development Authority. The Association retained the servicing on these loans. Proceeds from the sale of these loans during the year ended June 30, 1997 were $831,600 with no gain or loss realized on those sales. In addition, the Association recorded a gain of $10,802 on loan sales from the establishment of a mortgage servicing right asset in accordance with SFAS No. 122. During the year ended June 30, 1997, the Association amortized $292 of this amount against current servicing fee income.

         As of June 30, 1997, $230,400 of newly originated fixed-rate thirty year original term loans qualifying for sale into the secondary market were classified in this portfolio. Loans held for sale are valued at the lower of cost or fair value in accordance with generally accepted accounting principles. There were no recognized, but unrealized, losses at June 30, 1997.

         At June 30, 1997, 1996 and 1995, loans serviced for others amounted to $1,045,553, $251,184 and $335,891, respectively.

7)       Office Properties and Equipment

         Office properties and equipment are summarized as follows:

                                                                         June 30,
                                                               -------------------------
                                                                   1997          1996
                                                               -----------     ---------
         Land                                                  $   236,095       236,095
         Buildings                                               1,655,841     1,646,102
         Easement for parking lot and driveway                     223,050       223,050
         Furniture, fixtures, and equipment                      1,623,590     1,446,108
         Automobiles                                                17,993        13,993
                                                               -----------     ---------
                                                                 3,756,569     3,565,348

         Less accumulated depreciation                           2,168,545     2,051,376
                                                               -----------     ---------

                                                               $ 1,588,024     1,513,972
                                                               ===========     =========

         Depreciation of office properties and equipment for the years ended June 30, 1997, 1996 and 1995 amounted to $117,169, $134,225 and
         $170,447 respectively.

8)       Accrued Interest Receivable

         Accrued interest receivable is summarized as follows:

                                                       June 30,
                                                 ------------------------
                                                   1997            1996
         Investment securities                   $ 250,087       263,021
         Mortgage-backed securities                206,573       251,270
         Loans receivable                          172,313       163,705
         Other investments                           9,323         9,323
                                                 ---------       -------

                                                 $ 638,296       687,319
                                                 =========       =======

9)       Prepaid Expenses and Other Assets

         Prepaid expenses and other assets consist of the following:

                                                                June 30,
                                                        -----------------------
                                                           1997          1996
                                                        --------       -------
         Prepaid federal insurance premiums             $  16,091        61,230
         Prepaid insurance                                 60,861        32,076
         Other prepaid expenses                            59,768        73,036
         Deferred premium on sale of loans                  4,327         4,752
         Overpayment of federal income tax                 79,404        13,594
         Deferred federal income tax benefit - net (a)    432,130       526,834
         Insurance premiums due from customers              8,100        15,115
         Accounts receivable and other assets              93,226        71,530
                                                        ---------       -------

                                                        $ 753,907       798,167
                                                        =========       =======

         (a) The approximate tax effect of temporary differences that give rise to the Association's net deferred tax asset at June 30, 1997 and 1996, under SFAS 109 is as follows:

                                             Assets     Liabilities         Net
                                             --------   -----------      --------
            June 30, 1997
            -------------
    Loan fees deferred for financial
      reporting purposes                     $ 14,100         --          14,100
    Accelerated depreciation for tax
      purposes                                   --        (63,900)      (63,900)
    Tax basis of office building in
      excess of book basis                    534,290         --         534,290
    Bad debt reserves established for
      financial reporting purposes             95,965         --          95,965
    Increases to tax bad debt reserves
      since January 1, 1988                      --       (105,300)     (105,300)
    Nondeductible incentive plan expense        6,451         --           6,451
    Unrealized gain on securities
      available for sale                         --        (31,617)      (31,617)
    Other                                        --        (17,859)      (17,859)
                                             --------     --------      --------

Total                                        $650,806     (218,676)      432,130
                                             ========     ========      ========

            June 30, 1996
            -------------
    Loan fees deferred for financial
      reporting purposes                     $ 37,700         --          37,700
    Accelerated depreciation for tax
      purposes                                   --        (48,900)      (48,900)
    Tax basis of office building in
      excess of book basis                    554,120         --         554,120
    Bad debt reserves established for
      financial reporting purposes            108,225         --         108,225
    Increases to tax bad debt reserves
      since January 1, 1988                      --       (105,300)     (105,300)
    Nondeductible incentive plan expense        6,451         --           6,451
    Unrealized gain on securities
      available for sale                         --        (25,462)      (25,462)
                                             --------     --------      --------

Total                                        $706,496     (179,662)      526,834
                                             ========     ========      ========

10)      Deposits

         Deposit accounts are summarized as follows:

                                                              June 30,
                                                  -----------------------------
                                                       1997             1996
                                                  ------------     ------------
 Passbook accounts                                $ 40,983,575       43,419,645
 NOW accounts                                        8,468,143        7,985,971
 Money market accounts                               3,768,922        4,767,546
 Non-interest bearing demand deposit accounts        7,327,508        7,266,246
                                                  ------------     ------------

                                                    60,548,148       63,439,408

 Certificates of deposit:
   7-91 days                                         1,544,158        1,349,958
   6-11 months                                      20,768,703       22,122,386
   12-29 months                                     10,662,363       10,813,115
   30 months and over                                6,588,724        7,095,844
Jumbo                                                2,860,828        3,093,004
                                                  ------------     ------------

                                                  $102,972,924      107,913,715
                                                  ============     ============

         The weighted average rate on deposit accounts at June 30, 1997 and 1996 was 3.77% and 3.73% respectively.

         A summary of certificates of deposit by maturity is as follows:

                                                 June 30,
                                        ---------------------------
                                            1997            1996
                                        -----------     -----------
             Within 12 months           $37,094,050      39,208,327
             12 months to 24 months       4,091,070       3,996,590
             24 months to 36 months       1,239,656       1,269,390
                                        -----------     -----------

                Total                   $42,424,776      44,474,307
                                        ===========     ===========

         Interest expense on deposits consists of the following:

                                           Years Ended June 30,
                                 ----------------------------------------
                                    1997           1996           1995
                                 ----------     ----------     ----------
       Passbook accounts         $1,228,031      1,272,295      1,284,661
       Certificate accounts       2,311,239      2,374,281      1,725,746
       NOW accounts                 223,683        218,486        239,094
       Money market accounts        147,576        176,686        178,077
                                 ----------     ----------     ----------

      Total                      $3,910,529      4,041,748      3,427,578
                                 ==========     ==========     ==========

         The aggregate amount of deposit accounts with a balance of $100,000 or greater was approximately $9,340,000 and $10,440,000 at June 30, 1997 and 1996 respectively. Deposits in excess of $100,000 are not insured by the Federal Deposit Insurance Corporation.

11)      Other Liabilities

         Other liabilities consist of the following:

                                                    June 30,
                                              ---------------------
                                                 1997        1996
                                              --------     --------
             Accrued interest on deposits     $ 20,117       22,274
             Accrued real estate taxes         140,922      128,436
             Other accrued expenses             76,994       78,034
             Insurance premiums payable          6,509       10,638
             Outstanding bank drafts            74,361      105,820
             Other accounts payable             59,322      128,194
                                              --------     --------

                                              $378,225      473,396
                                              ========     ========

12)      Retirement Plans and Other Employee Benefits

         The Association participates in the Financial Institution's Retirement Fund, a tax-qualified pension trust, which covers all eligible employees. The Plan is considered a multi-employer plan and as such, does not make separate actuarial valuations with respect to each employer, nor does it segregate plan assets. The procedures followed by the Retirement Fund meet the requirements of Financial Accounting Standards Board Statement No. 87, "Employers' Accounting for Pensions". The practice with respect to multiemployer plans has been to accept employer's contributions that are paid as its expense for accounting purposes. There have been no contributions paid to the Plan for the years ended June 30, 1997, 1996 and 1995 as the amount necessary to fund the Plan was eliminated by previous years' overfunding of the Plan.

         In addition, the Association established a qualified defined contribution plan (401(k) Plan) which covers all full-time employees having a minimum of twelve months of service and who are at least twenty-one years of age. Eligible employees may contribute from 2% to 12% of their monthly salaries. The Association will contribute an amount equal to 50%, 75% or 100% of the monthly contribution up to 3% of salary, depending upon years of employment. Employer contributions to the Plan amounted to $30,678, $27,864 and $26,323 for the years ended June 30, 1997, 1996 and 1995, respectively.

13)      Officer and Director Plans

         Stock Option and Incentive Plan

         In conjunction with the Conversion, the Association adopted the 1993 Stock Option and Incentive Plan (the "Stock Option Plan") for the benefit of the senior officers and directors of the Association. The number of shares of common stock authorized under the Stock Option Plan is 34,500, equal to 10% of the total number of shares issued in the
         Conversion. For the year ended June 30, 1993, 8,625 options were granted at $10.00 per share. The term of these options expire ten years from the date of grant. In addition, 17,250 options were granted to individuals who, at the time such incentive stock options were granted, owned stock possessing more than 10% of the total combined voting power of all classes of stock of the Association. These options were granted at a price of at least 110% of the fair value per share at the date of grant. The term of these options expire five years from the date of grant. All options granted under the Stock Option Plan became exercisable immediately. During the year ended June 30, 1997, stock options to purchase 1,725 shares were granted at a price of $16.25 per share and are exercisable immediately. The term of these options expire ten years from the date of grant which was October 23, 1996. As of June 30, 1997, stock options to purchase 25,875 shares remain outstanding in the plan, while options for 6,900 shares were available for grant under the plan.

         The Association has elected to follow Accounting Principles Board Opinion No. 25 "Accounting for Stock Issued to Employees" (APB 25) and related Interpretations in accounting for its employee stock options. Under APB 25, because the exercise price of the Association's employee stock options equals the market price of the underlying stock on the date of grant, no compensation expense is recognized.

         The Association implemented SFAS No. 123 "Accounting for Stock-Based Compensation" during the year ended June 30, 1997. The Association will retain its current accounting method for its stock-based compensation plans. This statement will only result in additional disclosures for the Association, and as such, its adoption did not, nor is it expected to have, a material impact on the Association's financial condition or its results of operations.

         The following summarizes the pro forma net income as if the fair value method of accounting for stock-based compensation plans had been utilized for the year ended June 30, 1997:

         Net income (as reported)                                      $ 295,818
         Pro forma net income                                            293,041
         Earnings per share - fully diluted (as reported)                    .83
         Pro forma earnings per share                                        .82

         The pro forma results presented above may not be representative of the effects reported in pro forma net income for future years.

         The fair value of the option grants for the year ended June 30, 1997 was estimated using the Black Scholes Method, using the following assumptions: dividend yield of approximately 2.00%, expected volatility of 20%, risk free interest rate of 6.25% and an expected life of approximately 10 years.

         Bank Incentive Plan

         In conjunction with the Conversion, the Association formed a Bank Incentive Plan ("BIP"), which was authorized to acquire 3% of the total number of shares of common stock issued in the Conversion. The 10,350 shares were purchased for $162,172 with funds contributed to the BIP from the Association. As of June 30, 1997, 8,281 shares were outstanding to be awarded, with such awards to be earned by employees in key management positions in equal installments over a five year period from date of grant.

         The $162,172 contributed to the BIP is being amortized to compensation expense as the plan participants become vested in those shares. As of June 30, 1997, $52,255 of deferred compensation expense has been recognized since inception. The unamortized cost, which is comparable to deferred compensation, is reflected as a reduction of stockholders' equity.

14)      Income Taxes

         The Association has adopted Statement of Financial Accounting Standards No. 109 (SFAS 109) which requires a change from the deferred method to the liability method of accounting for income taxes. Under the liability method, deferred income taxes are recognized for the tax consequences of "temporary differences" by applying statutory tax rates applicable to future years to differences between the financial statement carrying amounts and tax bases of existing assets and liabilities.

         Among the provisions of SFAS 109 which impact the Association is the tax treatment of bad debt reserves. SFAS 109 provides that a deferred tax asset is to be recognized for the bad debt reserve established for financial reporting purposes and requires a deferred tax liability to be recorded for increases in the tax bad debt reserve since January 1, 1988, the effective date of certain changes made by The Tax Reform Act of 1986 to the calculation of savings institutions' bad debt deduction. Accordingly, retained earnings at June 30, 1997 includes approximately $1,100,000 for which no deferred federal income tax liability has been recognized. The provision for income taxes consists of the following:

                                     Years Ended June 30,
                             -----------------------------------
                                1997         1996        1995
                            --------     --------     --------
                Current      $ 12,262      298,563      309,190
                Deferred       88,549       12,323       40,499
                             --------     --------     --------

                             $100,811      310,886      349,689
                             ========     ========     ========

         A reconciliation of the statutory federal income tax rate to effective income tax rate is as follows:

                                                   Years Ended June 30,
                                              ----------------------------
                                               1997       1996       1995
                                               ----       ----       ----
      Statutory federal income tax rate        34.0%      34.0%      34.0%
      Loss on sale of
        real estate owned                        --        1.2         --
      Recovery of loss on previous
        disposition of real estate owned      (10.3)        --         --
      Other                                     1.7        (.1)       (.4)
                                             ------       ----       ----

      Effective income tax rate                25.4%      35.1%      33.6%
                                             ======       ====       ====

         Deferred federal income tax expense consists of the following tax effects of timing differences:

                                                   Years Ended June 30,
                                          ------------------------------------
                                             1997          1996         1995
                                          --------      --------      --------
  Loan fees                               $ 23,600         5,547         7,901
  Excess service fees                         (145)       (1,838)          (60)
  Depreciation                              34,830        20,630       (33,000)
  Incentive plan                              --          (6,451)         --
  Statutory bad debt deduction in
 excess of (less than) book provision       12,260        (5,565)       62,540
  Other                                     18,004          --           3,118
                                          --------      --------      --------

                                          $ 88,549        12,323        40,499
                                          ========      ========      ========

15)      Regulatory Capital Requirements

         The Association is subject to requirements and restrictions imposed by various regulators. These requirements, among other things, establish levels of capital and require that minimum cash reserve balances be maintained. Capital regulations require the Association to have a minimum regulatory tangible capital ratio equal to 1.5% of total adjusted assets, a minimum 3.0% core capital ratio, and an 8.0% risk-based capital ratio.

         For  purposes  of the  regulation,  the core and  tangible  capital  of
         Midland Federal Savings and Loan Association is defined as stockholders' equity, adjusted for unrealized gains on debt securities available for sale, net of taxes. Adjusted total assets are the Association's total assets as determined under generally accepted accounting principles, adjusted for unrealized gains on debt securities available for sale, net of taxes.

         In determining compliance with the risk-based capital requirement, the Association is allowed to use both core capital and supplementary capital. Supplementary capital of Midland Federal Savings and Loan Association is defined to include all of the Association's general loss allowances. The risk-based capital requirement is measured against risk-weighted assets which equals the sum of each asset and the credit-equivalent amount of each off-balance sheet item after being multiplied by an assigned risk weight.

         At June 30, 1997 and 1996, the Association's regulatory equity capital was as follows:

                                                    Tangible       Core      Risk-based
                                                     Capital      Capital      Capital
                                                     ---------    ---------    ---------
         June 30, 1997
         -------------
         Stockholders' equity                      $ 7,970,666    7,970,666    7,970,666
         Unrealized gain on debt securities
           available for sale, net of taxes            (61,375)     (61,375)     (61,375)
         General loss allowances                          -             -        282,258
                                                     ---------    ---------    ---------
         Regulatory capital computed                 7,909,291    7,909,291    8,191,549
         Minimum capital requirement                 1,678,550    3,357,100    2,706,821
                                                     ---------    ---------    ---------

         Regulatory capital excess                 $ 6,230,741    4,552,191    5,484,728
                                                     =========    =========    =========

         Computed capital ratio                           7.07%        7.07%       24.21%
         Minimum capital ratio                            1.50         3.00         8.00
                                                          ----         ----        -----

         Regulatory capital excess                        5.57%        4.07%       16.21%
                                                          ====         ====        =====

         June 30, 1996
         -------------
         Stockholders' equity                      $ 7,739,712    7,739,712    7,739,712
         Unrealized gain on debt securities
           available for sale, net of taxes            (49,426)     (49,426)     (49,426)
         General loss allowances                          -             -        318,311
                                                     ---------    ---------    ---------
         Regulatory capital computed                 7,690,286    7,690,286    8,008,597
         Minimum capital requirement                 1,750,860    3,501,720    2,817,935
                                                     ---------    ---------    ---------

         Regulatory capital excess                 $ 5,939,426    4,188,566    5,190,662
                                                     =========    =========    =========

         Computed capital ratio                           6.59%        6.59%       22.74%
         Minimum capital ratio                            1.50         3.00         8.00
                                                          ----         ----        -----

         Regulatory capital excess                        5.09%        3.59%       14.74%
                                                          ====         ====        =====

                                      -38-

16)      Stockholders' Equity

         As part of the Conversion, the Association established a liquidation account for the benefit of all eligible depositors who continue to maintain their deposit accounts in the Association after conversion. In the unlikely event of a complete liquidation of the Association, each eligible depositor will be entitled to receive a liquidation distribution from the liquidation account, in the proportionate amount of the then current adjusted balance for deposit accounts held, before distribution may be made with respect to the Association's capital stock. The Association may not declare or pay a cash dividend on, or repurchase any of, its capital stock if the effect thereof would cause the retained earnings of the Association to be reduced below the amount required for the liquidation account. Except for such restrictions, the existence of the liquidation account does not restrict the use or application of retained earnings.

         The Association's capital exceeds all of the fully phased-in capital requirements imposed by the Financial Institution Reform, Recovery, and Enforcement Act. OTS regulations generally provide that an institution that exceeds all fully phased-in capital requirements before and after a proposed capital distribution could, after prior notice but without the approval by the OTS, make capital distributions during the fiscal year of up to 100% of its net income to date during the fiscal year plus the amount that would reduce by one-half its "surplus capital ratio" (the excess capital over its fully phased-in capital requirements) at the beginning of the fiscal year. Any additional capital distributions would require prior regulatory approval.

17)      Financial Instruments with Off-Balance Sheet Risk

         The Association is a party to various transactions with off-balance sheet risk in the normal course of business. These transactions are primarily commitments to originate loans and to extend credit on previously approved unused lines of credit. These financial instruments carry varying degrees of credit and interest-rate risk in excess of amounts recorded in the consolidated financial statements.

         Commitments to originate mortgage loans of $254,900 at June 30, 1997 represents an amount which the Association plans to fund within the normal commitment period of 60 to 90 days. Of this amount, $230,000 are in fixed rate commitments with rates of 8.00% and $24,900 is an adjustable rate commitment. Because the credit worthiness of each customer is reviewed prior to extension of the commitment, the Association adequately controls their credit risk on these commitments, as it does for loans recorded on the balance sheet. The Association conducts all of its lending activities in the Chicagoland area in which it serves. Management believes the Association has a diversified loan portfolio and the concentration of lending activities in these local communities does not result in an acute dependency upon economic conditions of the lending region.

         The Association has approved, but unused, equity lines of credit of approximately $484,000 at June 30, 1997. In addition, the Association has approved, but unused, credit card lines of credit amounting to approximately $218,000. The Association has also issued outstanding letters of credit totaling $127,000.

18)      Contingencies

         The Association is, from time to time, a party to certain lawsuits arising in the ordinary course of its business, wherein it enforces its security interest. Management, based upon discussions with legal counsel, believes that the Association is not engaged in any legal proceedings of a material nature at the present time.

19)      Litigation Settlement

         During the current year, the Association settled a lawsuit that it had filed against a local real estate appraisal firm, arising out of the appraisers' alleged negligent appraisals of two single family residences which the Association had relied upon in its origination of mortgage loans secured by the two properties. The loans subsequently went into default. The Association obtained title to both properties by foreclosure and during a prior period disposed of both properties by sale at a substantial loss to the Association. The agreed upon settlement between the parties amounted to payment of $143,000 to the Association which resulted in the Association recovering its entire previously recorded loss on these two properties.

20)      FDIC Special Assessment and its Impact on SAIF Insurance Premiums

         The deposits of savings associations, such as Midland Federal Savings and Loan Association, are presently insured by the Savings Association Insurance Fund ("SAIF"), which together with the Bank Insurance Fund ("BIF"), are the two insurance funds administered by the Federal
         Deposit Insurance Corporation ("FDIC"). Financial institutions which are members of the BIF are experiencing substantially lower deposit insurance premiums because the BIF has achieved its required level of reserves while the SAIF has not yet achieved its required reserves. In order to help eliminate this disparity and any competitive disadvantage due to disparate deposit insurance premium schedules, legislation to recapitalize the SAIF was enacted in September 1996.

         The legislation requires a special one-time assessment of approximately
         65.7 cents per $100 of SAIF insured deposits held by the Association at March 31, 1995. The one-time special assessment has resulted in a charge to earnings of approximately $674,000 during the year ended June 30, 1997. The after-tax effect of this one-time charge to earnings totaled $445,000. The legislation is intended to fully recapitalize the SAIF fund so that commercial bank and thrift deposits are charged the same FDIC premiums beginning January 1, 1997. As of such date, deposit insurance premiums for highly rated institutions, such as the Association, will be substantially reduced.

         The Association, however, will continue to be subject to an assessment to fund repayment of the Financing Corporation's ("FICO") obligations. The FICO assessment for SAIF insured institutions will be 6.48 cents per $100 of deposits while BIF insured institutions will pay 1.30 cents per $100 of deposits until the year 2000 when the assessment will be imposed at the same rate on all FDIC insured institutions. Accordingly, as a result of the reduction of the SAIF assessment and the resulting FICO assessment, the annual after-tax decrease in assessment costs is expected to be approximately $108,000 based upon a June 30, 1997 assessment base.

21)      Disclosures About the Fair Value of Financial Instruments

         The following  methods and  assumptions  were used to estimate the fair
         value  of  each  class  of  financial   instruments  for  which  it  is
         practicable to estimate that value:

         Cash and cash equivalents: For cash and interest-bearing deposits, the carrying amount is a reasonable estimate of fair value.

         Investment securities: Fair values for securities are based on quoted market prices as published in financial publications or on quotes from third-party brokers.

         Securities available for sale: Fair values for securities available for sale are based on quoted market prices as published in financial publications or broker quotes.

         Mortgage-backed securities: Fair values for mortgage-backed securities are based on the lower of quotes received from various third-party brokers.

         Loans receivable: The fair value for fixed and adjustable rate mortgage loans are estimated using discounted cash flow analyses, using interest rates currently being offered for loans with similar terms and collateral to borrowers of similar credit quality.

         Deposit liabilities: The fair value of demand deposits, savings accounts and money market deposits is the amount payable on demand at the reporting date. The fair value of fixed maturity certificates of deposit is estimated by discounting the future cash flows using the rates currently offered for deposits of similar original maturities.

         The estimated fair value of the Association's financial instruments as of June 30, 1997 and 1996 are as follows:


                                                                   June 30, 1997
                                                           --------------------------
                                                              Carrying        Fair
                                                               Amount        Value
                                                               ------        -----
         Financial assets:
        Cash and cash equivalents                          $ 30,902,575    30,902,575
        Investment securities                                19,989,524    19,989,063
        Investment securities, available for sale             1,068,125     1,068,125
        Mortgage-backed securities                           21,935,716    22,148,459
        Loans receivable, gross                              34,209,076    34,597,000

         Financial liabilities:
           Deposits                                         102,972,924   102,908,000

                                                                  June 30, 1996
                                                           --------------------------
                                                              Carrying        Fair
                                                               Amount        Value
                                                               ------        -----
        Financial assets:
        Cash and cash equivalents                          $ 30,917,718    30,917,718
        Investment securities                                19,984,084    19,982,031
        Investment securities, available for sale             1,049,062     1,049,062
        Mortgage-backed securities                           27,409,579    27,451,931
        Loans receivable, gross                              33,769,635    33,731,000

         Financial liabilities:
           Deposits                                         107,913,715   107,935,000



22)      Subsequent Event

         At the July, 1997 Board of Directors' meeting, the Association declared a quarterly dividend of $.075 per share, totaling $26,004, payable August 15, 1997 to shareholders of record as of August 5, 1997.

Officers and Directors

Officers                                    Directors

Paul Zogas                                  Paul Zogas
President,                                  President
Chief Executive Officer                     Chairman of the Board
and Chief Financial Officer

Charles Zogas                               Charles Zogas
Executive Vice President,                   Executive Vice President
Chief Operating Officer,                    Director
Secretary and Treasurer

Richard Taylor                              Richard Taylor
Vice President,                             Vice President
Trust Officer                               Director
and Assistant Secretary

Janice Cecott                               Algerd Brazis
Controller                                  Director

Muriel Kowalski                             Michael J. Kukanza
Assistant Vice President                    Director

Donna Chmiel                                Jonas Vaznelis
Internal Auditor                            Director

Corporate Information

Investor Information
Shareholders, investors and analysts interested in additional information may contact at the Corporate Office: Paul Zogas, President, 8929 S. Harlem Avenue, Bridgeview, Illinois 60455

Annual Report on Form 10-KSB
A copy of Midland Federal Savings and Loan Association's annual report on Form 10-KSB, on file with the Office of Thrift Supervision, is available without charge by writing our Corporate Office, Attn: Charles Zogas, Executive Vice President, 8929 S. Harlem Avenue, Bridgeview, Illinois 60455.

Annual Meeting of Shareholders
The Annual meeting of the Shareholders of Midland Federal Savings and Loan Association will be held at 2:00 p.m., October 22, 1997, at the Corporate Office of the Association, 8929 S. Harlem Avenue, Bridgeview, Illinois. All shareholders are cordially invited to attend.

Stock Transfer Agent
Midland Federal Savings and Loan Association's transfer agent, Registrar and Transfer Company, maintains all stockholder records and can assist with stock transfer and registration, lost certificates or address change, changes or corrections in social security or tax identification number, and 1099 tax reporting questions. If you have questions, please contact the stock transfer agent in writing at the address below:

         Registrar and Transfer Company
         10 Commerce Drive
         Cranford, New Jersey 07016-3572
         Attn: Corporate Relations

Corporate Counsel/Washington, D.C.
         Silver, Freedman & Taff, L.L.P.
         1100 New York Avenue, N.W.
         Washington, D.C. 20005-3934

Corporate Counsel/Chicago, Illinois
         Kamm, Shapiro & Blumenthal, Ltd.
         230 West Monroe Street - Suite 1100
         Chicago, Illinois 60606

Independent Auditors
         Cobitz, VandenBerg & Fennessy
         7800 West 95th Street - Suite 301
         Hickory Hills, Illinois 60457

                                                                      Appendix E
                          OFFICE OF THRIFT SUPERVISION
                             WASHINGTON, D.C. 20552
                          ----------------------------

                                  FORM 10-QSB


(X) QUARTERLY REPORT PURSUANT TO SECTION 13 OR 15 (d) OF THE SECURITIES EXCHANGE ACT OF 1934

         For the quarterly period ended March 31, 1998

                                       OR

( ) TRANSITION REPORT PURSUANT TO SECTION 13 OR 15 (d) OF THE SECURITIES EXCHANGE ACT OF 1934

         For the transition period from ________ to __________


                            OTS Docket Number: 04475


                  MIDLAND FEDERAL SAVINGS AND LOAN ASSOCIATION
             (Exact name of registrant as specified in its charter)


             United States                        36-2065326
             -------------                        ----------
     (State or other jurisdiction of           I.R.S. Employer
      incorporation or organization)        Identification Number

           8929 S. Harlem Avenue, Bridgeview, Illinois    60455
           -------------------------------------------    -----
           (Address of Principal executive offices)  (Zip Code)


Registrant's telephone number, including area code: (708) 598-9400

Indicate by check mark whether the registrant (1) has filed all reports required to be filed by Section 13 or 15 (d) of the Securities Exchange Act of 1934 during the preceding 12 months (or for such shorter period that the registrant was required to file such reports), and (2) has been subject to such filing requirements for the past 90 days.

                       (1) Yes  (X)      No   (  )


                     As of May 11, 1998 the Registrant had
             363,975 shares of Common stock issued and outstanding.

MIDLAND FEDERAL SAVINGS AND LOAN ASSOCIATION


Part  I.  FINANCIAL INFORMATION                                            PAGE
                                                                           ----

     Item 1.  Financial Statements
              Consolidated Statements of Financial Condition -
              March 31, 1998 (unaudited) and June 30, 1997................  1

              Consolidated Statements of Earnings -
              Three months ended March 31, 1998 and 1997
              and nine months ended March 31, 1998 and 1997 (unaudited)...  2

              Consolidated Statement of Changes in Stockholders' Equity -
              Nine months ended March 31, 1998 (unaudited)................  3

              Consolidated Statements of Cash Flows -
              Nine months ended March 31, 1998 and 1997 (unaudited).......  4

              Notes to Consolidated Financial Statements..................  5-6

     Item 2.  Management's Discussion and Analysis of Financial
              Condition and Results of Operations.........................  7-13

Part II.  OTHER INFORMATION............................................... 14

                       MIDLAND FEDERAL SAVINGS AND LOAN ASSOCIATION
                                     AND SUBSIDIARIES

                      Consolidated Statements of Financial Condition



Assets                                                           March 31,      June 30,
                                                                   1998           1997
                                                               ------------   -----------
                                                                (Unaudited)
Cash and amounts due from depository institutions              $  3,176,740     2,836,806
Interest-bearing deposits                                        25,099,456    28,065,769
                                                               ------------   -----------
Total cash and cash equivalents                                  28,276,196    30,902,575
Investment securities, held to maturity (fair value -
  March 31, 1998: $20,038,281;  June 30, 1997: $19,989,063)      19,987,840    19,989,524
Investment securities available for sale, at fair value           1,160,625     1,068,125
Mortgage-backed securities, held to maturity (fair value -
  March 31, 1998: $22,664,577;  June 30, 1997: $22,148,459)      22,345,571    21,935,716
Loans receivable, net                                            34,684,846    33,161,513
Loans receivable, held for sale                                     425,850       230,400
Real estate owned, net                                              913,522       855,500
Stock in Federal Home Loan Bank of Chicago                          554,000       554,000
Office properties and equipment, net                              1,573,714     1,588,024
Accrued interest receivable                                         641,348       638,296
Prepaid expenses and other assets                                   704,690       753,907
                                                               ------------   -----------

Total assets                                                   $111,268,202   111,677,580
                                                               ============   ===========

Liabilities and Stockholders' Equity

Liabilities:
Deposits                                                       $102,013,755   102,972,924
Advance payments by borrowers for taxes and insurance               187,428       355,765
Other liabilities                                                   400,243       378,225
                                                               ------------   -----------
Total liabilities                                               102,601,426   103,706,914
                                                               ------------   -----------

Stockholders' equity:
Preferred stock, $.01 par value:
  authorized 1,000,000 shares; none outstanding                       -             -
Common stock, $.01 par value: authorized 5,000,000 shares;
  363,975 shares issued and outstanding at March 31, 1998
  and 346,725 issued and outstanding at June 30, 1997                 3,640         3,467
Additional paid-in capital                                        3,266,315     3,073,664
Retained earnings - substantially restricted                      5,360,461     4,942,077
Unrealized gain on securities available for sale,
  net of income taxes                                               121,951        61,375
Common stock awarded by Bank Incentive Plan                         (85,591)     (109,917)
                                                               ------------   -----------
Total stockholders' equity                                        8,666,776     7,970,666
                                                               ------------   -----------

Total liabilities and stockholders' equity                     $111,268,202   111,677,580
                                                               ============   ===========

See accompanying notes to consolidated financial statements.

                       MIDLAND FEDERAL SAVINGS AND LOAN ASSOCIATION
                                     AND SUBSIDIARIES

                            Consolidated Statements of Earnings


                                            Three Months Ended       Nine Months Ended
                                                 March 31,                March 31,
                                             1998        1997         1998        1997
                                           ---------   ---------    ---------   ---------
                                                (Unaudited)              (Unaudited)
Interest income:
  Interest on loans                       $  691,050     668,068    2,063,906   2,015,758
  Interest on mortgage-backed securities     384,903     390,006    1,193,458   1,227,745
  Interest on investment securities          312,171     314,257      934,426     967,382
  Interest on interest-bearing deposits      337,061     338,665    1,008,909   1,039,125
  Dividends on FHLB stock                      9,050       9,274       28,250      28,395
                                          ----------     -------    ---------   ---------
Total interest income                      1,734,235   1,720,270    5,228,949   5,278,405
                                          ----------     -------    ---------   ---------

Interest expense:
  Interest on deposits                       939,208     959,818    2,868,232   2,938,932
                                          ----------     -------    ---------   ---------
Total interest expense                       939,208     959,818    2,868,232   2,938,932
                                          ----------     -------    ---------   ---------

Net interest income                          795,027     760,452    2,360,717   2,339,473
                                          ----------     -------    ---------   ---------

Non-interest income:
  Loan fees and service charges               54,721      23,601      150,364      86,878
  Commission income                           16,010      18,026       78,695      53,008
  Profit on sale of loans                      3,294         639       16,065       4,406
  Deposit related fees                       144,085     151,217      458,441     452,753
  Other income                                44,370      42,781      113,455     248,845
                                          ----------     -------    ---------   ---------
Total non-interest income                    262,480     236,264      817,020     845,890
                                          ----------     -------    ---------   ---------

Non-interest expense:
  Staffing costs                             439,381     402,678    1,305,653   1,225,050
  Advertising                                 25,428      20,945       66,656      59,048
  Occupancy and equipment expenses           124,279     115,488      354,076     336,053
  Data processing                             41,039      35,452      115,990     100,842
  Federal deposit insurance premiums          15,609      16,618       47,751     125,764
  SAIF special assessment                          0           0            0     674,061
  Other                                      188,656     174,064      533,488     530,902
                                          ----------     -------    ---------   ---------
Total non-interest expense                   834,392     765,245    2,423,614   3,051,720
                                          ----------     -------    ---------   ---------

Income before income taxes                   223,115     231,471      754,123     133,643
Income tax provision                          75,869      78,741      256,432       8,969
                                          ----------     -------    ---------   ---------
Net income                                $  147,246     152,730      497,691     124,674
                                          ==========     =======      =======     =======

Earnings per share (basic)                $     0.41        0.44         1.41         .36
                                          ==========        ====         ====         ===
Earnings per share (diluted)              $     0.40        0.43         1.40         .35
                                          ==========        ====         ====         ===
Dividends declared per common share       $     0.075       0.075        0.225       0.225
                                          ===========       =====        =====       =====

See accompanying notes to consolidated financial statements.

                       MIDLAND FEDERAL SAVINGS AND LOAN ASSOCIATION
                                     AND SUBSIDIARIES

                Consolidated Statement of Changes in Stockholders' Equity
                                       (Unaudited)

                                                          Unrealized
                                                           Gain on    Common
                                   Additional             Securities   Stock
                           Common   Paid-In   Retained    Available   awarded
                           Stock    Capital   Earnings     For Sale   by BIP     Total
                           ------  ---------  ---------   ----------  -------  ---------
Balance at June 30, 1997   $3,467  3,073,664  4,942,077     61,375   (109,917) 7,970,666

  Net income                                    497,691                          497,691

  Adjustment of securities
    available for sale to
    fair value, net of tax
    effect                                                  60,576                60,576

  Common stock issued in
    connection with stock
    options exercised         173    189,577                                     189,750

  Tax benefit related to
    employee stock plan                3,074                                       3,074

  Amortization of award of
    BIP stock                                                          24,326     24,326

  Dividends declared on
    common stock ($0.225
    per share)                                  (79,307)                         (79,307)
                           ------  ---------  ---------    -------    -------  ---------
Balance at March 31, 1998  $3,640  3,266,315  5,360,461    121,951    (85,591) 8,666,776
                           ======  =========  =========    =======    =======  =========

See accompanying notes to consolidated financial statements.

                       MIDLAND FEDERAL SAVINGS AND LOAN ASSOCIATION
                                     AND SUBSIDIARIES

                          Consolidated Statements of Cash Flows
                                                                   Nine Months Ended
                                                                       March 31,
                                                                  1998           1997
                                                               -----------    -----------
                                                                       (Unaudited)
Cash flows from operating activities:
Net income (loss)                                            $     497,691            124,674
Adjustments to reconcile net income to net cash from
  operating activities:
  Depreciation                                                     109,117             86,738
  Amortization of premiums and discounts on securities              20,622             38,240
  Amortization of cost of stock benefit plan                        24,326             25,171
  Profit on sale of loans                                          (16,065)            (4,406)
  Profit from sale of loans held for sale                        1,404,400            335,850
  Origination of loans held for sale                            (1,599,850)          (335,850)
  (Increase) decrease in accrued interest receivable                (3,052)            37,311
  Increase (decrease) in accrued interest payable                    2,913               (754)
  Decrease in deferred income on loans                             (47,329)           (24,347)
  (Increase) decrease in other assets                               34,076            (64,035)
  Increase (decrease) in other liabilities                          23,850            (99,108)
                                                             -------------      -------------
Net cash provided by operating activities                          450,699            119,484
                                                             -------------      -------------

Cash flows from investing activities:
  Purchase of mortgage backed securities                        (4,610,445)                 0
  Proceeds from repayments of mortgage backed securities         4,169,984          4,033,902
  Purchase of investment securities                             (7,489,050)        (7,495,725)
  Proceeds from maturities of investment securities              7,500,000          7,500,000
  Loan disbursements                                            (7,773,613)        (4,396,602)
  Loan repayments                                                6,237,916          4,259,727
  Property and equipment expenditures                              (94,807)           (86,284)
                                                             -------------      -------------
Net cash provided (for) by investing activities                 (2,060,015)         3,815,018
                                                             -------------      -------------

Cash flows from financing activities:
  Proceeds from exercise of stock options                          189,750                  0
  Dividends paid on common stock                                   (79,307)           (78,013)
  Deposit account receipts                                     262,733,930        256,398,462
  Deposit account withdrawals                                 (266,404,533)      (263,333,834)
  Interest credited to deposit accounts                          2,711,434          2,796,515
  Decrease in advance payments by borrowers
    for taxes and insurance                                       (168,337)          (205,401)
  Purchase of BIP stock                                                  0             (6,921)
                                                             -------------      -------------
Net cash provided for financing activities                      (1,017,063)        (4,429,192)
                                                             -------------      -------------

Decrease in cash and cash equivalents                           (2,626,379)          (494,690)
Cash and cash equivalents at beginning of period                30,902,575         30,917,718
                                                             -------------      -------------
Cash and cash equivalents at end of period                   $  28,276,196         30,423,028
                                                             =============      =============

Cash paid during period for:
  Interest                                                   $   2,865,319          2,939,686
  Income taxes                                                     164,000             76,226
Non-cash investing activities:
  Transfer of loans to real estate owned                     $      58,022             85,500
                                                             =============      =============

See accompanying notes to consolidated financial statements.

                       MIDLAND FEDERAL SAVINGS AND LOAN ASSOCIATION
                                     AND SUBSIDIARIES

                        Notes to Consolidated Financial Statements

Note A - Basis of Presentation
The accompanying unaudited consolidated financial statements have been prepared in accordance with instructions to Form 10-QSB and therefore, do not include information or footnotes necessary for fair presentation of financial condition, results of operations and changes in financial position in conformity with generally accepted accounting principles. However, in the opinion of management, all adjustments (which are normal and recurring in nature) necessary for a fair presentation have been included. The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosures of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates. The results of operations for the three months and nine months ended March 31, 1998 are not necessarily indicative of the results that may be expected for the entire year.

Note B - Principles of Consolidation
The accompanying unaudited consolidated financial statements include the accounts of Midland Federal Savings and Loan Association and its wholly-owned subsidiaries, Midland Service Corporation, MS Insurance Agency, Inc. and Bridgeview Development Company. All significant intercompany accounts and transactions have been eliminated in consolidation.

Note C - Stock Conversion
In January 1993, the Association's Board of Directors approved a plan to voluntarily convert the Association from a federal mutual savings and loan association to a federal stock savings and loan association. The stock offering of Midland Federal Savings and Loan Association was closed on June 30, 1993 with the sale of 345,000 shares of $.01 par value common stock at $10.00 per share.

Note D - Earnings Per Share
Earnings per share for the three and nine month periods ended March 31, 1998 and 1997 was determined by dividing net income for the period by the weighted average number of both basic and diluted shares of common stock and common stock equivalents outstanding (See exhibit 11 attached). Stock options are regarded as common stock equivalents and are considered in diluted earnings per share calculations. Earnings per share data for the three and nine month periods ended March 31, 1997 have been restated for comparative purposes to reflect the implementation of Statement of Financial Accounting Standards No. 128.

Note E - Impact of New Accounting Standards
In December 1996, the FASB issued Statement of Financial Accounting Standards No. 127 ("SFAS 127"), entitled "Deferral of the Effective Date of Certain Provisions of FASB Statement No. 125". The statement delays for one year the implementation of SFAS 125, as it relates to (1) secured borrowings and collateral, and (2) the transfers of financial assets that are part of repurchase agreements, dollar-rolls, securities lending and similar transactions. The Association has adopted portions of SFAS 125 (those not deferred by SFAS 127) effective January 1, 1997. Adoption of these portions did not have a significant effect on the Association's financial condition or results of operations. Based on its review of SFAS 125, management does not believe that adoption of the portions of SFAS 125 which have been deferred by SFAS 127 will have a material effect on the Association.

                       MIDLAND FEDERAL SAVINGS AND LOAN ASSOCIATION
                                     AND SUBSIDIARIES

                        Notes to Consolidated Financial Statements

Note E - Impact of New Accounting Standards (continued)
In June 1997, the FASB issued Statement of Financial Accounting Standards No. 130 ("SFAS 130"), entitled "Reporting Comprehensive Income." This statement establishes standards for the reporting and display of comprehensive income and its components (revenues, expenses, gains, losses) in a full set of general-purpose financial statements. SFAS 130 is effective for fiscal years beginning after December 15, 1997. The Association has not yet determined the impact of adopting this statement.

In June 1997, the FASB issued Statement of Financial Accounting Standards No. 131 ("SFAS 131"), entitled "Disclosures about Segments of an Enterprise and Related Information". SFAS 131 becomes effective for fiscal years beginning after December 15, 1997 and establishes standards for the way that public business enterprises report information about operating segments and requires enterprises to report selected information about operating segments in interim financial reports. The Association has not yet determined the impact of adopting this statement.

In February 1998, the FASB issued Statement of Financial Accounting Standards No. 132 ("SFAS 132"), entitled "Employers' Disclosure about Pensions and Other Post-retirement Benefits". SFAS 132 alters current disclosure requirements regarding pensions and other post-retirement benefits in the financial statements of employers who sponsor such benefit plans. The revised disclosure requirements are designed to provide additional information to assist readers in evaluating future costs related to such plans. Additionally, the revised disclosures are designed to provide changes in the components of pension and benefit costs in addition to the year end components of those factors in the resulting asset or liability related to such plans. The statement is effective for fiscal years beginning after December 15, 1997 with earlier application available. The Association has not yet determined the impact of adopting this statement.

The foregoing does not constitute a comprehensive summary of all material changes or development affecting the manner in which the Association keeps its books and records and performs its financial accounting responsibilities. It is untended only as a summary of some of the recent pronouncements made by the FASB which are of particular interest to financial institutions.

                       MIDLAND FEDERAL SAVINGS AND LOAN ASSOCIATION
                                     AND SUBSIDIARIES

               MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
                                AND RESULTS OF OPERATIONS

FINANCIAL CONDITION
During the nine months ended March 31, 1998, total assets of the Association decreased by $410,000 to $111.3 million from $111.7 million at June 30, 1997. This decrease was primarily the result of a decrease in deposits in the amount of $959,000 to $102.0 million at March 31, 1998. Net loans receivable and loans available for sale increased $1.7 million to $35.1 million as loan disbursements of $9.4 million were offset by loan repayments of $6.3 million and loan sales of $1.4 million. The balance of mortgage-backed securities also increased by $410,000 to $22.3 million due to purchases of mortgage-backed securities in the amount of $4.6 million, which were offset by repayments of mortgage-backed securities in the amount of $4.2 million during the nine month period.

The $1.7 million increase in net loans receivable and the $410,000 increase in mortgage-backed securities, discussed above, were funded by a $2.6 million decrease in cash and cash equivalents to $28.3 million at March 31, 1998 from $30.9 million at June 30, 1997. The balance of investment securities remained stable at $21.1 million at March 31, 1998. The weighted average remaining maturity of the Association's investment securities portfolio at March 31, 1998 was 1.9 years.

As discussed above, deposits for the nine month period decreased $959,000 as withdrawal activity of $266.4 million exceeded deposit activity of $262.7 million and interest credited to deposit accounts in the amount of $2.7 million. The decline in deposits is the result of a $1.0 million decrease in passbook accounts and a $543,000 reduction in transaction deposits including money market accounts offset by a $607,000 increase in certificate of deposit accounts. The net decrease in savings deposits is attributed to competition from higher yielding investment alternatives that are available to the investing public.

Stockholders' equity increased $696,000 to $8.7 million at March 31, 1998. The increase in stockholders' equity during the nine month period ended March 31, 1998 was primarily the result of earnings in the amount of $498,000, proceeds from the exercise of stock options in the amount of $190,000, a $24,000 reduction in the unamortized cost of the Bank Incentive Plan established in fiscal 1996 and a positive market adjustment in the amount of $61,000, net of income taxes, from securities available for sale. These increases in stockholders' equity were offset by dividends paid on common stock in the amount of $79,000.

RESULTS OF OPERATIONS
Midland Federal had net income of $147,000 for the quarter ended March 31, 1998 compared to net income of $153,000 for the quarter ended March 31, 1997. For the nine months ended March 31, 1998 Midland Federal had net income of $498,000 compared to net income of $125,000 for the nine months ended March 31, 1997. Net income for the nine months ended March 31, 1997 included an after tax charge in the amount of $445,000 for a special assessment levied by the Federal Deposit Insurance Corporation ("FDIC") to recapitalize the Savings Association Insurance Fund ("SAIF"). Net income for the nine months ended March 31, 1997 also included a one-time recovery of a prior period loss on the sale of real estate owned properties in the amount of $131,000, net of income taxes. Absent both the one time special insurance assessment in the amount of $445,000 and the after tax recovery in the amount of $131,000, discussed above, net income for the nine months ended March 31, 1997 would have been $439,000.

                       MIDLAND FEDERAL SAVINGS AND LOAN ASSOCIATION
                                     AND SUBSIDIARIES

               MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
                          AND RESULTS OF OPERATIONS (continued)

Results of Operations (continued)
Net interest income during both the three and nine month periods ended March 31, 1998 increased as a result of increases in the Association's net interest margin and interest rate spread which occurred during both periods. During the three months ended March 31, 1998 the Association's net interest margin and interest rate spread increased to 3.07% and 2.99%, respectively, from 2.90% and 2.85%, respectively, for the three months ended March 31, 1997. For the nine month period ended March 31, 1997 the net interest margin and interest rate spread increased to 3.04% and 2.97%, respectively, from 2.95% and 2.89%, respectively, for the nine months ended March 31, 1997. The Association's ratio of average interest earning assets to average interest bearing liabilities also increased to 110.50% from 108.72% during the quarter ended March 31, 1997. For the nine months ended March 31, 1998 the ratio of average interest earning assets to average interest bearing liabilities also increased to 110.12% from 108.72% in the prior year period.

Net income was increased in both the three and nine month periods ended March 31, 1998 as a result of increases in net interest income. For the three months ended March 31, 1998 net interest income increased $35,000 to $795,000 from $760,000 for the three months ended March 31, 1997 and for the nine months ended March 31, 1998 net interest income increased $22,000 to $2.4 million.

Net income, in the quarter ended March 31, 1998, was also increased as a result of a $26,000 increase in non-interest income to $262,000 from $236,000 for the quarter ended March 31, 1997. Excluding the one-time recovery of a loss on the sale of real estate owned properties in the amount of $143,000 as discussed above, non-interest income increased during the current nine month period by $114,000 to $817,000.

Non-interest expense increased by $69,000 to $834,000 for the quarter ended March 31, 1998 compared to $765,000 for the prior year quarter. For the nine months ended March 31, 1998, exclusive of the one-time special insurance assessment in the prior year period in the amount of $674,000, discussed above, non-interest expense increased $46,000 to $2.4 million.

Interest Income
Interest income increased $14,000 or 0.81% for the quarter ended March 31, 1998 from the comparable prior year period. This increase in interest income resulted from an increase in the average yield earned on interest earning assets to 6.70% for the three months ended March 31, 1998 from 6.56% for the three months ended March 31, 1997. The increase in the average yield earned on interest earning assets was offset by a $1.3 million decrease in the average outstanding balance of interest earning assets to $103.6 million for the three months ended March 31, 1998 from $104.9 million for the three months ended March 31, 1997.

The $1.3 million decline in the average balance of interest earning assets was primarily the result of a $2.1 million decline in the average balance of deposit liabilities to $101.2 million from $103.3 million in the prior year period.

                       MIDLAND FEDERAL SAVINGS AND LOAN ASSOCIATION
                                     AND SUBSIDIARIES

               MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
                          AND RESULTS OF OPERATIONS (continued)

Interest Income (continued)
For the nine months ended March 31, 1998 interest income decreased $49,000 from the comparable prior year period as the result of a $2.3 million decline in the average outstanding balance of interest earning assets to $103.4 million from the prior year period. The decline in the average outstanding balance of interest earning assets was offset by an increase in the average yield earned on interest earning assets to 6.74% from 6.65% in the prior year period. The $2.3 million decline in the average balance of interest earning assets was primarily the result of a $2.9 million decline in the average balance of deposit liabilities to $101.3 million from $104.2 million in the prior year period.

Interest on loans receivable increased $23,000 for the three months ended March 31, 1998 from the comparable prior year period. The increase in interest income is attributed to a $1.1 million increase in the average outstanding balance of net loans receivable to $34.1 million for the three months ended March 31, 1998 from $33.0 million for the three months ended March 31, 1998. The average yield earned on net loans receivable remained stable at 8.10% for both the three months ended March 31, 1998 and March 31, 1997. The $1.1 million increase in the average outstanding balance of net loans receivable was primarily the result of increased loan volumes generated by the Association's loan origination staff. The increased loan volumes are attributed to direct marketing of the Association's mortgage loan products to the local realtor community as well as more aggressive pricing of loan products.

Interest on mortgage backed securities decreased $5,000 for the three months ended March 31, 1998 from the comparable prior year period. The decrease in interest income is attributed to a $1.2 million reduction in the average outstanding balance of mortgage backed securities outstanding to $22.7 million for the three months ended March 31, 1998 from $23.9 million for the three months ended March 31, 1997. The decline in the average outstanding balance of mortgage backed securities more than offset an increase in the average yield earned on mortgage backed securities to 6.78% for the three months ended March 31, 1998 from 6.54% for the three months ended March 31, 1997.

Interest earned on investment securities decreased $2,000 for the three months ended March 31, 1998 from the comparable prior year period. The decrease in interest income is attributed to a decrease in the average yield on investment securities to 5.90% for the three months ended March 31, 1998 from 5.97% for the three months ended March 31, 1997. The average balance of investment securities increased $117,000 to $21.2 million for the three months ended March 31, 1998 primarily as a result of an increase in the market value of securities available for sale.

                       MIDLAND FEDERAL SAVINGS AND LOAN ASSOCIATION
                                     AND SUBSIDIARIES

               MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
                          AND RESULTS OF OPERATIONS (continued)

Interest Income (continued)
Interest earned on interest bearing deposits decreased $2,000 or 0.47% for the three months ended March 31, 1998 from the comparable prior year period. The decrease in interest income is attributed to a $1.4 million decline in the average outstanding balance of interest bearing deposits to $25.0 million for the three months ended March 31, 1998 from $26.4 million for the three months ended March 31, 1997. The decline in the average outstanding balance of interest bearing deposits more than offset an increase in the average yield earned on interest bearing deposits to 5.39% for the three months ended March 31, 1998 from 5.12% for the three months ended March 31, 1997. The increase in the average yield on interest bearing deposits reflected the increase in short-term market interest rates that occurred between the two periods. The Association decreased its investments in interest bearing deposits to fund the increase in net loans receivable and mortgage backed securities, discussed above.

For the nine months ended March 31, 1998 interest on loans receivable increased $48,000 from the comparable prior year period. The increase in interest on net loans receivable was due to a $961,000 increase in the average outstanding balance of loans receivable to $33.7 million from $32.7 million for the nine months ended March 31, 1997. The $961,000 increase in the average outstanding balance of loans receivable offset a decrease in the average yield earned on loans receivable to 8.16% for the nine months ended March 31, 1998 from 8.21% for the nine months ended March 31, 1997.

For the nine months ended March 31, 1998 interest earned on mortgage backed securities decreased $34,000 to $1.2 million. The primary factor for the decrease in interest on mortgage backed securities was a $1.6 million decrease in the average outstanding balance of mortgage backed securities to $23.6 million for the nine months ended March 31, 1998 from $25.2 million for the nine months ended March 31, 1997. The $1.6 million decline in the average outstanding balance of mortgage backed securities more than offset an increase in the average yield earned on mortgage backed securities to 6.73% for the nine months ended March 31, 1998 from 6.49% for the nine months ended March 31, 1997. The decrease in the average balance of mortgage backed securities was the result of regular principal repayments on existing mortgage backed securities.

For the nine months ended March 31, 1998 interest earned on investment securities decreased $33,000 to $934,000 from $967,000 for the nine months ended March 31, 1998. The primary factor for the decrease in interest earned on investment securities was a decrease in the average yield earned on investment securities to 5.90% for the nine months ended March 31, 1998 from 6.13% for the nine months ended March 31, 1997. The decrease in the average yield on the Association's investment securities was the result of lower reinvestment yields on maturing investment securities despite the same original terms to maturity. The average balance of investment securities increased $84,000 to $21.1 million for the nine months ended March 31, 1998 primarily as a result of a increase in the market value of securities available for sale.

                       MIDLAND FEDERAL SAVINGS AND LOAN ASSOCIATION
                                     AND SUBSIDIARIES

               MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
                          AND RESULTS OF OPERATIONS (continued)

Interest Income (continued)
For the nine months ended March 31, 1998 interest earned on interest bearing deposits decreased $30,000 to $1.0 million. The decrease in interest income is primarily attributed to a $1.8 million decrease in the average outstanding balance of interest bearing deposits to $24.4 million for the nine months ended March 31, 1998 from $26.2 million for the nine months ended March 31, 1997. The decline in the average outstanding balance of interest bearing deposits more than offset an increase in the average yield earned on interest bearing deposits to 5.52% for the nine months ended March 31, 1998 from 5.29% in the year earlier period. The increase in the average yield on interest bearing deposits reflected the increase in short-term market interest rates that occurred between the two periods.

Interest Expense
Interest expense decreased $21,000 to $939,000 for the quarter ended March 31, 1998 from $960,000 for the quarter ended March 31, 1998. The $21,000 decrease in interest expense was the result of a $2.7 million decrease in the average outstanding balance of interest costing deposits to $93.8 million during the quarter ended March 31, 1998 from $96.5 million in the comparable prior year period. The decline in the average outstanding balance of interest costing deposits more than offset a slight increase in the average yield paid on interest costing deposits to 4.01% for the quarter ended March 31, 1998 from 3.98% for the quarter ended March 31, 1997. The increase in the average yield paid on interest costing deposits was the result of an increase in market interest rates that occurred between the two periods.

For the nine months ended March 31, 1998 interest expense decreased $71,000 from the prior year period. This decrease in interest expense in the current nine month period was the result of a $3.4 million decline in the average outstanding balance of interest costing deposits to $93.9 million for the nine months ended March 31, 1998 from $97.3 million for the nine months ended March 31, 1997. The decline in the average outstanding balance of interest costing deposits more than offset an increase in the average yield paid on interest costing deposits to 4.07% for the nine months ended March 31, 1998 from 4.03% for the prior year period.

Provision for Losses on Loans
Midland Federal made no provisions for loan losses out of income in either the three or nine month periods ended March 31, 1998 and 1997. This decision was made based upon the absence of any specific asset quality problems, the current level of general loan loss reserves and management's assessment of the inherent risk in the loan portfolio. Non-performing assets increased to $1.0 million at March 31, 1998 from $958,000 at June 30, 1997. Non-performing assets at March 31, 1998 consist of $126,000 in non-accruing loans and real estate owned properties in the amount of $914,000, both stated net of specific reserves. At March 31, 1998 non-accruing loans consisted of $79,000 in one single-family residential mortgage loan, $39,000 in one multi-family residential mortgage loan and $8,000 in consumer loans. At March 31, 1998 general loan loss reserves totaled $302,000. Although the Association believes its allowance for loan losses is at a level that it considers to be adequate to provide for potential losses, there can be no assurance that such losses will not exceed the estimated amounts.

                       MIDLAND FEDERAL SAVINGS AND LOAN ASSOCIATION
                                     AND SUBSIDIARIES

               MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
                          AND RESULTS OF OPERATIONS (continued)

Non-Interest Income
Non-interest income increased $26,000 to $262,000 for the quarter ended March 31, 1998 from $236,000 in the quarter ended March 31, 1997. Non-interest income was increased in the quarter ended March 31, 1998 compared with the prior year period as a result of an $31,000 increase in loan fees and service charges which was offset by a $7,000 decrease in deposit related fees. The increase in loan fees and service charges in the current quarter is primarily attributed to the generation of loan brokerage revenues.

For the nine months ended March 31, 1998 non-interest income decreased $29,000 to $817,000 from $846,000 in the year earlier period. The decline in non-interest income in the current nine month period is attributed to the elimination of a $143,000 recovery of a loss on the sale of real estate owned properties that occurred in the prior year period, as discussed above. Non-interest income was increased in the nine month period ended March 31, 1998 by a $63,000 increase in loan fees and service charges, a $26,000 increase in commission income, a $12,000 increase in profit on sale of loans and a $5,000 increase in deposit related fees, compared with the prior year period.

Non-Interest Expense
Non-interest expense increased $69,000 to $834,000 in the quarter ended March 31, 1998 compared to $765,000 in the quarter ended March 31, 1997. The increase in non-interest expense is primarily attributed to a $36,000 increase in staffing costs, a $9,000 increase in occupancy and equipment expenses, a $6,000 increase in data processing costs and a $4,000 increase in advertising expenses.

For the nine months ended March 31, 1998 non-interest expense decreased $628,000 to $2.4 million from $3.1 million in the prior year period. The primary factors for the decrease in non-interest expense in the current nine month period were the elimination of the special assessment levied by the FDIC in the prior year period in the amount of $674,000, a $78,000 decrease in regular deposit insurance premiums and a $9,000 decrease in real estate owned expenses. These decreases in non-interest expense were offset by an $81,000 increase in staffing costs, an $18,000 increase in occupancy and equipment expenses, a $15,000 increase in data processing costs and an $8,000 increase in advertising expenses.

Income Taxes
Income taxes decreased to $76,000 in the quarter ended March 31, 1998 from $79,000 in the quarter ended March 31, 1997 due to a decrease in earnings before income taxes. For the nine months ended March 31, 1998 income taxes increased to $256,000 from $9,000 in the prior year period.

                       MIDLAND FEDERAL SAVINGS AND LOAN ASSOCIATION
                                     AND SUBSIDIARIES

               MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
                          AND RESULTS OF OPERATIONS (continued)

LIQUIDITY AND CAPITAL RESOURCES
The Association's principal sources of funds are deposits, loan and mortgage backed securities repayments, proceeds from the maturities of investment securities and other funds provided by operations. In addition, the Association may borrow funds from the FHLB of Chicago. The Association maintains investments in liquid assets based upon management's assessment of (i) the Association's need for funds, (ii) expected deposit flows, (iii) the yields available on short-term liquid assets and (iv) the objectives of the Association's asset/liability management program. The OTS requires members of the FHLB system to maintain minimum levels of liquid assets. OTS regulations currently require the Association to maintain an average daily balance of liquid assets equal to at least 4% of the sum of its balance of net withdrawable deposit accounts and borrowings payable in one year or less as of the prior quarter end. At March 31, 1998, the Association's regulatory liquidity ratio was 54.8%. At such date, the Association had commitments to originate $2.1 million in fixed rate mortgage loans, commitments to sell $426,000 in fixed rate loans and no commitments to purchase loans.

The Association uses its capital resources principally to meet its ongoing commitments to fund maturing certificate of deposits and deposit withdrawals, fund existing and continuing loan commitments, maintain its liquidity and meet operating expenses. The Association considers its liquidity and capital reserves sufficient to meet its outstanding short and long-term needs. The Association expects to be able to fund or refinance, on a timely basis, its material commitments and long-term liabilities.

At March 31, 1998 Midland Federal had tangible and core capital of $8.5 million, or 7.7% of adjusted total assets, which was approximately $6.9 million and $5.2 million above the minimum requirements in effect on that date of 1.5% and 3.0%, respectively, of adjusted total assets.

At March 31, 1998 Midland Federal had risk-based capital of $8.8 million and risk-weighted assets of $35.1 million, or total capital of 25.2% of risk-weighted assets. This amount was $6.0 million above the 8.0% requirement in effect on that date.

                       MIDLAND FEDERAL SAVINGS AND LOAN ASSOCIATION

                               PART II - OTHER INFORMATION

Item 1.  LEGAL PROCEEDINGS
From time to time, the Association is a party to legal proceedings wherein it enforces its security interest or is a defendant to certain lawsuits arising out of the ordinary course of its business. The Association is not a party to any legal proceedings, which if adversely determined, would have a material adverse effect on its financial condition.

Item 2.  CHANGES IN SECURITIES
On January 8, 1998 Paul  Zogas,  President  and Chief  Executive  Officer of the
Association, exercised an option to purchase 8,625 shares of common stock in Midland Federal Savings and Loan Association at the exercise price of $11.00 per share. Consequently, 8,625 shares of common stock, $.01 par value, were issued out of previously authorized shares as a result of such transaction.

On January 8, 1998 Charles Zogas, Executive Vice President and Chief Operating Officer of the Association, exercised an option to purchase 8,625 shares of common stock in Midland Federal Savings and Loan Association at the exercise price of $11.00 per share. Consequently, 8,625 shares of common stock, $.01 par value, were issued out of previously authorized shares as a result of such transaction.

Item 3.  DEFAULTS UPON SENIOR SECURITIES
Not applicable.

Item 4.  SUBMISSION OF MATTERS TO A VOTE OF SECURITY HOLDERS
Not applicable.

Item 5.  OTHER INFORMATION
On April 30, 1998 Midland Federal Savings and Loan Association ("the Association") filed a Holding Company Application on Form H-(e)1-S with the Office of Thrift Supervision. The Association filed this application as part of a merger agreement and plan of reorganization adopted by the Association's Board of Directors, pursuant to which the Association will become a wholly owned subsidiary of a holding company. The reorganization will be facilitated through a merger with a non-resulting interim federal stock savings bank and will be submitted to a vote by the Association's shareholders as soon as practicable following approval of the transaction in accordance with applicable rules and regulations.

Item 6.  EXHIBITS AND REPORTS ON FORM 8-K
(a) Computations of earnings per share (Exhibit 11 filed herewith). (b) No reports on Form 8-K were filed this three months.

                                        SIGNATURES


Pursuant to the requirements of Section 13 or 15 (d) of the Securities and Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.



                            MIDLAND FEDERAL SAVINGS AND LOAN ASSOCIATION
                            Registrant



DATE:  May 11, 1998            BY: /s/ Paul Zogas
                                   --------------

                                   Paul Zogas
                                   President, Chief Executive Officer and
                                   Chief Financial Officer



DATE:  May 11, 1998            BY: /s/ Charles Zogas
                                   -----------------

                                  Charles Zogas
                                  Executive Vice President and
                                  Chief Operating Officer

                                     PART II

                   INFORMATION NOT REQUIRED IN THE PROSPECTUS

ITEM 20.          Indemnification of Directors and Officers.

       Section 145 of the Delaware General Corporation Law sets forth circumstances under which directors, officers, employees and agents of Charter One may be insured or indemnified against liability which they may incur in their capacities as such:

       ss.145. INDEMNIFICATION OF OFFICERS, DIRECTORS, EMPLOYEES AND AGENTS; INSURANCE. (a) A corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) by reason of the fact that he is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with such action, suit or proceeding if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful. The termination of any action, suit or proceeding by judgment, order, settlement, conviction, or upon a plea of nolo contendere or its equivalent, shall not, of itself, create a presumption that the person did not act in good faith and in a manner which he reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had reasonable cause to believe that his conduct was unlawful.

       (b) A corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that he is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against expenses (including attorneys' fees) actually and reasonably incurred by him in connection with the defense or settlement of such action or suit if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation and except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the Court of Chancery or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Court of Chancery or such other court shall deem proper.

       (c) To the extent that a director, officer, employee or agent of a corporation has been successful on the merits or otherwise in defense of any action, suit or proceeding referred to in subsections (a) and (b) of this section, or in defense of any claim, issue or matter therein, he shall be indemnified against expenses (including attorneys' fees) actually and reasonably incurred by him in connection therewith.

       (d) Any indemnification under subsections (a) and (b) of this section (unless ordered by a court) shall be made by the corporation only as authorized in the specific case upon a determination that indemnification of the director, officer, employee or agent is proper in the circumstances because he has met the applicable standard of conduct set forth in subsections
(a) and (b) of this section. Such determination shall be made (1) by a majority vote of the directors who are not parties to such action, suit or proceeding, even though less than a quorum, or (2) if there are no such directors, or if such directors so direct, by independent legal counsel in a written opinion, or
(3) by the stockholders.

       (e) Expenses (including attorneys' fees) incurred by an officer or director in defending any civil, criminal, administrative or investigative action, suit or proceeding may be paid by the corporation in advance of the final disposition of such action, suit or proceeding upon receipt of an undertaking by or on behalf of such director or officer to repay such amount if it shall ultimately be determined that he is not entitled to be indemnified by the corporation as authorized in this section. Such expenses (including attorneys' fees) incurred by other employees and agents may be so paid upon such terms and conditions, if any, as the board of directors deems appropriate.

       (f) The indemnification and advancement of expenses provided by, or granted pursuant to, the other subsections of this section shall not be deemed exclusive of any other rights to which those seeking indemnification or advancement of expenses may be entitled under any bylaw, agreement, vote of stockholders or disinterested directors or otherwise, both as to action in his official capacity and as to action in another capacity while holding such office.

       (g) A corporation shall have power to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against any liability asserted against him and incurred by him in any such capacity, or arising out of his status as such, whether or not the corporation would have the power to indemnify him against such liability under this section.

       (h) For purposes of this section, references to "the corporation" shall include, in addition to the resulting corporation, any constituent corporation (including any constituent of a constituent) absorbed in a consolidation or merger which, if its separate existence had continued, would have had power and authority to indemnify its directors, officers, and employees or agents, so that any person who is or was a director, officer, employee or agent of such constituent corporation, or is or was serving at the request of such constituent corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, shall stand in the same position under this section with respect to the resulting or surviving corporation as they would have with respect to such constituent corporation if its separate existence had continued.

       (i) For purposes of this section, references to "other enterprises" shall include employee benefit plans; references to "fines" shall include any excise taxes assessed on a person with respect to any employee benefit plan; and references to "serving at the request of the corporation" shall include any service as a director, officer, employee or agent of the corporation which imposes duties on, or involves services by, such director, officer, employee, or agent with respect to an employee benefit plan, its participants or beneficiaries; and a person who acted in good faith and in a manner he reasonably believed to be in the interest of the participants and beneficiaries of an employee benefit plan shall be deemed to have acted in a manner "not opposed to the best interests of the corporation" as referred to in this section.

shall, unless otherwise provided when authorized or ratified, continue as to a person who has ceased to be a director, officer employee or agent and shall inure to the benefit of the heirs, executors and administrators of such a person.

       (k) The Court of Chancery is hereby vested with exclusive jurisdiction to hear and determine all actions for advancement of expenses or indemnification brought under this section or under any bylaw, agreement, vote of stockholders or disinterested directors, or otherwise. The Court of Chancery may summarily determine a corporation's obligation to advance expenses (including attorneys' fees).

       Article NINTH of Charter One's certificate of incorporation further provides as follows:

       NINTH:

                  A. Each person who was or is made a party or is threatened to be made a party to or is otherwise involved in any action, suit or proceeding, whether civil, criminal, administrative or investigative (hereinafter a "proceeding"), by reason of the fact that he or she is or was a director or an officer of the Corporation or is or was serving at the request of the Corporation as a director or officer of another corporation, including, without limitation, any Subsidiary (as defined in Article EIGHTH herein), partnership, joint venture, trust or other enterprise, including service with respect to an employee benefit plan (hereinafter an "indemnitee"), whether the basis of such proceeding is alleged action in an official capacity as a director or officer or in any other capacity while serving as a director or officer, shall be indemnified and held harmless by the Corporation to the fullest extent authorized by the Delaware General Corporation Law, as the same exists or may hereafter be amended (but, in the case of any such amendment, only to the extent that such amendment permits the Corporation to provide broader indemnification rights than such law permitted the Corporation to provide prior to such amendment), against all expense, liability and loss (including attorneys' fees, judgments, fines, ERISA excise taxes or penalties and amounts paid in settlement) reasonably incurred or suffered by such indemnitee in connection therewith; provided, however, that, except as provided in Section C hereof with respect to proceedings to enforce rights to indemnification, the Corporation shall indemnify any such indemnitee in connection with a proceeding (or part thereof) initiated by such indemnitee only if such proceeding (or part thereof) was authorized by the Board of Directors of the Corporation.

                  B. The right to indemnification conferred in Section A of this Article shall include the right to be paid by the Corporation the expenses incurred in defending any such proceeding in advance of its final disposition (hereinafter an "advancement of expenses"); provided, however, that, if the Delaware General Corporation Law requires, an advancement of expenses incurred by an indemnitee in his or her capacity as a director or officer (and not in any other capacity in which service was or is rendered by such indemnitee, including, without limitation, service to an employee benefit plan) shall be made only upon delivery to the Corporation of an undertaking (hereinafter an "undertaking"), by or on behalf of such indemnitee, to repay all amounts so advanced if it shall ultimately be determined by final judicial decision from which there is no further right to appeal (hereinafter a "final adjudication"), that such indemnitee is not entitled to be indemnified for such expenses under this Section or otherwise. The rights to indemnification and to the advancement of expenses conferred in Sections A and B of this Article shall be contract rights and such rights shall continue as to an indemnitee who has ceased to be a director or officer and shall inure to the benefit of the indemnitee's heirs, executors and administrators.

                  C. If a claim under Section A or B of this Article is not paid in full by the Corporation within 60 days after a written claim has been received by the Corporation, except in the case of a claim for an advancement of expenses, in which case the applicable period shall be 20 days, the indemnitee may at any time thereafter bring suit against the Corporation to recover the unpaid amount of the claim. If successful in whole or in part in any such suit, or in a suit brought by the Corporation to recover an advancement of expenses pursuant to the terms of an undertaking, the indemnitee shall also be entitled to be paid the expense of prosecuting or defending such suit. In (1) any suit brought by the indemnitee to enforce a right to indemnification hereunder (but not in a suit brought by the indemnitee to enforce a right to an advancement of expenses) it shall be a defense that, and (2) in any suit by the Corporation to recover an advancement of expenses pursuant to the terms of an undertaking the Corporation shall be entitled to recover such expenses upon a final adjudication that, the indemnitee has not met any applicable standard for indemnification set forth in the Delaware General Corporation Law. Neither the failure of the Corporation (including its Board of Directors, independent legal counsel, or its stockholders) to have made a determination prior to the commencement of such suit that indemnification of the indemnitee is proper in the circumstances because the indemnitee has met the applicable standard of conduct set forth in the Delaware General Corporation Law, nor an actual determination by the Corporation (including its Board of Directors, independent legal counsel, or its stockholders) that the indemnitee has not met such applicable standard of conduct, shall create a presumption that the indemnitee has not met the applicable standard of conduct or, in the case of such a suit brought by the indemnitee, be a defense to such suit. In any suit brought by the indemnitee to enforce a right to indemnification or to an advancement of expenses hereunder, or by the Corporation to recover an advancement of expenses pursuant to the terms of an undertaking, the burden of proving that the indemnitee is not entitled to be indemnified, or to such advancement of expenses, under this Article or otherwise shall be on the Corporation.

                  D. The rights to indemnification and to the advancement of expenses conferred in this Article shall not be exclusive of any other right which any person may have or hereafter acquire under any statute, the Corporation's Certificate of Incorporation, By-laws, agreement, vote of stockholders or Disinterested Directors or otherwise.

                  E. The Corporation may maintain insurance, at its expense, to protect itself and any director, officer, employee or agent of the Corporation or another corporation, partnership, joint venture, trust or other enterprise against any expense, liability or loss, whether or not the Corporation would have the power to indemnify such person against such expense, liability or loss under the Delaware General Corporation Law.

                  F. The Corporation may, to the extent authorized from time to time by a majority vote of the disinterested directors, grant rights to indemnification and to the advancement of expenses to any employee or agent of the Corporation to the fullest extent of the provisions of this Article with respect to the indemnification and advancement of expenses of directors and officers of the Corporation.

       The Company intends to purchase director and officer liability insurance that insures directors and officers against certain liabilities in connection with the performance of their duties as directors and officers, and that provides for payment to the Company of costs incurred by it in indemnifying its directors and officers.

Item 21.  Exhibits and Financial Statement Schedules.

       2 Agreement and Plan of Merger (attached as Appendix A to the Prospectus/Proxy Statement filed as part of this Registration Statement and hereby incorporated by reference).

       3.1 Certificate of Incorporation of Midland Capital Holdings Corporation (attached as Appendix B to the Prospectus/Proxy Statement filed as part of this Registration Statement and hereby incorporated by reference).

       3.2        Bylaws of Midland Capital Holdings Corporation.

       4          Form of Common Stock Certificate.

       5 Opinion of Silver, Freedman & Taff, L.L.P. with respect to the legality of the Common Stock.

       8          Tax Opinion of Cobitz, Vadenberg & Fennessy LLP

       10.1       Midland Federal Savings and Loan  Association's Bank Incentive
                  Plan

       10.2       Midland  Federal  Savings  and Loan  Association's  1993 Stock
                  Option Plan

       10.3       Employment Contract for Paul Zogas

       10.4       Employment Contract for Charles Zogas

       13 1997 Annual Report to Stockholders of Midland Federal Savings and Loan Association (Attached as Appendix D to the Prospectus/Proxy Statement filed as part of this Registration Statement and hereby incorporated by reference).

       21         Subsidiaries of the Registrant.

       23.1       Consent of Silver, Freedman & Taff, L.L.P.

       23.2       Consent of Cobitz, Vadenberg & Fennessy LLP

       24         Power of  Attorney  (included  in Part II of the  Registration
                  Statement).

       99 Form of Proxy to be mailed to stockholders of Midland Federal Savings and Loan Association


Item 22.  Undertakings.

(a)  The undersigned Registrant hereby undertakes:

       (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

                  (i) To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

                  (ii) To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) (ss. 230.424(b) of this chapter) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement;

                  (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

       (2) That for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

       (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

       (b) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at the time shall be deemed to be the initial bona fide offering thereof.

       (c) The undersigned Registrant hereby undertakes as follows: that prior to any public reoffering of the securities registered hereunder through use of a prospectus which is apart of this registration statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the issuer undertakes that such reoffering prospectus will contain the information called for the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other Items of the applicable form.

       (d) The undersigned Registrant undertakes that every prospectus (i) that is filed pursuant to paragraph (c) immediately preceding, or (ii) that purports to meet the requirements of section 10(a)(3) of the Act and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to the registration statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

       (e) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suite or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

       (f) The undersigned Registrant hereby undertakes to respond to requests for information that is incorporated by reference into the prospectus pursuant to Items 4, 10(b), 11, or 13 of this Form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

       (g) The undersigned Registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

                                   SIGNATURES

       Pursuant to the requirements of the Securities Act, the Registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized in the City of Bridgeview, State of Illinois, on June 18, 1998.


                                            MIDLAND CAPITAL HOLDINGS CORPORATION




                                       By:  /s/ Paul M. Zogas
                                            -----------------
                                            Paul M. Zogas
                                            (Duly Authorized Representative)


                                POWER OF ATTORNEY


       KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Paul M. Zogas his or her true and lawful attorney-in-fact and agents, with full power of substitution and re-substitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement, and to file the same, with all exhibits thereto, and all other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorney-in-fact and agents full power and authority to do and perform each and every act and thing requisite and necessary to be done, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent or his substitutes or substitute may lawfully do or cause to be done by virtue hereof.

                                   SIGNATURES

       Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Bridgeview, State of Illinois, on June 18, 1998.

MIDLAND CAPITAL HOLDINGS CORPORATION

By:    /s/ Paul M. Zogas
       -----------------
       Paul M. Zogas
       (Duly Authorized Representative)

       Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature


/s/ Paul M. Zogas                                        Date:  June 18, 1998
-----------------
Paul M. Zogas
Chairman of the Board, President and
  Chief Financial Officer
(Principal Executive and Financial Officer)


/s/ Charles A. Zogas                                     Date:  June 18, 1998
--------------------
Charles A. Zogas
Director, Executive Vice President
 and Secretary


/s/ Richard Taylor                                       Date:  June 18, 1998
------------------
Richard Taylor
Director and Vice President


/s/ Algerd A. Brazis                                     Date:  June 18, 1998
--------------------
Algerd A. Brazis
Director


/s/ Jonas Vaznelis                                       Date:  June 18, 1998
------------------
Jonas Vaznelis
Director


/s/ Michael J. Kukanza                                   Date:  June 18, 1998
----------------------
Michael J. Kukanza
Director

     As filed with the Securities and Exchange Commission on ______ __, 1998

                                                     Registration No. 333-
--------------------------------------------------------------------------------




                       SECURITIES AND EXCHANGE COMMISSION
                              Washington, DC 20549








                                    EXHIBITS

                                       TO

                                    FORM S-4

                                      UNDER

                           THE SECURITIES ACT OF 1933


                               -------------------








                      MIDLAND CAPITAL HOLDINGS CORPORATION
                            8929 South Harlem Avenue
                           Bridgeview, Illinois 60455

--------------------------------------------------------------------------------

                                INDEX TO EXHIBITS


                                                                                               Reference to
                                                                                             Exhibit Number
     Exhibit                                                                                    Attached
     Number                              Description                                              Hereto
     ------                              -----------                                            ---------
        2      Merger Agreement and Plan of Reorganization by and between,                         N/A
               the Company, New Bank and Midland, included as Annex A to
               the accompanying Joint Proxy Statement/Prospectus filed
               herewith.

        3.1    Registrant's Certificate of Incorporation, as currently in effect,                  N/A
               included as Exhibit B to the accompanying Proxy
               Statement/Prospectus filed herewith.

        3.2    Registrant's Bylaws, as currently in effect.                                        3.2

        4      Form of Certificate of Common Stock.                                                4

        5      Opinion and Consent of Silver, Freedman & Taff, L.L.P.                              5

        8      Opinion of Cobitz, VandenBerg & Fennesy LLP                                         8

        10.1   Midland Federal Savings and Loan Association's Bank Incentive
               Plan.                                                                              10.1

        10.2   Midland Federal Savings and Loan Association's 1993 Stock
               Option Plan.                                                                       10.2

        10.3   Employment Contract for Paul Zogas                                                 10.3

        10.4   Employment Contract for Charles Zogas                                              10.4

        13     1997 Annual Report to Stockholders of Midland Federal Savings                       N/A
               and  Loan   Association,   included   at   Exhibit  D  to  the
               accompanying Proxy Statement/Prospectus filed herewith.

        21     Subsidiaries of the Registrant                                                     21

        23.1   Consent of Cobitz, VandenBerg & Fennessy LLP                                       23.1

        23.2   Consent of Silver, Freedman & Taff, L.L.P. (included in Exhibit
               5).                                                                                 N/A


                                INDEX TO EXHIBITS


                                                                                               Referemce to
                                                                                              Exhibit Number
     Exhibit                                                                                     Attached
     Number                              Description                                              Hereto
     ------                              -----------                                            ---------

        24     Power of Attorney (included in Part II of the Registration
               Statement)                                                                          N/A

        99     Form of Proxy Card to be mailed to Stockholders of Midland
               Federal Savings and Loan Association                                                99



                                      II-3